The following is a free translation of the Judicial Reorganization Plan of OAS S.A. – Em Recuperação Judicial, Construtora OAS S.A. – – Em Recuperação Judicial, OAS Investimentos S.A. – Em Recuperação Judicial, OAS Empreendimentos S.A. – Em Recuperação Judicial, SPE Gestão e Exploração de Arenas Multiuso S.A. – Em Recuperação Judicial, OAS Infraestrutura S.A. – Em Recuperação Judicial, OAS Imóveis S.A. – Em Recuperação Judicial, OAS Investments GMBH, OAS Investments Limited and OAS Finance Limited and its Annexes (the “OAS Group”) and the OAS Group disclaims any responsibility for any errors in translation and differences between the official Portuguese version and this translation. The Judicial Reorganization Plan is governed by Brazilian law and, therefore, the Portuguese version prevails in all circumstances. The translation is subject to and is qualified in its entirety by reference to the provisions of the Judicial Reorganization Plan in Portuguese, and in accordance with Brazilian law, in the event of any discrepancy between the English and Portuguese versions of the Judicial Reorganization Plan, the Portuguese version will control. The OAS Group does not have legal or contractual obligation to provide or update the English version of the Reorganization Plan and its Annexes. Creditors may obtain copies of the Portuguese version of the Judicial Reorganization Plan and related information at http://www.oas.com.br/oas-com/noticias/credores-aprovam-plano-de-recuperacao-da-oas.htm or from the Clerk of the Bankrupty Court (as defined herein). Creditors of the OAS Group are deemed to have notice of the provisions of the Portuguese version of the Judicial Reorganization Plan, and are entitled to the benefits of, and will be bound by the provisions of, the Portuguese version of the Judicial Reorganization Plan exclusively.

JOINT COURT-SUPERVISED REORGANIZATION PLAN OF

OAS S.A. – EM RECUPERAÇÃO JUDICIAL, CONSTRUTORA OAS S.A. – EM RECUPERAÇÃO JUDICIAL, OAS INVESTIMENTOS S.A. – EM RECUPERAÇÃO JUDICIAL, OAS INFRAESTRUTURA S.A. – EM RECUPERAÇÃO JUDICIAL, OAS EMPREENDIMENTOS S.A. – EM RECUPERAÇÃO JUDICIAL, OAS IMÓVEIS S.A. – EM RECUPERAÇÃO JUDICIAL, SPE GESTÃO E EXPLORAÇÃO DE ARENAS MULTIUSO S.A. – EM RECUPERAÇÃO JUDICIAL, OAS INVESTMENTS LIMITED, OAS FINANCE LIMITED, OAS INVESTMENTS GMBH

OAS S.A. – EM RECUPERAÇÃO JUDICIAL, a corporation with registered offices at Av. Angélica, nº 2.330/2.346/2.364, 9th floor, suite 904, Consolação, in the city of São Paulo, State of São Paulo, enrolled as a Taxpayer under CNPJ/MF No. 14.811.848/0001-05 (“OAS”); CONSTRUTORA OAS S.A. – EM RECUPERAÇÃO JUDICIAL, a corporation with registered offices at Av. Angélica, nº 2.330/2.346/2.364, 7th floor, suite 720, Consolação, in the city of São Paulo, State of São Paulo, enrolled as a Taxpayer under CNPJ/MF No. 14.310.577/0001-04 (“COAS”); OAS INVESTIMENTOS S.A. – EM RECUPERAÇÃO JUDICIAL, a corporation with registered offices at Av. Angélica, nº 2.220, 10th floor, suite 101,

Consolação, in the city of São Paulo, State of São Paulo, enrolled as a Taxpayer under CNPJ/MF No. 07.584.023/0001-30 (“OASI”); OAS EMPREENDIMENTOS S.A. – EM RECUPERAÇÃO JUDICIAL, a corporation with registered offices at Av. Angélica, nº 2.220, 7th floor, Consolação, in the city of São Paulo, State of São Paulo, enrolled as a Taxpayer under CNPJ/MF No. 06.324.922/0001-30 (“OASE”); SPE GESTÃO E EXPLORAÇÃO DE ARENAS MULTIUSO S.A. – EM RECUPERAÇÃO JUDICIAL, a corporation with registered offices at Av. Angélica, nº 2.220, 4th floor, suite 43, Consolação, in the city of São Paulo, State of São Paulo, enrolled as a Taxpayer under CNPJ/MF No. 17.316.830/0001-25 (“SPE Gestão”); OAS INFRAESTRUTURA S.A. – EM RECUPERAÇÃO JUDICIAL, a corporation with registered offices at Av. Angélica, nº 2.330/2.346/2.364, 9th floor, suite 908, Consolação, in the city of São Paulo, State of São Paulo, enrolled as a Taxpayer under CNPJ/MF No, 11.780.712/0001-97 (“OAS Infra”); OAS IMÓVEIS S.A. – EM RECUPERAÇÃO JUDICIAL, a corporation with registered offices at Av. Luís Vianna Filho, s/n., Loteamento Alphaville Salvador, 01, in the city of Salvador, State of Bahia, enrolled as a Taxpayer under CNPJ/MF No. 09.557.461/0001-34 (“OAS Imóveis”); OAS INVESTMENTS GMBH, a corporation organized and existing under the laws of Austria, with registered offices at Wiener Neustadt, Fischhof 3/6, 1010, in the city of Vienna, registered under company No. FN 386381 (“OAS GmbH”); OAS INVESTMENTS LIMITED, a corporation organized and existing under the laws of the British Virgin Islands, with registered offices at Trident Chambers, P.O. Box 146, Road Town, Tortola, registered under company No. 1503490 (“OAS Limited”); and OAS FINANCE LIMITED, a company organized and existing under the laws of the British Virgin Islands, with registered offices at Trident Chambers, P.O. Box 146, Road Town, Tortola, enrolled under company No. 1766299 (“OAS Finance”), collectively called “Debtors” or “OAS Group”:

WHEREAS:

(i)           The OAS Group is a business conglomerate acting in the segment of heavy civil construction, infrastructure and real estate developments, comprising several entities under common (direct or indirect) control of OAS, with activities performed in numerous locations across the Brazilian territory and in 18 other countries, being one of the largest Brazilian corporations in its operational segment and having reported, in 2014, a revenue of R$ 7.7 billion and having approximately 100,000 direct and indirect employees (figures of the second half of 2015);

(ii)           The OAS Group emerged from the exploitation of the civil construction activity (“Engineering & Construction Division”), performed by COAS, which focuses on large-size engineer and construction (highways, subways, bridges, viaducts, hydroelectric plants, etc.), in which it accumulated broad experience and developed sophisticated technology, at the point to becoming one of the largest and better qualified companies of the segment in Brazil and worldwide;

(iii)           Expansion of the OAS Group was marked: (a) by the investment in infrastructure businesses (i.e., concessions for subways, for airport services, for highways, for water and sewage services, oil & gas industry, sports arenas, etc.), distributed among entities under the common control of OASI (“Investment Division”); and (b) by the investment in real estate developments, (i.e., residential and commercial buildings), developed by OASE (“Real Estate Division”), this latter also under the control of OAS Investimentos;

(iv)           For purposes of exercise of its activities and aiming at the growth of the company, the OAS Group structured itself to raise funds in the Brazilian and foreign financial market by means of entering into bank financings, bank surety, performance bonds and issuance of debt securities in the local market (Debentures) and in the international market (Bonds). For the purpose of issuing debt securities in the international market, the OAS Group constituted the Foreign Entities;

(v)           Entities forming the OAS Group act under the common direction and control of OAS, coordinating their activities and benefiting from financial, administrative and operational synergies, with a view to increasing efficiency and maximizing the results of its activities. For such purposes, certain agreements were executed between the several entities integrating the OAS Group (intercompany agreements), and joint and reciprocal guarantees were granted, and joint liability was assumed, for the raising of funds under financing arrangements. Accordingly, for instance, Bonds issued by Foreign Entities are jointly secured by OAS, COAS and OASI;

(vi)           Notwithstanding the unitary direction of the OAS Group and of the contractual relations existing between the several entities of the group, performance of its activities is carried out individually by each company with due regard to its legal personality as well as its organizational and equity autonomy. Therefore, in the negotiations of the OAS Group with its creditors for the execution of the relevant agreements, due regard was given to the allocation of the proceeds, the equity of the debtor entities, their activities, the collateral granted and priority position of the Claim vis-à-vis the aggregate of debts, taking into account the risk assessed by each creditor upon extending credit to each company of the OAS Group;

(vii)           In view of the financial distress faced by the OAS Group, on March 31, 2015, a joint court-supervised reorganization request was filed and assigned Case No. 1030812-77.2015.8.26.0100, currently pending at the 1st Bankruptcy and Court-Supervised Reorganization Court of the Judicial District of São Paulo, State of São Paulo (“Court-

Supervised Reorganization”), with a view to allowing the recovery and preservation of companies of the OAS Group;

(viii)           In a decision rendered by the 2nd Reserved Chamber of Business Law of the Court of Appeals of the State of São Paulo, upon judging Interlocutory Appeals Nos. 2084295-14.2015.8.26.0000, 2084379-15.2015.8.26.0000, 2094959-07.2015.8.26.0000 and 2094999-86.2015.8.26.0000, prosecution of the Court-Supervised Reorganization under a joinder of plaintiffs (litisconsórcio ativo) and the possibility of submitting a single court-supervised reorganization plan was recognized, on account of the characteristics of the OAS Group (“Joinder of Plaintiffs Decision”);

(ix)           On June 19, 2015, the OAS Group, in compliance with article 53 of Law No. 11,101/2005 (“Bankruptcy Law”), timely submitted the reorganization plan to the appreciation of the creditors. Since then, negotiations have been entertained with creditors, justifying the submission of this amendment to the reorganization plan, which introduces modifications and amendments in that previously filed, resulting from such negotiations with creditors (the amended plan, as hereby presented, is hereafter referred to simply as the “Plan”);

(x)           Given the characteristics of the OAS Group previously referred to (items (i) to (vi) above) and the grounds described in the Joinder of Plaintiffs Decision, the Plan is submitted in a unitary form to the meeting of creditors, and affords a specific treatment for each of the different categories of creditors of the OAS Group;

(xi)           In compliance with the decision rendered by the 2nd Reserved Chamber Business Law of the Court of Appeals of the State of São Paulo, upon judging the Interlocutory Appeal No. 2041803-07.2015.8.26.0000, the Plan adopts the assumption that the merger of OASI into OAS, resolved on December 26, 2014, was not implemented and therefore produced no legal effects;

(xii)           Submission of a unitary Plan providing for specific treatment for the different types of creditors is necessary to assure the reorganization and preservation of the OAS Group in view of the need for coordinated and joint solutions for the entities composing the group; to achieve such a goal, it would not be feasible to implement segmented and uncoordinated solutions for the indebtedness of each of the entities composing the OAS Group, particularly in cases where the claims are secured by cross guarantees from one or more companies of the OAS Group and needs to be settled taking into account such characteristic;

(xiii)           Granting of a specific treatment, taking into account the different categories of Creditors adopted by the Plan, respects objective criteria.  Among the criteria adopted for the definition of the manner of grouping of Creditors, we highlight the following:  (a) nature of claims and homogeneity of interests (e.g., suppliers and financial creditors); (b) rights obtained upon negotiation of the claims and entities liable for their payment (e.g., grant of collateral, suretyship, assumption of joint liability); (c) security and seniority of the Claim held by each group of Creditors; (d) equity of debtor companies; (e) relative position of the claim in the order or priority for payment purposes in the event of bankruptcy; and (f) currency and payment conditions (e.g., interests, financial charges, term);

Debtors hereby present the present amendment to the reorganization plan, aiming at assuring implementation of the reorganization of the OAS Group and, consequently, the preservation and continuity of the company, in compliance with the principle set forth in article 47 of Bankruptcy Law.

1.           Definitions and Rules of Interpretation

1.1.           Definitions. Whenever used in this Plan, capitalized terms and expressions shall have the meanings ascribed to them in this Clause 1st. Such defined terms shall be used, as appropriate and applicable, either in singular or plural form, in masculine or feminine gender, as a reference to one or more entities of the OAS Group, but without thereby losing the meaning ascribed to them.

1.1.1.
“Shareholders”: Are the direct and indirect shareholders of OAS, including the holding companies CMP Participações Ltda. and LP Participações Ltda., and their (direct and indirect) shareholders, including the natural persons who are the ultimate (direct or indirect) shareholders of OAS and their successors under any account.

1.1.2.	“Available Cash”: Has the meaning set forth in Clause 4.4.2 of this Plan.

1.1.3.	“Election Instruments”: Has the meaning set forth in Clause 4.4.2 of this Plan.

1.1.4.	“Entitlement Value”: Has the meaning set forth in Clause 4.4.3 of this Plan.

1.1.5.	“Confidentiality Agreement”: Is the confidentiality instrument to be executed by all entities, other than the SPV and Brookfield, willing to participate in the competitive process for the Judicial Sale of assets, as described in Clause 7.3 below. Confidentiality Agreements shall comply with the form attached to this Plan and, consequently, no information and/or document shall be provided thereunder by the OAS Group to the relevant interested party if the latter fails to enter into a Confidentiality Agreement as provided for herein (Exhibit 1.1.2).

1.1.6.
“Credit Bid Claims”: Means the Claims to be used by the SPV as consideration to pay the Minimum Purchase Price in case the SPV Automatic Bid is the winner of the Judicial Sale of the UPI Invepar which are the FI-FGTS Claim - 4th Issuance of the Debentures and the Group 2 Financial Creditors - Credit BID Claims corresponding to R$ 1,350,000,000,00 (one billion, three hundred and fifty million reais) in the aggregate.

1.1.7.
“Group 2 Financial Creditors - Credit BID Claims”: Is the portion of the Group 2 Financial Claims, corresponding to the result of (i) the Minimum Purchase Price minus (ii) the FI-FGTS Claim – 4th Issuance Debentures accrued until February 29, 2016, to be proportionally distributed among the holdings of the Group 2 Financial Creditors, and which will be used as consideration to pay the Minimum Purchase Price in case the SPV Automatic Bid is the winner of the Judicial Sale of the UPI Invepar, in accordance with Clauses 5 and 7.3.13.2 of this Plan.

1.1.8.
“Group 2 Election”: Is the election made by each of the Group 2 Financial Creditors to receive the payment of their respective Group 2 Financial Claims pursuant to Option 1 or Option 2 in consideration of the Election Instruments, in accordance with Clause 4.4.4 of this Plan.

1.1.9.	“Option 1 – Notes”: Has the meaning set forth in Clause 4.4.4(i) of this Plan.

1.1.10.	“Option 2 – Cash”: Has the meaning set forth in Clause 4.4.4(ii) of this Plan.

1.1.11.
“Arena POA Shares”: Means, collectively, the 645,579,737 (six hundred, forty-five million, five hundred, seventy-nine thousand, seven hundred and thirty-seven) common shares issued by Arena Porto-Alegrense S.A., held by SPE Gestão.

1.1.12.
“Invepar Shares”: Means, collectively, the 35,764,281 (thirty-five million, seven hundred, sixty-four thousand, two hundred and eighty-one) common shares and 69,117,379 (sixty-nine million, one hundred and seventeen thousand, three hundred and seventy-nine) preferred shares issued by Invepar, and held by OAS Infra and one (1) common share held by COAS that together represent approximately 24.44% of Invepar’s capital stock, held by OAS Infra and by COAS.

1.1.13.
“Invepar Shareholders”: Are, besides OAS Infra and COAS, (i) the Fundação Petrobrás de Seguridade Social – Petros; (ii) the Fundação dos Economiários Federais – FUNCEF; and (iii) the BB Carteira Livre I Fundo de Investimentos em Ações..

1.1.14.
“Minimum Invepar Purchase Price”: Means the minimum price to acquire the UPI Invepar in the Judicial Sale, corresponding to R$ 1.350.000.000,00 (one billion, three hundred and fifty million Reais), payable in cash, credits or otherwise R$ 1.350.000.000,00 (one billion, three hundred and fifty million Reais), in accordance with Clause 7.3.10 of this Plan.

1.1.15.
“O&G Shares”: Means, collectively, the 4,643,884 (four million, six hundred, forty-three thousand, eight hundred and eighty-four) common shares, 198,539 (one hundred and ninety-eight thousand, five hundred and thirty-nine) Class A preferred shares and 3,228,283 (three million, two hundred, twenty-eight thousand, two hundred and eighty-three) Class B preferred shares, representing 61% of the capital stock of OAS Óleo e Gás S.A., a corporation duly organized and validly existing under the laws of the Federative Republic of Brazil, with registered offices at Praia de Botafogo 440, 16th floor, suite 1601, Botafogo, in the City of Rio de Janeiro, State of Rio de Janeiro, Brazil, ZIP Code 22250-040, enrolled as a Taxpayer under CNPJ/MF No. 11.866.604/0001-31, shares which are owned by OASI.

1.1.16.
“Offshore SPVs”: Means the one or more vehicles to be created in accordance with and by operation of this Plan by certain Group 2 Financial Creditors and incorporated offshore pursuant to a resolution ratified solely by the Group 2 Financial Creditors in attendance of a specific Meeting Restricted to Eligible Creditors. The Offshore SPVs may be used to implement the required steps to effectuate the payment of the Minimum Purchase Price, in case the SPV Automatic Bid is the winner of the Judicial Sale of the UPI Invepar, in accordance with Clauses 5 and 7.3.13.2 of this Plan.

1.1.17.
“ROFR”: Means the right of first refusal of the Invepar Shareholders to acquire the Invepar Shares, pursuant to an existing Shareholders Agreement of Invepar executed by and between the Invepar Shareholders.

1.1.18.
“Soluções Ambientais Shares”: Means, collectively, the 53,376,381 (fifty-three million, three hundred, seventy-six thousand, three hundred and eighty-one) common shares and 53.376.381 (fifty-three million, three hundred, seventy-six thousand, three hundred and eighty-one) preferred shares issued by OAS Soluções Ambientais S.A., a corporation duly organized and validly existing under the laws of the Federative Republic of Brazil, with registered offices at Avenida Angélica 2220, 4th floor, suite 41, Consolação, in the City of São Paulo, State of São Paulo, Brazil, ZIP Code 01228-200, enrolled as a Taxpayer under CNPJ/MF No. 11.867.422/0001-85, shares which are held by OASI.

1.1.19.
“SPV”: Means the legal entity, incorporated by certain Group 2 Financial Creditors in Brazil and pursuant to article 50, XVI of the Bankruptcy Law and other applicable provisions, that will receive the Credit Bid Claims or the Debentures 476 SPV, or other equivalent instrument or securities from the FI-FGTS, the Group 2 Financial Creditors and/or the Offshore SPVs, as applicable, to adjudicate the UPI Invepar and receive the ownership of the Invepar Shares in case the SPV Bid is the winner of the Judicial Sale pursuant to the SPV Winner Order, in accordance with Clauses 5 and 7.3.13.2 of this Plan. The SPV will take the form of a Fundo de Investimento em Participações - FIP, unless the Group 2 Financial Creditors in a specific Meeting Restricted to Eligible Creditors determine and resolve otherwise.

1.1.20.
“SPV Automatic BID”: Is the bid automatically made by the SPV, by operation of the Approval of this Plan without any further action by the SPV, to acquire the UPI Invepar in the Judicial Sale Process, for the Minimum Purchase Price, in accordance with Clause 7.3.3 of this Plan.

1.1.21.
“SPV Debentures 476”: Are the debentures to be issued by OAS Infra pursuant to CVM Ruling 476/09 and convertible into 100% (one hundred per cent) of the equity of OAS Infra, in an amount equivalent to the

Credit Bid Claims or other equivalent instrument or securities as decided by FI-FGTS in respect to its own instrument or by the Group 2 Financial Creditors in a Restricted Creditors Meeting in respect to its own instrument. For the purposes of this Plan, OAS Infra will issue 2 (two) separate SPV Debentures 476 and deliver it respectively to (i) FI-FGTS, in consideration of the FI-FGTS Claims – 4th Issuance of Debentures, to be secured by a fiduciary lien or pledge over the Invepar Shares currently pledged to secure the FI-FGTS Claims – 4th Issuance of Debentures; and (ii) OAS Offshore Vehicle or the Offshore SPVs, in consideration of the Group 2 Financial Creditors - Credit BID Claims, which shall be secured by the fiduciary lien of all unencumbered Invepar Shares, pursuant to formal instructions provided in writing by Group 2 Financial Creditors, in accordance with Clause 5 of this Plan. The fiduciary lien will be perfected and effected only if the SPV Automatic Bid is considered the winner as set forth in Clause 7.3.13.2.

1.1.22.
“SPV Winner Order”: Is the order rendered by the Bankruptcy Court declaring the SPV Automatic Bid the winner of the Judicial Sale of the UPI Invepar, free and clear of any of OAS Group’s obligations and liabilities, pursuant to article 60 of the Bankruptcy Law, in accordance with Clauses 7.3.13, 7.3.13.1, 7.3.13.2, and 7.3.13.3 of this Plan.

1.1.23.
“Judicial Administrator”: Means Alvarez & Marsal Consultoria Empresária do Brasil, enrolled as a Taxpayer under CNPJ/MF No. 07.016.138/0001-28, with registered offices at Rua Surubim, 577, 9th floor, suite 92, Brooklin Novo, ZIP Code 04571-050, in the City and State of São Paulo, or whomever may come to substitute it.

1.1.24.
“Collateral Agent”: Means the collateral agent to be engaged by the OAS Group, at its own expenses, to be previously approved by Eligible Creditors in a Meeting Restricted to Eligible Creditors, who shall represent the relevant Creditors in all acts related to the constitution, management, replacement, release and foreclosure of the Senior Notes Collateral referred to in the Senior Notes Collateral Sharing Agreement. All decisions related to the constitution, management, replacement, release and foreclosure of the collateral shall be subject to the terms and conditions of the Collateral Sharing Agreement

1.1.25.	“Monitoring Agent”: Means FTI Consultoria Ltda., enrolled as a Taxpayer under No. 07.174.869/0001-00, with registered offices at Rua Tabapuã,

474, 8th floor, Itaim Bibi, ZIP Code 04533-001, in the City and State of São Paulo, in order to supervise compliance with the Plan and implementation of the recovery mechanisms, as per the provisions of Clause 8 of this Plan.

1.1.26.
“Paying Agent”:  Means the financial institution or any other entity that shall be engaged by the OAS Group subject to having been previously approved by the Eligible Creditors in a Meeting Restricted to Eligible Creditors to effect payments of the installments due to Group 2 Financial Creditors under this Plan, as applicable.

1.1.27.
“Notes Paying Agent”: Means the financial institution or any other entity that shall be engaged by the OAS Group to effect payments under the Notes, subject to having been previously approved by the Eligible Creditors in a Meeting Restricted to Eligible Creditors.

1.1.28.
“Notes Trustee”: Means the financial institution or any other entity that shall be engaged by the OAS Group as the Note trustee, subject to having been previously approved by the Eligible Creditors in a Meeting Restricted to Eligible Creditors. The Notes Trustee may act as the Notes Paying Agent.

1.1.29.	“Sale of Asset”: Means the disposal of non-current assets that do not qualify as IPU, or that are owned by companies controlled by Debtors, pursuant to Clause 7.1.

1.1.30.
“Judicial Sale”: Means the procedure set forth in Clause 7 to be conducted within the scope of the Court-Supervised Reorganization for the judicial sale of: (i) Real Estate IPU, (ii) Invepar IPU, (iii) O&G IPU, (iv) Soluções Ambientais IPU, and (v) Arena POA IPU, as applicable, pursuant to Articles 60 and 142 of the Bankruptcy Law.

1.1.31.	“Anniversary”: Means the date corresponding to the 365th day after the Judicial Confirmation of the Plan.

1.1.32.
“FUNCEF Contribution”: Means the contribution of funds in the historical value of R$ 200,000,000 (two hundred million reais) to be made by FUNCEF resulting from partial compliance with the obligations agreed under the “Instrumento Particular de Compromisso de Investimento para

Subscrição e Integralização de Quotas do Fundo de Investimento em Participação OAS Empreendimentos”, entered into on January 31, 2014, by means of which FUNCEF undertook to subscribe for and pay in 84,473.36851167 units of Fundo de Investimentos em Participações OAS Empreendimentos, for the historic amount of R$ 400,000,000.00 (four hundred million reais). For purposes of this Plan, the FUNCEF Contribution shall be interpreted as the value that OASE comes to receive from Fundo de Investimentos em Participações OAS Empreendimentos.

1.1.33.	“Approval of the Plan”: Means the approval of this Plan by the Bankruptcy Creditors’ Meeting convened for the purpose of resolving on the Plan, pursuant to Article 45 of the Bankruptcy Law.

1.1.34.
“Arena do Grêmio”: Means the multi-use arena located in the City of Porto Alegre, State of Rio Grande do Sul, built on the Arena Real Estate properties, which rights of management and operation are part of the assets of Arena POA.

1.1.35.
“Arena POA”: Means Arena Porto-Alegrense S.A., a corporation duly organized under the laws of the Federative Republic of Brazil, with registered offices at Avenida Padre Leopoldo Brentano nº 110, Bairro Humaitá, in the City of Porto Alegre, State of Rio Grande do Sul, enrolled as a Taxpayer under CNPJ/MF No. 10.938.980/0001-21.

1.1.36.	“Creditors’ Meeting”: Means any general meeting of creditors held in accordance with Chapter II, Section IV of the Bankruptcy Law.

1.1.37.
“OASI Assets”: Means, collectively, (i) the O&G Shares; (ii) the Soluções Ambientais Shares; and (iii) all of the shares issued by the entities controlled by OAS Soluções Ambientais S.A., notably SAMAR – Soluções Ambientais de Araçatuba S.A. and SAGUA – Soluções Ambientais de Guarulhos S.A.

1.1.38.
“Bondholders”: Means, as applicable, Creditors holding 2019 Bonds, Creditors holding 2021 Bonds and Creditors holding Perpetual Bonds, whether or not represented by the trustee under their relevant Bond Indentures of the Bondholders Decision.

1.1.39.	“Bonds”: Means, as applicable, the 2019 Bonds, the 2021 Bonds and the Perpetual Bonds.

1.1.40.
“2019 Bonds”: Means bonds in the aggregate principal amount of US$875,000,000 (eight hundred, seventy-five million US dollars) maturing in 2019, issued by OAS GmbH and fully secured by OAS, OASI and COAS, pursuant to the relevant Bond Indenture.

1.1.41.
“2021 Bonds”: Means bonds in the aggregate principal amount of US$400,000,000 (four hundred million US dollars) maturing in 2021, issued by OAS Finance and fully secured by OAS, OASI and COAS, pursuant to the relevant Bond Indenture.

1.1.42.
“Perpetual Bonds”: Means bonds in the aggregate principal amount of US$500,000,000 (five hundred million US dollars) issued by OAS Finance and fully secured by OAS, OASI and COAS, pursuant to the relevant Bonds Indenture.

1.1.43.	“Timely Payment Bonus”: Means the performance credit mentioned in Exhibit 1.1.26.

1.1.44.	“Subscription Warrants”: Means the subscription warrants to be issued pursuant to Clause 3.1.9 and Exhibit 027 among the OAS/COAS Aggregate Financial Creditor pro rata to their respective Claims.

1.1.45.
“Warrant Agreement”: Means the agreement setting forth the terms and conditions of the Subsription Warrants to be entered into on the Closing Date, in form and substance acceptable to the Eligible Creditors comprised of the Group 2 Financial Creditors in a Meeting Restricted to Eligible Creditors.

1.1.46.
“Brookfield”: Means Bromine LLC, a limited liability company organized under the laws of the State of Delaware, with registered office at 2711 Centerville Road, Suite 400, Wilmington, Delaware, 19808, United States of America, whose obligations under the Brookfield Proposal for Invepar Purchase and Sale Agreement are guaranteed by Brookfield Infrastructure Partners LLP.

1.1.47.	“COAS”: Has the meaning ascribed in the Preamble to this Plan.

1.1.48.
“General Conditions for the Issuance and Allocation of the Notes”: Means the conditions to be observed, as applicable, for purposes of issuance and allocation of the Notes, subject to the rules established in Exhibits 1.1.121, 1.1.122, 1.1.123, 1.1.124, 1.1.125 and 1.1.126: (i) all of the relevant indentures shall contain the terms and conditions set forth by the aforementioned Exhibits, and such other terms and conditions satisfactory to the Eligible Creditors in a Meeting Restricted to Eligible Creditors and to the OAS Group, and the final wording thereof shall be approved by such Financial Creditors in a Meeting Restricted to Eligible Creditors; and (ii) the Notes will be held in treasury, and the amounts relating to such payment shall be deposited and kept in a bank account specifically created for this purpose, which will be supervised and monitored by the Notes Trustee, on terms to be defined in the indenture of the Notes, until the Closing Date.

1.1.49.
“Conditions Precedent to the Delivery of the Notes”: Means the conditions precedent to the delivery of the Notes, which shall be verified or formally waived by Eligible Creditors in a Meeting Restricted to Eligible Creditors, except for the condition contained in this Clause 1.1.49(x) and (xi) which cannot be waived: (i) Approval of the Plan; (ii) the Judicial Confirmation of the Plan shall have occurred without any reservation, amendment, modification,or disclaimer that would directly or indirectly impact the rights of the Bankruptcy Creditors, individually or collectively, provided that (ii.a) no appeal is filed against the decision of Judicial Confirmation of the Plan (Article 58 of the Bankruptcy Law) to which a staying effect shall have been granted or, in the event a stay shall have been granted, the decision granting the stay shall have been overturned by another decision by one single judge or a group of judges; or (ii.b) there shall be no court or administrative action requesting and receiving a preliminary injunction, injunctive relief and/or any similar measure or order having the effect of suspending or rendering unfeasible the Judicial Confirmation of the Plan and/or the implementation, in whole or in part, of this Plan, and in the event such injunction, injunctive relief and/or any similar measure or order shall have being granted, the relevant decision shall have been overturned by the authority with jurisdiction; (iii) all of the General Conditions for Issuance and Allocation of the Notes have been satisfied; (iv) the Company shall have paid all of the fees and expenses of the relevant Indenture Trustee for all of the Bond Indentures and the relevant Indenture Trustee has released any charging lien it may have under the

Bond Indentures or applicable law; (v) there shall not have occurred any violation of any obligation assumed by the OAS Group under or as a result of the Plan; (vi) the Monitoring Agent shall have been appointed and approved, and the relevant service rendering agreement with the OAS Group shall have been executed; (vii) perfection of the Senior Notes Collateral, which shall be valid and enforceable; (viii) the Senior Notes Collateral Sharing Agreement shall have been executed by all parties and be valid and in full force; (ix) either (ix)(a) if the SPV is not the purchaser of the Invepar Shares after the Judicial Sale of the Invepar IPU, (a1) the Judicial Sale of the Invepar IPU, with the actual payment of the price by the relevant purchaser for not less than the Minimum Invepar Purchase Price in the amount R$1,350,000,000 in cash, in the manner provided for in Clause 7.3 of this Plan; (a2) the Invepar Proceeds deposited in the OASI Escrow Account shall be no less than the Minimum Cash Payment – Group 2 Financial Creditors; and (a3) the payment of the Invepar Proceeds to Group 2 Financial Creditors has occurred; or (ix)(b) if the SPV is the purchaser of the Invepar Shares after the Judicial Sale of the Invepar IPU, entry of the SPV Winner Order by the Reorganization Court confirming such outcome and confirming that the transfer of the Invepar Shares to the SPV is free and clear of all liabilities of the OAS Group, pursuant to article 60 of the Bankruptcy Law; (x) the Execution by the OAS Group and the plaintiffs and other note holders of an agreement to extinguish all lawsuits listed in Exhibit 11.3.2 and to forbear from others (the “Litigation Settlement”); (xi) the OAS Group has fulfilled all of the obligations agreed to in the Litigation Settlement; and (xii) the documents provided for in Clauses 1.1.44, 1.1.45, 1.1.53, 1.1.131, 1.1.132, 1.1.133, 1.1.134, 1.1.135, 1.1.136, 1.1.137, 1.1.138, 3.1.3, 3.1.4, 3.1.6, 3.1.7, 3.1.8, 3.1.11, 5.3, and 14.2 that require the approval of the Eligible Creditor pursuant to this Plan, shall have been approved by the Eligible Creditors in a Meeting Restricted to Eligible Creditors, as provided in this Plan.

1.1.50.	“Termination Events”: Means the termination events of this Plan, as described in Clause 13.

1.1.51.
“OASI Assets Escrow Account”: Means the bank account to be established by OASI or by the entity succeeding the same, in which the OASI Assets Proceeds, the OASI Assets Free Proceeds existing until the Closing Date, and the Invepar Proceeds, shall be deposited.

1.1.52.
“4th Issuance Debenture Escrow Account”: Means the bank account to be established by OASI or by the entity succeeding the same, in which proceeds from the Judicial Sale of the Invepar IPU shall be deposited in order to pay the FI-FGTS Claim – 4th Issuance Debentures, up to the full payment of the FI-FGTS Claim – 4th Issuance Debentures.

1.1.53.
“Senior Notes Collateral Sharing Agreement”: Means the instrument to be entered into on the Closing Date in connection with the issuance of the Senior Notes in USD and the OAS Senior Notes in Reais as contemplated by the terms and conditions set forth in Exhibits 1.1.121 and 1.1.122 and acceptable in form and substance to the Eligible Creditors comprised of the Group 1 Financial Creditors and the Group 2 Financial Creditors, voting together, in a Meeting Restricted to Eligible Creditors, between (i) the Collateral Agent and (ii) the trustees of the Senior Notes in USD and the OAS Senior Notes in Reais; and (iii) OAS Group, which shall (x) provide for the sharing of the Senior Notes Collateral, (y) establish the rights and priorities of the holders of the Senior Notes in USD and the OAS Senior Notes in Reais, and (z) provide that the Senior Notes in USD and the OAS Senior Notes in Reais will be secured on a pari passu basis by the Senior Notes Collateral and shall vote as one class on all matters accordingly.

1.1.54.
“Invepar Purchase and Sale Agreement”: Means the instrument to be entered into by and between the winner of the Judicial Sale of UPI Invepar and OASI and/or OAS Infra, and/or OAS (or any entity succeeding it), which shall be either (i) to the extent Brookfield is the winner of the Invepar Sale or exercises its Right to Top and the Invepar Shareholders have not exercised their ROFR, the Brookfield Proposal for the Invepar Purchase and Sale Agreement; or (ii) to the extent another party is the winner of the Judicial Sale of UPI Invepar and the Invepar Shareholders have not exercised their ROFR, the agreement in substantially the form attached (Exhibit 1.1.37), which agreement contains terms in substantially the same form and conditions of the Brookfield Proposal for the Invepar Purchase and Sale Agreement.  For the avoidance of doubt, the Brookfield Proposal for the Invepar Purchase and Sale Agreement shall be deemed to constitute the Invepar Purchase and Sale Agreement after the occurrence of the events specified in Clause 7.3.13.

1.1.55.	“FI-FGTS Claim – O&G Agreement”: Means the Secured Claim resulting from the Shareholders’ Agreement executed on December 17, 2013 by and between OASI and FI-FGTS, under which OASI constituted in favor of FI-FGTS a first priority pledge in the O&G Shares as collateral to the compensatory fine provided for in clause 25 of that instrument.

1.1.56.
“FI-FGTS Claim – 4th Issuance Debentures”: Means the Secured Claim resulting from the subscription and payment of debentures issued by OAS pursuant to the “Instrumento Particular de Escritura da 4ª Emissão de Debêntures Simples, Não Conversíveis em Ações, em Série Única, para Distribuição Privada, da Espécie com Garantia Real e com Garantia Adicional Fidejussória, da OAS S.A.” dated January 6, 2012, secured, among others, by a first priority pledge of 8,531,973 (eight million, five hundred thirty-one thousand, nine hundred, seventy-three) common shares and 17,063,946 (seventeen million, sixty-three thousand, nine hundred forty-six) preferred shares issued by Invepar (the “FI-FGTS Invepar Shares”) in favor of fiduciary agent BRL Trust Distribuidora de Títulos de Valores Mobiliários S.A. (“BRL Trust”). For purposes of calculation of the credit amount, if (i) the SPV is not the purchaser of the Invepar Shares, the FI-FGTS Claim – 4th Issuance Debenture shall be the accrued value of the claim as of the Closing Date; or if (ii) the SPV is the purchaser of the Invepar Shares, the FI-FGTS Claim – 4th Issuance Debenture shall be the accrued value of the claim as of February 29, 2016.

1.1.57.	“Group 2 Invepar Shares”: Means the Invepar Shares excluding the FI-FGTS Invepar Shares.

1.1.58.
“Claims”: Means claims and affirmative covenants and obligations (prestações de fazer), whether actual or contingent, liquidated or non-liquidated, whether or not the subject of a pending lawsuit/arbitration, the respective contracts, obligations and/or origin of which were entered into, made or took place prior to the Date of Filing, whether or not appearing in the List of Creditors of the Judicial Administrator, whether or not subject to the effects of the Plan.

1.1.59.
“Secured Claims”: Means claims collateralized by a security interest (v.g., pledge and mortgage) ) which, according to the Creditor’s List, are limited to the FI-FGTS Claim – O&G Agreement and the FI-FGTS Claim – 4th Issuance Debentures.

1.1.60.
“Bankruptcy Claims”: Means Claims subject to the Court-Supervised Reorganization and that may, therefore, be modified by this Plan, pursuant to the Bankruptcy Law. For the purposes of this Plan, Bankruptcy Claims correspond to the Claims excluding the Claims not Subject to the Judicial Reorganization.

1.1.61.
“Suppliers’ Claims”: Means Unsecured Claims, denominated in Brazilian currency or in foreign currency, resulting from product and service supply relationships necessary to the development of the activities of the OAS Group entered into until the Date of Filing, which shall be restructured pursuant to Clauses 4.7 or 4.8 of this Plan, as applicable (Exhibit 043(a) and 043(b)). For the purposes of this Plan, Claims held by Financial Creditors, including insurers and reinsurers, are not considered Suppliers’ Claims.

1.1.62.	“Eligible Claims”: Means Bankruptcy Claims held by Eligible Creditors, as applicable.

1.1.63.
“Claims not Subject to Judicial Reorganization”: Means Claims held against the OAS Group (i) the origin of which is subsequent to the Date of Filing, or (ii) which fall within the classification provided for in Article 49, paragraphs 3rd and 4th of the Bankruptcy Law or within other rules of law which expressly excludes them from the effects of the effects of the Judicial Reorganization.

1.1.64.
“Non-Liquidated Claims”: Means claims and affirmative covenants and obligations (prestações de fazer) that are contingent or non-liquidated, whether or not subject of pending lawsuit/arbitration or not, derived from any legal relationships or contracts originating prior to the Date of Filing.

1.1.65.	“Group 1 Financial Claims”: Means the Unsecured Claims held by the Group 1 Financial Creditors (Exhibit 1.1.47).

1.1.66.	“Group 2 Financial Claims”: Means the Unsecured Claims held by the Group 2 Financial Creditors (Exhibit 1.1.48).

1.1.67.	“Group 3 Financial Claims”: Means the Unsecured Claims held by the Group 3 Financial Creditors (Exhibit 1.1.49).

1.1.68.	“Group 4 Financial Claims”: Means the Unsecured Claims held by the Group 4 Financial Creditors (Exhibit 1.1.50).

1.1.69.	“OAS/COAS Aggregate Financial Claims”: Means the financial claims held, in the aggregate, by the following Creditors: (i) Group 1 Financial Creditors; and (ii) Group 2 Financial Creditors.

1.1.70.
“ME/EPP Claims”: Means Bankruptcy Claims held by very small entities (microempresas) or small entities (empresas de pequeno porte) as provided for in articles 41, IV and 83, IV, “d” of the Bankruptcy Law, which shall be restructured pursuant to Clauses 4.9 or 4.10 of this Plan, as applicable (Exhibit 1.1.53(a) and 1.1.53(b)).

1.1.71.	“Related Parties Claims”: Means the claims held by Related Parties against one or more Debtors.

1.1.72.
“Unsecured Claims”: Means Bankruptcy Claims listed in Articles 41, III and 83, VI of the Bankruptcy Law, including the Group 1 Financial Creditors, Group 2 Financial Creditors, Group 3 Financial Creditors, and Group 4 Financial Creditors, besides the residual amount of any Secured Claim.

1.1.73.
“Late Claims”: Means the Claims that are included in the List of Creditors of the Judicial Administrator after its publication in the official press, as set forth in Article 7, paragraph 2, of Bankruptcy Law, which shall be restructured in accordance with Clause 4.16.

1.1.74.	“Labor Claims”: Means claims and rights deriving from labor laws or resulting from occupational accidents, according to Article 41, item I of the Bankruptcy Law.

1.1.75.	“FI-FGTS Creditor – O&G Agreement”: Means the holder of the FI-FGTS Claim – O&G Agreement.

1.1.76.	“FI-FGTS Creditor – 4th Issuance Debentures”: Means the holder of the FI-FGTS Claim – 4th Issuance Debentures.

1.1.77.	“Creditor”: Means the holders of Claims.

1.1.78.	“Secured Creditors”: Means the holders of Secured Claims.

1.1.79.
“Bankruptcy Creditors”: Means the holders of Bankruptcy Claims. Such Creditors are divided, for purposes of voting of the Plan or election of the Creditors’ Committee in a Creditors’ Meeting, into four classes: Labor Creditors, Secured Creditors, Unsecured Creditors and ME/EPP Creditors.

1.1.80.
“Eligible Creditors”: Means the holders of Eligible Claims, whose rights, value of claims, collaterals and/or means of payment provided in this Plan are directly affected by one or more decisions to be held in accordance with this Plan.  For the avoidance of any doubt, each Bondholder will be eligible and entitled to individually vote its respective claims in every and each Meeting Restricted to Eligible Creditors that Financial Creditors Group 2 are entitled to participate and vote.

1.1.81.	“Creditors not Subject to Judicial Reorganization”: Means the holders of Claims not Subject to Judicial Reorganization.

1.1.82.
“Financial Creditors”: Means, jointly, the holders of: (i) Group 1 Financial Claims, including insurance and reinsurance companies; (ii) Group 2 Financial Claims; (iii) Group 3 Financial Claims; and (iv) Group 4 Financial Claims.

1.1.83.
“Group 1 Financial Creditors”: Means holders of Group 1 Financial Claims, which are resulting from transactions carried out within the scope of the Brazilian Financial System and/or with financial institutions located abroad, held against OAS and/or COAS, for principal obligation or personal guarantee, which shall be restructured pursuant to Clause 4.3 of this Plan.

1.1.84.
“Group 2 Financial Creditors”: Means holders of Group 2 Financial Claims, which are denominated in foreign currency, resulting from financial transactions (including the issuance of the Bonds), for principal obligation or personal guarantee, held against (i) OASI, (ii) OAS, (iii) COAS and, cumulatively with the Debtors listed in items (i) to (iii), which may or not be held against one or more of the Foreign Entities, which shall be restructured pursuant to Clause 4.4 of this Plan.

1.1.85.	“Group 3 Financial Creditors”: Means holders of Group 3 Financial Claims, which are resulting from transactions carried out within the scope of the Brazilian Financial System, denominated in Brazilian currency, held against OASE as principal debtor, including those having a personal guarantee from OAS and/or OASI, which shall be restructured pursuant to Clause 4.5 of this Plan.

1.1.86.
“Group 4 Financial Creditors”: Means holders of Group 4 Financial Claims, which are resulting from transactions carried out within the scope of the Brazilian Financial System, denominated in Brazilian currency, held cumulatively against SPE Gestão and OASI, which shall be restructured pursuant to Clause 4.6 of this Plan.

1.1.87.	“OAS/COAS Aggregate Financial Creditors”: Means holders of OAS/COAS Aggregate Financial Claims corresponding, together, to: (i) Group 1 Financial Creditors; and (ii) Group 2 Financial Creditors.

1.1.88.	“ME/EPP Creditors”: Means holders of ME/EPP Claims.

1.1.89.	“Unsecured Creditors”: Means holders of Unsecured Claims.

1.1.90.	“Suppliers Unsecured Creditors”: Means the holders of Suppliers’ Claims.

1.1.91.	“Late Creditors”: Means the holders of Late Claims.

1.1.92.	“Labor Creditors”: Means the holders of Labor Claims.

1.1.93.
“Closing Date”: Means the date which shall be no later than four (4) business days after the date of the Invepar Closing on which, each of the following events shall have occurred: (i) either (i)(a) if the SPV is not the purchaser of the Invepar Shares after the Judicial Sale of the Invepar IPU, the distribution of the Available Cash; or (i)(b) if the SPV is the purchaser of the Invepar Shares after the Judicial Sale of the Invepar IPU pursuant to the SPV Winner Order, transfer of ownership of the Invepar Shares to the SPV, free and clear of any obligations and liabilities of OAS Group, pursuant to article 60 of the Bankruptcy Law; (ii) the issuance of the Notes; and (iii) the issuance of the Subscription Warrants. For the purpose of this Plan, the Closing Date shall occur and must be verified no later than May 31, 2016, provided that such May 31, 2016 date will automatically be extended to such date that is forty-five (45) days after the date the Invepar Purchase and Sale Agreement is terminated so long as such extended date shall not be after June 15, 2016, provided further that such June 15, 2016 date will automatically be extended to August

14, 2016 if the Purchaser exercises its right to extend the closing date under section 15.1(iii)(A) of Invepar Purchase and Sale Agreement.

1.1.94.
“Subsequent SPV Closing Date”: Means if the SPV is the purchaser of the Invepar Shares after the Judicial Sale of the Invepar IPU pursuant to the SPV Winner Order, the date, as applicable, of (a) to the extent the SPV subsequently sells the FI-FGTS Invepar Shares and the Group 2 Invepar Shares together, the closing of the sale by the SPV of the Invepar Shares, or (b) to the extent the SPV subsequently sells the FI-FGTS Invepar Shares and the Group 2 Invepar Shares separately, the date of the closing of the sale by the SPV of the Group 2 Invepar Shares.

1.1.95.	“Date of Filing”: Means March 31, 2015, the date on which the request for court-supervised reorganization of the OAS Group was filed.

1.1.96.
“Bondholders Decision”: Means the final and unappealable decision rendered by the Reorganization Court on fls. 33.040 and 33.963 of the Court-Supervised Reorganization files, determining the proceeding and the documents to be submitted by the Bondholders for individualization of the Group 2 Financial Claims held by Bondholders for purposes of individualized exercise of the right to petition, speak and vote (Exhibit 1.1.78).

1.1.97.
“Business Day”: For purposes of this Plan, a Business Day shall be any day other than Saturday, Sunday or holiday in the City of São Paulo, State of São Paulo; besides, a day shall not be a Business Day if, for any reason, banks are not open for business in the in the City of São Paulo, State of São Paulo.

1.1.98.	“Real Estate Division”: Means OASE and OAS Imóveis.

1.1.99.	“Engineering & Construction Division”: Means OAS S.A., COAS and OAS E&C, its subsidiaries, consortiums and branches.

1.1.100.	“Investment Division”: Means OASI, OAS Infra, SPE Gestão and their controlled entities.

1.1.101.	“DTC”: Means the Depository Trust Company, a company duly constituted under the laws of the State of New York, United States of

America, which provides a platform for registration and trading of debt securities (Bonds) issued and tradable in US dollars.

1.1.102.
“IPU Notice”: Means the notice to be published by the OAS Group to inform any interested party on the Judicial Sale referring to one IPU, exception made to the Invepar IPU, which process of Judicial Sale shall be informed on the Invepar Notice.

1.1.103.	“Invepar Notice”: Means the notice to be published by the OAS Group to inform any interested party on the sale referring to Invepar IPU (in the form of Exhibit 1.1.87).

1.1.104.	“Foreign Entities”: Means, collectively, OAS Finance, OAS Limited and OAS GmbH.

1.1.105.
“Bond Indentures”: Means the following Bond indentures: (a) US$ 875,000,000.00 8.25% Senior Notes due 2019, dated October 19, 2012, corresponding to the issuance of the 2019 Bonds by OAS GmbH, as amended, guaranteed by OASI, OAS and COAS; (b) US$ 400,000,000.00 8.00% Senior Notes due 2021, dated July 02, 2014, corresponding to the issuance of the 2021 Bonds by OAS Finance, guaranteed by OASI, OAS and COAS; and (c) US$ 500,000,000.00 8.875% Perpetual Notes, dated April 25, 2013, corresponding to the issuance of the Perpetual Bonds by OAS Finance, guaranteed by OASI, OAS and COAS.

1.1.106.	“Excluded Businesses”: Means the Invepar Shares, the O&G Shares, and the Soluções Ambientais Shares.

1.1.107.
“Liquidity Event”: A Liquidity Event, for purposes of this Plan, shall be deemed as the occurrence of any of the following events (whether in a single transaction or a series of related transactions and including by way of transfer of equity interests or assets of or merger, consolidation, capital reduction, de-merger, spin-off, amalgamation of or other similar event with respect to any member of the OAS Group or any direct or indirect equity holder or subsidiary thereof): (i) the sale, transfer, assignment, lease, collateralization or any other disposition or grant to any individual or entity (each, a “Person”) or group of related Persons (i.a) that in any way may represent or have the effect of transferring, altering or limiting the ownership or voting or control of any of (i.A) the direct or indirect equity interests of the shareholders of OAS, (i.B) the ultimate direct or indirect owners or equity holders (or their respective successors or permitted assigns) of such shareholders, or (i.C) any Person who controls, directly or indirectly, any such Person (including any natural persons who are directly or indirectly the ultimate owner or controlling person of the Shareholders (or their successors or permitted assigns) under any account, contract, arrangement or otherwise); or (i.b) that in any way may represent or have the effect of transferring, limiting or decreasing the ownership of at least twenty-five per cent (25%) of the book value of the assets of the OAS Group as of the date of the transaction (excluding the Excluded Businesses and any other assets or businesses that are expected to be sold as contemplated by the Plan); (ii) any merger, consolidation or any other business combination directly or indirectly involving any member of the OAS Group or any direct or indirect subsidiary thereof, except those corporate acts authorized by this Plan); (iii) the occurrence of a primary or secondary initial public offering of shares (or other securities representing, convertible into or that confer rights relating to shares) issued by OAS, any direct or indirect equity holder (or controlling Person) of OAS or any Person (including any trust) that succeeds OAS or any direct or indirect equity holder (or controlling Person) of OAS as a result of a corporate reorganization; (iv) any payment of dividends or other distributions (including profit distributions) attributed to the shares issued by OAS, OASI, or COAS that conflicts with this Plan; or (v) the completion of any transaction or series of transactions similar to, or legal transactions with the same effects as, the transactions described above. For purposes of this defined term, it is not considered a Liquidity Event for the shares issued by OAS to be transferred to: (a) any descendent or ascendant, in straight or collateral line, of the shareholder for no consideration so long as such individual assumes all obligations under the Warrant Agreement and is subject to the same restrictions above mentioned in this defined term, which must necessarily be established in writing, with the formal knowledge and unconditional acceptance of such individual; (b) a company 100% directly owned and controlled by the descendants or ascendants, in straight or collateral line, of the shareholder for no consideration, as long as such entity and the individuals who own and control such entity assume all obligations under the Warrant Agreement and are subject to the same restrictions above mentioned, which must necessarily be established in writing, with the formal knowledge and unconditional acceptance of such entity and individuals; (c) to managers or employees of OAS and any entities controlled by OAS in market standard transactions as part of such managers’ and employees’ compensation and incentive packages, in any case, limited in the aggregate (and not individually) to 25% (twenty five percent) of the equity of OAS during the term of the Warrant Agreement, as applicable; (d)(i) any third party (which for the avoidance of doubt shall not include the OAS Group or any Related Party) or (ii) to CMP Participações Ltda. provided that any transfer in one or a series of transactions under (d)(i) or (d)(ii) is not in the aggregate for an amount greater than R$10,000,000 in each case solely involving the shares owned on June 1, 2015 by José Adelmário Pinheiro Filho (or his descendants or ascendants, in straight or collateral line) or any entity controlled by him including LP Participações e Engenharia Ltda.

1.1.108.
“Cash Surplus”: Means the amount registered in the Adjusted Cash Balance at the end of each fiscal year (i) that, during the first five (5) years counted from January 1 of the year following Approval of the Plan, exceeds the sum (i.a) of the amount corresponding to fifteen per cent (15%) of the consolidated gross revenue reported by OAS (“Consolidated Gross Revenue”) for the precedent twelve (12) months, plus (i.b) R$600,000,000.00 (six hundred million reais); and (ii) that, from the 6th year ahead, corresponds to twelve per cent (12%) of the Consolidated Gross Revenue as reported for the precedent twelve (12) months. Cash Surplus shall be calculated from the closing of the 2015 fiscal year and paid in annual installments from 2016 ahead, due within fifteen (15) Business Days from the date of OAS General Shareholders Meeting approving the audited financial statements of the OAS Group for each fiscal year.

1.1.109.
“Invepar Closing”: Means, (a) if the SPV is not the purchaser of the Invepar Shares after the Judicial Sale of the Invepar IPU, the implementation of the Invepar Purchase and Sale Agreement, with the payment of the purchase price of not less than the Minimum Invepar Purchase Price corresponding to R$1,350,000,000 in cash by the purchaser and the transfer of the ownership of the Invepar Shares by the seller(s) and the payment of no less than the Minimum Cash Payment – Group 2 Financial Creditors to the Group 2 Financial Creditors; or (b) if the SPV is the purchaser of the Invepar Shares after the Judicial Sale of the Invepar IPU pursuant to the SPV Winner Order,  the implementation of the Invepar purchase by the SPV and payment of the Minimum Invepar Purchase Price, in accordance with Clause 7.3.15.2 of the Plan.  For the purpose of this Plan, the Invepar Closing shall occur and must be verified no later than May 31, 2016, provided that such May 31, 2016 date will automatically be extended to such date that is forty-five (45) days after the date the Invepar Purchase and Sale Agreement is terminated provided that such extended date shall not be after June 15, 2016; provided further that such June 15, 2016 date will automatically be extended to August 14, 2016 if the Purchaser exercises its right to extend the closing date under section 15.1(iii)(A) of the Invepar Purchase and Sale Agreement.

1.1.110.	“FI-FGTS”: Means the Fundo de Investimento do Fundo de Garantia do Tempo de Serviço managed by CEF.

1.1.111.
“FUNCEF”: Means the Fundação dos Economiários Federais – FUNCEF, a complementary private pension closed entity of private law, with registered offices in the city of Brasília, Distrito Federal, Setor Comercial Norte Quadra 02, Bloco “A”, Ed. Corporate Financial Center, 12th and 13th floors, enrolled as a Taxpayer under CNPJ/MF No. 00.436.923/0001-90.

1.1.112.
“Senior Notes Collateral”: Means the assets offered as collateral to the payment of the OASI Senior Notes, the OAS Senior Notes in Reais and the OAS Senior Notes in USD constituted by all assets of OAS, including without limitation: (a) personal guarantee from OAS, COAS, OAS Engenharia, and OAS Restructuring (Cayman) Limited; (b) a fiduciary guarantee over the entirety of common shares issued by COAS, corresponding as of the present date, to 1,263,895,316 (one billion, two hundred sixty-three million, eight hundred ninety-five thousand, three hundred and sixteen) common shares; (c) a fiduciary guarantee over the entirety of common shares issued by OAS Engenharia, corresponding as of the present date, to 301,104,684 common shares, and (d) a fiduciary guarantee over the entirety of common shares issued by OAS Restructuring (Cayman) Limited, corresponding as of the present date, to 1 (one) common share1.

1.1.113.
OAS ENGENHARIA E CONSTRUÇÃO S.A., a corporation duly incorporated under the Laws of the Federal Republic of Brazil, enrolled as a Taxpayer under No. 18.738.697/0001-68, with registered offices at Av. Angélica, nº 2.330/2.346/2.364, 7th floor, suite 705, Consolação, in the city of São Paulo, State of São Paulo (“OAS Engenharia”). For the purpose of this Plan, OAS Engenharia is considered an integrant part of the OAS Group.

1.1.114.	“OASE Future Cash Generation”: Means, in relation to OASE, the sum of: (i) operating cash flow; and (ii) cash flow from investments of OASE (Exhibit 1.1.112).

1.1.115.
“Grêmio”: Means Grêmio Foot-ball Porto Alegrense, a sports association enrolled as a Taxpayer under CNPJ/MF No. 92.797.901/0001-74, with offices at Largo Dr. Fernando Kroeff 1, Bairro Azenha, CEP 90880-4401, and administrative offices at Av. Padre Leopoldo Brentano, 110, suite 2100, Centro Administrativo, Bairro Humaitá, CEP 90250-590, wherein it receives communications, notices and notifications, both in the City of Porto Alegre, State of Rio Grande do Sul.

1.1.116.	“OAS Group”: Has the meaning ascribed in the Preamble to this Plan.

1.1.117.
“Judicial Confirmation of the Plan”: Means the decision to be rendered by the Reorganization Court granting the Court-Supervised Reorganization according to the provisions of Article 58, “caput” and/or Paragraph 1st of the Bankruptcy Law. For purposes of this Plan, the Judicial Confirmation of the Plan is deemed to occur on the date of publication of the decision granting the Court-Supervised Reorganization in the Diário de Justiça Eletrônico do Estado de São Paulo.

1.1.118.	“Real Estate Property”: Means some of the real estate properties integrating non-current assets of OASE, which are free and clear from any liens, as set forth in Exhibit 1.1.103 of the Plan.

1.1.119.	“Arena Real Estate”: Means, collectively, the real estate property on which the Arena POA is built.

1.1.120.	“Olímpico Real Estate”: Means, collectively, the real estate property owned by Grêmio on which the Estádio Olímpico is built.

1.1.121.
“OASI Merger”: Means the merger of OASI into OAS, as approved by the Shareholders’ Extraordinary Meeting held on December 26, 2014, the relevant corporate documentation of which was duly filed and registered at the Board of Trade of the State of São Paulo on January 28, 2015, effectiveness and validity of which are currently being challenged by certain Creditors in court, including, but not limited to, those listed in Exhibit 1.1.106.

1.1.122.
“Invepar”: Means Investimentos e Participações em Infraestrutura S.A. – INVEPAR, a corporation with registered offices at Avenida Almirante Barroso 52, 30th floor, in the City of Rio de Janeiro, State of Rio de Janeiro, enrolled as a Taxpayer under CNPJ/MF No. 03.758.318/0001-24.

1.1.123.	“IPCA”: Means the Brazilian Broad Consumer Price Index – Índice Nacional de Preços ao Consumidor Amplo.

1.1.124.	“Reorganization Court”: Means the 1st Bankruptcy and Court-Supervised Reorganization Court of the Judicial District of São Paulo, State of São Paulo.

1.1.125.
“Karagounis”: Means Karagounis Participações S.A., a corporation with registered offices at Rua Líbero Badaró, nº 293, 27th floor, suite D, room 13, in the City and State of São Paulo, enrolled as a Taxpayer under CNPJ/MF nº 12.955.172/0001-06.

1.1.126.
“Reports”: Means the reports which subject is the economic feasibility of the OAS Group and the appraisal of the OAS Group’s properties, pursuant to the provisions of article 53 of the Bankruptcy Law (Exhibit 1.1.111).

1.1.127.	“Bankruptcy Law”: Has the meaning ascribed in the Preamble to this Plan.

1.1.128.	“List of Creditors of the Judicial Administrator”: Means the list of creditors of the OAS Group, as submitted by the Judicial Administrator on June 19, 2015 and July 29, 2015 (Exhibit 1.1.113).

1.1.129.	“Corporations Law”: Means Law No. 6,404 dated 12.15.1976.

1.1.130.
“Notes”: Means, collectively and as applicable, the (i) Senior Notes in USD; (ii) OAS Senior Notes in R$; (iii) OASI Assets Proceeds Notes; (iv) OAS and/or COAS Refinancing Notes (Group 1 Financial Creditors); and (v) OAS and/or COAS Refinancing Notes (Group 2 Financial Creditors).

1.1.131.
“Senior Notes in USD”: Means, jointly, the OAS Senior Notes in USD and the OASI Senior Notes. The Senior Notes in USD will be issued in a single fungible issuance pursuant to Clause 3.1.5 of this Plan and shall be consistent with the terms and conditions of this single fungible issuance that are set forth in Exhibit 1.1.122 and acceptable in form and substance to the Eligible Creditors comprised of the Group 1 Financial Creditors and the Group 2 Financial Creditors in a Meeting Restricted to Eligible Creditors.

1.1.132.
“OAS Offshore Vehicle”:  Means the legal entity to be created and incorporated by OAS offshore, that is directly owned and controlled by OAS which entity and jurisdiction of organization shall be acceptable to the Eligible Creditors in a Meeting Restricted to Eligible Creditors, to issue all the Senior Notes in USD and the OAS and/or COAS Refinancing Notes (Group 2 Financial Claims) and receive the SPV Debentures 476, for the purposes of implementing the Plan, in accordance with Clauses 3.1.3, 3.1.4, 4.4 and 5 of this Plan. For the avoidance of doubt, the OAS Offshore Vehicle will be a wholly owned subsidiary of OAS. The OAS Offshore Vehicle may not be created if the OAS Group and the Eligible Creditors in a Meeting Restricted to Eligible Creditors agree otherwise.

1.1.133.
“OAS Senior Notes in Reais”: Means debentures (or other negotiable security or debt instrument) to be issued by OAS or a corporate vehicle controlled by it, in reais, in a single series, consistent with the terms and conditions set forth in Exhibit 1.1.121 and acceptable in form and substance to the Eligible Creditors comprised of the Group 1 Financial Creditors and the Group 2 Financial Creditors in a Meeting Restricted to Eligible Creditors, to be allocated to Group 1 Financial Creditors pro rata to their respective Group 1 Financial Claim, in relation to the total value of the Group 1 Financial Claims.

1.1.134.
“OAS Senior Notes in USD”: Means bonds to be issued by the OAS Offshore Vehicle, in US dollars, which will be registered with DTC (bonds), consistent with the terms and conditions set forth in Exhibit 1.1.122 and acceptable in form and substance to the Eligible Creditors comprised of the Group 1 Financial Creditors and the Group 2 Financial Creditors in a Meeting Restricted to Eligible Creditors, which shall be allocated (a) if the SPV is not the purchaser of the Invepar Shares after the Judicial Sale of the Invepar IPU, to Group 2 Financial Creditors, pro rata to their respective Group 2 Financial Claim, in relation to the total value of the Group 2 Financial Claims; or (b) if the SPV is the purchaser of the Invepar Shares after the Judicial Sale of the Invepar IPU pursuant to the SPV Winner Order, to the SPV (or such other entity as the Group 2 Financial Creditors may determine in a meeting Restricted to Eligible Creditors) as distribution agent for the Group 2 Financial Creditors, to be held and distributed in accordance with Clauses 4.4.2 and 5.4 of the Plan, on the Subsequent SPV Closing Date.

1.1.135.
“OASI Senior Notes”: Means bonds to be issued by the OAS Offshore Vehicle, in US dollars, which will be registered with DTC (bonds), consistent with the terms and conditions set forth in Exhibit 1.1.123 and acceptable in form and substance to the Eligible Creditors comprised of the Group 1 Financial Creditors and the Group 2 Financial Creditors in a Meeting Restricted to Eligible Creditors, which shall be allocated (a) if the SPV is not the purchaser of the Invepar Shares after the Judicial Sale of the Invepar IPU, to Group 2 Financial Creditors, pro rata to their respective Group 2 Financial Claim, in relation to the total value of the Group 2 Financial Claims; or (b) if the SPV is the purchaser of the Invepar Shares after the Judicial Sale of the Invepar IPU pursuant to the SPV Winner Order, to the SPV (or such other entity as the Group 2 Financial Creditors may determine in a meeting Restricted to Eligible Creditors) as distribution agent for the Group 2 Financial Creditors, to be held and distributed in accordance with Clauses 4.4.2 and 5.4 of the Plan, on the Subsequent SPV Closing Date.

1.1.136.
“OASI Assets Proceeds Notes”: Means promissory notes, debentures or another security or debt instrument to be issued by OAS or a wholly owned subsidiary of OAS or other corporate vehicle controlled by OAS (in that event, with an OAS personal guarantee) which entity and jurisdiction of organization shall be acceptable to the Eligible Creditors comprised of the Group 1 Financial Creditors and the Group 2 Financial Creditors in a Meeting Restricted to Eligible Creditors, in reais, in a single series, which shall be secured by the Post-Closing Date OASI Assets Proceeds, consistent with the terms and conditions set forth in Exhibit 1.1.124 and acceptable in form and substance to the Eligible Creditors in a Meeting Restricted to Eligible Creditors, which will be distributed (a) if the SPV is not the purchaser of the Invepar Shares after the Judicial Sale of the Invepar IPU, to Group 2 Financial Creditors, pro rata to the value of their respective Group 2 Financial Claim, in relation to the total value of Group 2 Financial Claims or (b) if the SPV is the purchaser of the Invepar Shares after the Judicial Sale of the Invepar IPU pursuant to the SPV Winner Order, to the SPV (or such other entity as the Group 2 Financial Creditors may determine in a meeting Restricted to Eligible Creditors) as distribution agent for the Group 2 Financial Creditors, to be held and distributed in accordance with Clauses 4.4.2 and 5.4 of the Plan on the Subsequent SPV Closing Date. The amount of the OASI Assets Proceeds Notes will be equivalent to the Post-Closing Date OASI Assets Proceeds.

1.1.137.
“OAS and/or COAS Refinancing Notes (Group 1 Financial Claims)”: Means debentures (or another negotiable security or debt instrument) to be issued by OAS or a wholly owned subsidiary of OAS or other corporate vehicle controlled by OAS which entity and jurisdiction of organization shall be acceptable to the Eligible Creditors comprised of the Group 1 Financial Creditors and the Group 2 Financial Creditors in a Meeting Restricted to Eligible Creditors, in reais, in a single series, consistent with the terms and conditions set forth in Exhibit 1.1.125 and acceptable in form and substance to the Eligible Creditors in a Meeting Restricted to Eligible Creditors, which will be destined to Group 1 Financial Creditors, pro rata to the value of their respective Group 1 Financial Claim, in relation to the total value of Group 1 Financial Claims.

1.1.138.
“OAS and/or COAS Refinancing Notes (Group 2 Financial Claims)”: Means securities to be registered and tradable (bonds), to be issued by the OAS Offshore Vehicle, in reais, and whose payments will be made in US dollars, consistent with the terms and conditions set forth in Exhibit 1.1.126 and acceptable in form and substance to the Eligible Creditors comprised of the Group 1 Financial Creditors and the Group 2 Financial Creditors in a Meeting Restricted to Eligible Creditors, which will be allocated to the Group 2 Financial Creditors pro rata to the value of their respective Group 2 Financial Claim, in relation to the total value of the Group 2 Financial Claims.

1.1.139.	“Cash Option Notice of Exercise”: Means the notice to be sent by Group 2 Financial Creditors within up to ten (10) Business Days counted from the Approval of the Plan, in the form of Exhibit 1.1.127, and pursuant to Clause 4.4.7, for purposes of stating their interest in adhering to one of the Group 2 Financial Creditors Payment Options defined in Clause 4.4.4.

1.1.140.	“OAS”: Has the meaning ascribed in the Preamble to this Plan.

1.1.141.
“OAS Arenas”: Means OAS Arenas S.A., a corporation duly organized under the laws of the Federative Republic of Brazil, with registered offices at Avenida Angélica 2220, 4th floor, suite 42, Consolação, in the City of São Paulo, State of São Paulo, Brazil, CEP 01228-200, enrolled as a Taxpayer under CNPJ/MF No. 14.281.701/0001-50.

1.1.142.	“OAS Finance”: Has the meaning ascribed in the Preamble to this Plan.

1.1.143.	“OAS GmbH”: Has the meaning ascribed in the Preamble to this Plan.

1.1.144.	“OAS Imóveis”: Has the meaning ascribed in the Preamble to this Plan.

1.1.145.	“OAS Infra”: Has the meaning ascribed in the Preamble to this Plan.

1.1.146.	“OAS Limited”: Has the meaning ascribed in the Preamble to this Plan.

1.1.147.	“OASE”: Has the meaning ascribed in the Preamble to this Plan.

1.1.148.	“OASI”: Has the meaning ascribed in the Preamble to this Plan.

1.1.149.
“Supporting Obligations”: Means capital contribution obligations undertaken by companies of the OAS Group with respect to certain entities controlled by or related to them including, but not limited to, all Equity Support Agreement appearing in Exhibit 1.1.149 under which the OAS Group agreed to contribute, whenever necessary, to a certain directly or indirectly controlled entity, immediately available funds to meet certain financial obligations undertaken by such entity. For purposes of this Plan and except as otherwise expressly provided for herein, the Supporting Obligation shall have the treatment provided for in Clause 4.12.

1.1.150.	“Transition Obligations”: Means the obligations set forth in Clause 11.1, which must be observed and accomplished by the OAS Group and by the

Shareholders during the period between the Approval of the Plan and the Closing Date.

1.1.151.	“Group 2 Financial Creditors Payment Options”: Means, collectively the Payment in Cash Option, the Payment in Notes Option.

1.1.152.
“Shareholders’ Related Parties”: Means Persons and entities, including their respective direct and indirect shareholders, directly or indirectly controlling, controlled by, affiliated to, subsidiaries of and related entities of any of the Shareholders; provided, however, that such Persons and entities shall not include direct or indirect subsidiaries of OAS.

1.1.153.
“Specific Payment Package – Group 2 Financial Creditors”: Means the set of instruments and rights to be granted to all Group 2 Financial Creditors as payment for their respective Group 2 Financial Claims, subject to the exercise of the Group 2 Financial Creditors Payment Options and allocation of the instruments and rights to Group 2 Financial Creditors in accordance with the election under Clause 4.4.4 of this Plan and pursuant to Exhibit 1.1.141.

1.1.154.
“General Payment Package – Group 2 Financial Creditors”: Means the set of instruments, securities and rights to be granted to all Group 2 Financial Creditors as payment for their respective Group 2 Financial Claims, pursuant to Clause 4.4.1.

1.1.155.
“Restricted Payments”: Means the following payments or transactions that cannot be made, directly or indirectly, and are prohibited until the Closing Date has occurred and the Notes have been paid in full, except as otherwise expressly provided for in this Plan or authorized by Eligible Creditors in a Meeting Restricted to Eligible Creditors, including, but not limited to: (i) the distribution of dividends, capital decrease, payment on or execution of any other legal transaction that involves or may involve transfer of funds or assets of the Debtors directly or indirectly to any of the Shareholders or the Shareholders’ Related Parties, including their respective officers or directors; (ii) the payment of interests or dividends on Shareholders’ equity (whether in cash, securities or other property or assets) or the incurrence of any liability to make any other payment or distribution of cash or other property or assets to any of the Shareholders or the Shareholders’ Related Parties including their respective officers or directors; (iii) the performance of capital increases with proceeds of any financing; (iv) any form of remuneration (whether in cash, securities or other property or assets) to any of the Shareholders or the Shareholders’ Related Parties, including their respective officers or directors, except for the remuneration due to any of the Shareholders as members of the board of directors of OAS in an amount not to exceed R$60,000 per month, adjusted annually by the IPCA, per such board member; (v) the payment (whether in cash, securities or other property or assets) of any loans or any contract existing prior to or after the Approval of the Plan, entered into by the OAS Group, except for OASE, with any of the Shareholders or the Shareholders Related Parties, including their respective officers or directors; (vi) the payment (whether in cash, securities or other property or assets) of any first priority debts to third parties, other than as provided for in the relevant instruments; (vii) the grant of loans to any of the Shareholders or the Shareholders’ Related Parties, including their respective officers or directors; (viii) any payment (whether in cash, securities or other property or assets) made to redeem, purchase, repurchase or retire, or to obtain the surrender of, any outstanding warrants, options or other rights of any of the Shareholders or the Shareholders’ Related Parties, including their respective officers or directors; (ix) any payment (whether in cash, securities or other property or assets) of management fees, transaction fees or other fees of a similar nature, or out-of-pocket expenses in connection therewith to any of the Shareholders or the Shareholder’s Related Parties, including their respective officers or directors.  Without limiting the generality of the foregoing, “Restricted Payments” with respect to any Person shall also include all payments made or required to be made by such Person with respect to any stock appreciation rights, equity incentive or equity achievement plans or any similar equity-based plans or setting aside of or otherwise reserving any funds for the foregoing purposes.

1.1.156.
“Released Parties”: Means the following individuals and/or legal entities: (i) OAS Group, (ii) any Shareholders of OAS (other than José Adelmário Pinheiro Filho and his controlled entities including LP Participações Ltda. and LP Participações e Engenharia Ltda.), (iii) Aurelius Investment, LLC, Huxley Capital Corporation, Alden Global Adfero BPI Fund, Ltd., Alden Global Opportunities Master Fund, L.P., Alden Global Value Recovery Master Fund, L.P., and Turnpike Limited, Claren Road Credit Master Fund, Ltd., Claren

Road Credit Opportunities Master Fund, Aberdeen Asset Managers Limited, Aberdeen Asset Management Inc., DoubleLine Capital, LP, Olive Lyra 4, L.L.C., and ICE Canyon LLC, (iv) the FI-FGTS; (v) the SPV; (vi) the Offshore SPVs; and (vii) with respect to the individuals and/or legal entities included in the foregoing clauses (i) through (vii) their respective controlled entities, subsidiaries and affiliates, and other companies belonging to the same corporate and economic group, member firms, associated entities, shareholders, principals, members, limited partners, general partners, equity investors, managed entities, and their respective attorneys, financial advisors, investment advisors, employees, officers, directors, managers, agents and other authorized representatives, predecessors, successors and assigns.

1.1.157.	“Related Parties”: Means entities directly or indirectly controlling, controlled by, affiliated to, subsidiaries of and related entities of OAS.

1.1.158.	“Plan”: Means this court-supervised reorganization plan, as amended, modified or varied from time to time.

1.1.159.
“Brookfield Proposal for the Invepar Purchase and Sale Agreement”: Means the proposal for the agreement for the sale and purchase of the Invepar Shares in the form of Exhibit 1.1.147, presented by Brookfield on this date, for the purchase price of R$1,350,000,000, subject to certain conditions, and which, exclusively in case Brookfield is declared the winner of the Invepar Sale, shall be executed by OAS Infra and/or OAS (or succeeding entity), becoming, as of such date, the Invepar Purchase and Sale Agreement.

1.1.160.
Brookfield Winning Order: Is the order rendered by the Bankruptcy Court declaring the Brookfield Proposal for the Invepar Purchase and Sale Agreement the winner of the Judicial Sale of the UPI Invepar, free and clear of any of OAS Group’s obligations and liabilities, pursuant to article 60 of the Bankruptcy Law, in accordance with Clause 7.3.13.1 of this Plan.

1.1.161.
“Shareholders’ Receivables”:  Means, collectively, amounts due from Shareholders or their direct and indirect affiliates to the OAS Group, which shall be timely paid by Shareholders as originally agreed under the following instruments, as well as any other instruments by which the

Shareholders of the OAS Group or their direct and indirect affiliates have undertaken obligations with any company of the OAS Group including but not limited to: (i) Instrumento Particular de Cessão e Compensação de Crédito com Confissão de Dívida, dated December 31, 2010, by and between COESA Engenharia Ltda., OAS and EMPI Empreendimentos Imobiliários Ltda.; (ii) Instrumento Particular de Cessão e Compensação de Crédito com Confissão de Dívida, dated December 31, 2010, by and between COAS, OAS and EMPI Empreendimentos Imobiliários Ltda.; (iii) Instrumento Particular de Cessão de Crédito com Confissão de Dívida, executed on December 31, 2010 by and between COESA Engenharia Ltda., OAS and RV Participações Ltda.; (iv) Instrumento Particular de Cessões e Compensação de Créditos com Confissão de Dívida executed on November 30, 2010 by and between EPP – Energia Elétrica, Promoção e Participações Ltda., OAS, Multicorp Patrimonial Ltda., RV Participações Ltda. and CMP Participações Ltda.; (v) Instrumento Particular de Cessão de Crédito com Confissão de Dívida, executed on December 31, 2010 by and between EPP – Energia Elétrica, Promoção e Participações Ltda., OAS and EMPI Empreendimentos Imobiliários Ltda.; (vi) Instrumento Particular de Cessão de Crédito com Confissão de Dívida, executed on December 31, 2010 by and between COAS, OAS and RV Participações Ltda.; (vii) Instrumento Particular de Cessão de Crédito com Confissão de Dívida, executed on December 31, 2010 by and between EPP – Energia Elétrica, Promoção e Participações Ltda., OAS and RV Participações Ltda.; and (viii) Instrumento Particular de Cessão de Crédito com Confissão de Dívida, executed on December 31, 2010 by and between OAS, CMP Participações Ltda., LP Participações e Engenharia Ltda., RV Participações Ltda., and EMPI Empreendimentos Imobiliários Ltda.

1.1.162.	“Court-Supervised Reorganization”: Has the meaning ascribed in the Preamble to this Plan.

1.1.163.	“Debtors”: Has the meaning ascribed in the Preamble to this Plan.

1.1.164.
“OASI Assets Proceeds”: Means (a) if the SPV is not the purchaser of the Invepar Shares after the Judicial Sale of the Invepar IPU, an amount equal to the sum of: (i) 16.67% of the first R$150,000,000.00 (one hundred and fifty million reais) of the proceeds from sale of the OASI Assets, reduced by (i.a) 16.67% of the applicable taxes due and payable in cash in the next 12 months (including, for the avoidance of doubt, any such applicable taxes that would otherwise be due and payable in cash in the next 12 months but for the exercise of the option to make such payments in installments), as certified by an officer’s certificate confirming that the taxes will be due and that there are no tax losses to offset such taxes;  (i.b) 16.67% of the costs associated with the final delivery of the shares issued by SAMAR – Soluções Ambientais S.A. to its purchaser (which total costs shall not exceed R$9,574,240.88); and (i.c) 16.67% of the legal and financial advisory fees incurred solely in connection with the sale of the OASI Assets in an amount not to exceed 5% (five percent) of the proceeds from the respective sale; and (ii) 100% (one hundred percent) of the proceeds from the sale of the OASI Assets that exceed the first R$150,000,000.00 (one hundred and fifty million reais) reduced by (ii.a) the applicable taxes due and payable in cash in the next 12 months (including, for the avoidance of doubt, any such applicable taxes that would otherwise be due and payable in cash in the next 12 months but for the exercise of the option to make such payments in installments), as certified by an officer’s certificate confirming that the taxes will be due and that there are no tax losses to offset such taxes and (ii.b) the fees of the legal and financial advisory fees incurred solely in connection with the sale of the OASI Assets in an amount not to exceed 5% (five percent) of the proceeds from the respective sale, or (b) if the SPV is the purchaser of the Invepar Shares after the Judicial Sale of the Invepar IPU, 100% (one hundred percent) of the proceeds from the sale of the OASI Assets that exceed the first R$150,000,000.00 (one hundred and fifty million reais) reduced by (b.i) the applicable taxes due and payable in cash in the next 12 months (including, for the avoidance of doubt, any such applicable taxes that would otherwise be due and payable in cash in the next 12 months but for the exercise of the option to make such payments in installments), relating solely to proceeds in excess of R$150,000,000, as certified by an officer’s certificate confirming that the taxes will be due and that there are no tax losses to offset such taxes, (b.ii) the costs associated with the final delivery of the shares issued by SAMAR – Soluções Ambientais S.A. to its purchaser (which total costs shall not exceed R$9,574,240.88) and (b.iii) the fees of the legal and financial advisory fees incurred solely in connection with the sale of the OASI Assets relating solely to proceeds in excess of R$150,000,000 in an amount not to exceed 5% (five percent) of the proceeds from the respective sale.

1.1.165.	“Pre-Closing Date OASI Assets Proceeds”: Means the OASI Assets Proceeds received prior to the Closing Date.

1.1.166.	“Post-Closing Date OASI Assets Proceeds”: Means the OASI Assets Proceeds received after the Closing Date

1.1.167.
“Invepar Proceeds”: Means the proceeds from the sale of the Invepar Shares as a result of the Judicial Sale, in an amount not less than the Minimum Invepar Purchase Price corresponding to R$1,350,000,000, less: (i) the Invepar Free Proceeds; (ii) the amount necessary to pay the FI-FGTS Claim – 4th Issuance Debentures up to a maximum of R$311,000,000; (iii) any M&A banking fees for the sale of the Invepar Shares, as provided under such engagement letter prior to the Date of Filing, not to exceed R$50,000,000.00 (fifty million reais). Under no circumstances shall the Invepar Proceeds be less than R$639,000,000.00 (six hundred and thirty nine million).

1.1.168.
“OASI Assets Free Proceeds”: Means (a) if the SPV is not the purchaser of the Invepar Shares after the Judicial Sale of the Invepar IPU, an amount, up to a maximum aggregate limit of R$ 125,000,000.00 (one hundred million reais), equal to 83.33% of the first R$150,000,000.00 (one hundred and fifty million reais) of the proceeds from the sale of the OASI Assets, reduced by (a.i) 83.33% of the applicable taxes due and payable in cash in the next 12 months (including, for the avoidance of doubt, any such applicable taxes that would otherwise be due and payable in cash in the next 12 months but for the exercise of the option to make such payments in installments), as certified by an officer’s certificate confirming that the taxes will be due and that there are no tax losses to offset such taxes and (a.ii) 83.33% of the costs associated with the final delivery of the shares issued by SAMAR – Soluções Ambientais S.A. to its purchaser (which total costs shall not exceed R$9,574,240.88); and (a.iii) 83.33% of the legal and financial advisory fees incurred solely in connection with the sale of the OASI Assets in an amount not to exceed 5% (five percent) of the proceeds from the respective sale, to be retained by the OAS Group to fund the performance of its activities, which shall not be used for the payment of Creditors, or (b) if the SPV is the purchaser of the Invepar Shares after the Judicial Sale of the Invepar IPU, 100% of the first R$150,000,000.00 (one hundred and fifty million reais) of the proceeds from the sale of the OASI Assets, reduced by (b.i) 100% of the applicable taxes due and payable in cash in the next 12 months (including, for the avoidance of doubt, any such applicable taxes that would otherwise be due and payable in cash in the next 12 months but for the exercise of the option to make such payments in installments), as certified by an officer’s certificate confirming that the taxes will be due and that there are no tax losses to offset such taxes, (b.ii) the costs associated with the final delivery of the shares issued by SAMAR – Soluções Ambientais S.A. to its purchaser (which total costs shall not exceed R$9,574,240.88), and (b.iii) 100% of the legal and financial advisory fees incurred solely in connection with the sale of the OASI Assets in an amount not to exceed 5% (five percent) of the proceeds from the respective sale, to be retained by the OAS Group to fund the performance of its activities, which shall not be used for the payment of Creditors.

1.1.169.
“Invepar Free Proceeds”: Means, if the SPV is not the purchaser of the Invepar Shares after the Judicial Sale of the Invepar IPU, proceeds from the Judicial Sale of the Invepar IPU in the amount of R$350,000,000 (three-hundred fifty million reais) less (a) the Brookfield Expense Reimbursement, if applicable and (b) any amounts paid by OAS Group to FI-FGTS Claim – 4th Issuance Debentures exceeding R$311,000,000 (three-hundred eleven million reais), to be retained by the OAS Group to fund the performance of its activities.  The Debtors shall only be entitled to the Invepar Free Proceeds after the Minimum Cash Payment – Group 2 Financial Creditors shall have been effected.

1.1.170.
“Invepar SPV Free Proceeds”: Means, if the SPV is the purchaser of the Invepar Shares after the Judicial Sale of the Invepar IPU pursuant to the SPV Winner Order, the proceeds from the sale of the Invepar Shares which shall be paid by the SPV to the OAS Group in the amount of (a) to the extent the SPV subsequently sells the FI-FGTS Invepar Shares and the Group 2 Invepar Shares together, 20.00% of the net proceeds from the sale of the Invepar Shares by the SPV up to the amount of R$270,914,894 less the FI-FGTS Claim 4th Issuance Debenture Clawback, if applicable, (b) to the extent the SPV subsequently sells the FI-FGTS Invepar Shares and the Group 2 Invepar Shares separately, 26.46% of the net proceeds from the sale of the Group 2 Invepar Shares by the SPV up to the amount of R$270,914,894 less the FI-FGTS Claim 4th Issuance Debenture Clawback, if applicable. For the purposes of this Plan the Invepar SPV Free Proceeds may be used by the SPV directly or through the Offshore SPV to subscribe in total or in part the Senior Notes in USD, or otherwise agreed upon Group OAS and the Eligible Creditors in a Meeting Restricted to Eligible Creditors.

1.1.171.
“FI-FGTS Claim – 4th Issuance Debenture Clawback”: Means, if the SPV is the purchaser of the Invepar Shares after the Judicial Sale of the Invepar IPU, the amount equivalent to up to 4% of the Invepar SPV Free Proceeds, which will only be due to FI-FGTS in the scenario that the Invepar Shares are sold for a value insufficient to pay the full FI-FGTS Claim – 4th Issuance Debenture as of February 29, 2016, pursuant to Clause 7.3 of this Plan.

1.1.172.
“Meeting Restricted to Eligible Creditors”: Means the meeting of Eligible Creditors to resolve on matters provided for in this Plan, the call, convening and resolution procedure of which shall be as set forth in Clause 9.

1.1.173.
“Brookfield Expense Reimbursement”: Means the “Reimbursement Amount,” if applicable, as defined in and payable by OAS Infra, OAS and/or OAS Investimentos pursuant to the terms and subject to the conditions set forth in section 2.3 of the Right to Top Agreement, dated December 17, 2015.

1.1.174.
“Right to Top”: Means the right to top the offer to buy the UPI Invepar in the Judicial Sale conferred to Brookfield under the Right to Top Agreement, dated December 17, 2015, a copy of which is attached to this Plan as Exhibit 1.1.147, that Brookfield may exercise, subject to the terms and conditions contained therein, to the extent its obligations on the Brookfield Proposal for the Invepar Purchase and Sale Agreement have not been terminated.

1.1.175.
“Adjusted Cash Balance”: Means, for purposes of the definition of Cash Surplus of this Plan and as disclosed in the audited and/or revised financial statements, as applicable, the consolidated cash balance of OAS reduced by the cash balance due to (i) engineering activities developed by means of consortia or specific purpose companies, (ii) activities developed by controlled entities and subsidiaries located abroad and international branches; and (iii) the cash balance of companies in the Investment Division, by Fundo de Investimentos em Participações OAS Empreendimentos and by OASE, as indicated in Exhibit 1.1.159.

1.1.176.	“SPE Gestão”: Has the meaning ascribed in the Preamble to this Plan.

1.1.177.
“SPE OAS 26”: Means OAS 26 Empreendimentos Imobiliários SPE Ltda., a limited liability company with registered offices at Avenida Professor Magalhães Neto nº 1752, suite 306, Pituba, in the City of Salvador, State of Bahia, enrolled as a taxpayer under CNPJ/MF nº 13.017.278/0001-13.

1.1.178.	“Real to Dollar Conversion Rate”: Means the exchange rate of 3.2077 Brazilian Real to one (1) US Dollar.

1.1.179.	“Dollar to Real Conversion Rate”: Means the exchange rate of one (1) US Dollar to 3.2077 Brazilian Real.

1.1.180.
“DI Rate”: Means the average daily rates of one-day over extra grupo Interfinancial Deposits (“Dis”), expressed as a per annum percentage, based upon a 252-Business-Day year, as calculated and published by CETIP on the daily journal available at its Internet page (http://www.cetip.com.br).

1.1.181.
“TR”: Means the reference rate established by Law No. 8,177 of 1991, as determined and published by the Central Bank of Brazil, whose product will be added to the balance of the nominal value of the Claim for purposes of calculating the monetary value of the obligations under this Plan, and will be due and payable on the repayment dates of the installments of such obligations. In case of temporary unavailability of the TR, the last published index number will be used in its place, calculated pro rata by Business Days, provided, however, that no financial compensation will be due by occasion of the publication of the appropriate index number. In the absence of calculation and/or publication of the index number for a period exceeding five (5) Business Days after the expected date for publication, or in the event TR is extinct by statutory or judicial determination, TR shall be replaced by its legally determined substitute.

1.1.182.	“Arena POA IPU”: Means the Isolated Productive Unit, in the form of article 60 of the Bankruptcy Law, formed by Arena POA Shares.

1.1.183.	“Real Estate IPU”: Means one or more Isolated Productive Units, pursuant to Article 60 of the Bankruptcy Law, formed by one or more Real Estate Property.

1.1.184.	“Invepar IPU”: Means the Isolated Productive Unit, pursuant to Article 60 of the Bankruptcy Law, formed by Invepar Shares.

1.1.185.	“O&G IPU”: Means the Isolated Productive Unit, pursuant to Article 60 of the Bankruptcy Law, formed by O&G Shares.

1.1.186.	“Soluções Ambientais IPU”: Means the Isolated Productive Unit, pursuant to Article 60 of the Bankruptcy Law, formed by Soluções Ambientais Shares.

1.1.187.	“IPUs”: Means, collectively, the Invepar IPU, the O&G IPU, the Soluções Ambientais IPU, the Real Estate IPU(s) and the Arena POA IPU.

1.1.188.
“Minimum Cash Payment – Group 2 Financial Creditors”: Means the minimum payment of R$639,000,000.00, for the benefit of the Group 2 Financial Creditors who elect the Payment in Cash Option and/or are entitled to receive a portion of the Payment in Cash Option Amount, pursuant to Clause 4.4.

1.1.189.	“Payment in Cash Option Amount”: Means the amount equivalent to the sum of the Invepar Proceeds and the Pre-Closing Date OASI Assets Proceeds.

1.1.           Clauses and Exhibits. Except as otherwise specified herein, all Clauses and Exhibits mentioned herein refer to Clauses and Exhibits of this Plan. References to clauses or items of this Plan also include references to the relevant sub-clauses and sub-items. The Exhibits are included in and form an integral part of this Plan for all legal purposes.

1.2.           Headings. Headings of Chapters and Clauses of this Plan are included exclusively for convenience of reference purposes, and shall not affect their interpretation or contents of the pertinent provision.

1.3.           Terms and Expressions. Terms such as “include”, “including” and similar terms and expressions shall be construed as if followed by the expression “but not limited to”.

1.4.           References. References to any documents or instruments shall include all their respective addenda, replacements, restatements and supplements, except as otherwise expressly provided for. Where applicable, references to Debtors shall be interpreted as references to any legal entities succeeding them in their obligations by virtue of the corporate transactions contemplated in this Plan or, if not contemplated, necessary for scaling and increasing the organizational efficiency of the OAS Group.

1.5.           Legal Provisions. References to legal provisions and laws shall be interpreted as references to such legal provisions and laws as in force on the present date or as of a date specifically determined by the context.

1.6.           Terms and Deadlines. All terms and deadlines provided for in this Plan shall be counted, pursuant to article 132 of the Brazilian Civil Code, disregarding the first day and including the last day. Any term established in this Plan (whether or not counted in Business Days), the final day of which shall not correspond to a Business Day, shall be automatically postponed to the immediately succeeding Business Day.

2.	Means of Reorganization

2.1.           Overview. Except as expressly provided in this Plan and solely upon the terms and conditions contained in this Plan, in order that the OAS Group may reorganize itself to ensure the preservation of the business and the maintenance of its activities as a going concern, with the generation of employment, income and technology, the following reorganization means will be adopted:

2.1.1.
Debt Restructuring. The OAS Group shall restructure any debts incurred in with its Bankruptcy Creditors, as detailed in Clause 4 below. In addition, through bilateral negotiations, given that such creditors are not subject to the Plan, will restructure its indebtedness to Creditors not Subject to Judicial Reorganization, in compliance with the terms and conditions contemplated in this Plan, provided that under no circumstances the negotiations with the Creditors not Subject to Judicial Reorganization may change the conditions set out in this Plan for the payment of Bankruptcy Creditors.  For the avoidance of doubt, the Claim not Subject to Judicial Reorganization are not affected by the provisions of this Plan.

2.1.2.
Corporate Restructuring. The OAS Group may conduct exclusively corporate restructuring transactions described and identified in Clauses 6.1 and 6.2, the purpose of which is to make possible the recovery measures set out in this Plan and to achieve a corporate structure more suitable to the development of its activities.

2.1.3.
Disposal of Non-Current Assets. The OAS Group may proceed with the disposal and/or encumbering of its non-current assets, other than those integrating the new business plan, pursuant to the provisions of Clause 7.

2.1.4.
Raising of New Funds. Obtaining new funds is an important measure for the success of the Court-Supervised Reorganization, particularly in what concerns the Engineering & Construction Division. Without prejudice to other transactions that may be entered into by the OAS Group, OAS Infra and/or OASI shall use the Invepar Free Proceeds or the Invepar SPV Free Proceeds and the OASI Assets Free Proceeds with a view to allocating the relevant proceeds to the (i) stabilization of the working capital and funding of activities of the OAS Group, particularly of the Engineering & Construction Division; (ii) payment of non-recurring expenses associated with the restructuring process; and (iii) payment of any financial obligations resulting from liabilities, suits, fines and/or civil, tax and labor penalties, first priority claims, if any, each in accordance with applicable laws, including, without limitation, anti-corruption, administrative misconduct and antitrust laws, excluding Restricted Payments.

3.           Payment Instruments

3.1.        Payments instruments.  Except as expressly provided herein, once the Approval of the Plan is obtained, Bankruptcy Claims shall be fully novated, subject to the Judicial Confirmation of the Plan, the General Conditions for the Issuance and Allocation of the Notes, the Conditions Precedent to the Delivery of the Notes, the Termination Events set forth in Clause 13, and to the provisions of Clause 4, and Bankruptcy Creditors shall become entitled exclusively to the following payment instruments:

3.1.1.
Payment in cash. The OAS Group shall allocate in the form of this Plan installments of cash payments to the Group 1 Financial Creditors, the Group 2 Financial Creditors, the Group 3 Financial Creditors, the Supplier Creditors and ME/EPP Creditors, without prejudice to payment instruments referred to herein below.

3.1.2.
Adjudication of Assets.  If the SPV is the purchaser of the Invepar Shares after the Judicial Sale for the Invepar IPU pursuant to the SPV Winner Order, the OAS Group shall transfer the UPI Invepar and the Invepar Shares to the SPV, as provided in this Plan.

3.1.3.
OASI Senior Notes. By the Closing Date, and subject to the General Conditions for the Issuance and Allocation of the Notes and the Termination Events, the OAS Offshore Vehicle shall issue bonds to be distributed through DTC, consistent with the terms and conditions set forth in Exhibit 1.1.123 and acceptable in form and substance to the Eligible Creditors in a Meeting Restricted to Eligible Creditors, in US dollars and governed by the Laws of the State of New York, United States of America.

3.1.3.1.                  The OASI Senior Notes shall be issued in an amount in US dollars equal to either (i) if the SPV is not the purchaser of the Invepar Shares after the Judicial Sale of the Invepar IPU, US$95,435,253 (ninety-five million, four hundred thirty five thousand, two hundred and fifty-three Dollars), which corresponds to R$306,127,660 (three hundred and six million, one hundred twenty-seven thousand, six hundred and sixty reais) at the Dollar to Real Conversion Rate; or (ii) if the SPV is the purchaser of the Invepar Shares after the Judicial Sale of the Invepar IPU pursuant to the SPV Winner Order, US$70,143,717 (seventy million, one hundred forty-three thousand, seven hundred and seventeen Dollars) which corresponds to R$225,000,000 (two hundred twenty five million reais) at the Dollar to Real Conversion Rate, subject to the following payment terms (Exhibit 1.1.123):

(i)         payment in a single installment due by the 10th Anniversary, subject to the possibility of early repayment, as described in Clause 3.1.10 of this Plan; and

(ii)         accrual of interests of thirteen per cent (13%) per annum, provided that, during the first five (5) Anniversaries, OAS shall disburse and shall pay in cash an amount equal to five tenths per cent (0.5%), and the remainder twelve point five per cent (12.5%) shall be capitalized and paid on the 10th Anniversary and/or the dates of repayment of the OASI Senior Notes.

3.1.3.2.                  The OASI Senior Notes shall be secured by the Senior Notes Collateral, subject to the terms and conditions of the Senior Notes Collateral Sharing Agreement, in addition to the personal guarantee of OAS, COAS, OAS Engenharia, and OAS Restructuring (Cayman) Limited

3.1.3.3.                  On terms to be defined in the applicable indenture for the issuance of the OASI Senior Notes, the OASI Senior Notes will be delivered in partial payment for the Group 2 Financial Claims either: (i) if the SPV is not the purchaser of the Invepar Shares after the Judicial Sale of the Invepar IPU, to the Group 2 Financial Creditors; or (ii) if the SPV is the purchaser of the Invepar Shares after the Judicial Sale of the Invepar IPU pursuant to the SPV Winner Order, to the SPV (or such other entity as the Group 2 Financial Creditors may determine in a meeting Restricted to Eligible Creditors) as distribution agent for the Group 2 Financial Creditors, and on the Subsequent SPV Closing Date, to the Group 2 Financial Creditors. The delivery of the OASI Senior Notes to the Group 2 Financial Creditors shall occur (i) by the OAS Group on the Closing Date, subject to the General Conditions for the Issuance and Allocation of the Notes, the Conditions Precedent to the Delivery of the Notes and the Termination Events, and (ii) by the SPV on the Subsequent SPV Closing Date, if the SPV is the purchaser of the Invepar Shares after the Judicial Sale of the Invepar IPU pursuant to the SPV Winner Order.

3.1.4.
OAS Senior Notes in USD. By the Closing Date, and subject to the General Conditions for the Issuance and Allocation of the Notes and the Termination Events, the OAS Offshore Vehicle shall issue bonds to be distributed through DTC, consistent with the terms and conditions set forth in Exhibit 1.1.122 and acceptable in form and substance to the Eligible Creditors in a Meeting Restricted to Eligible Creditors, in US dollars and governed by the Laws of the State of New York, United States of America.

3.1.4.1.                  The OAS Senior Notes in USD shall be issued in an amount in US dollars equal to US$104,876,069 (one hundred and four million, eight hundred seventy six thousand, and sixty nine Dollars) which corresponds to R$336,410,968 (three hundred thirty-six million, four-hundred ten thousand, nine-hundred sixty-eight reais) at the Dollar to Real Conversion Rate, subject to the following payment terms (Exhibit 1.1.122):

(i)         payment in a single installment due by the 10th Anniversary, subject to the possibility of early repayment, as described in Clause 3.1.10 of this Plan; and

(ii)         accrual of interests of thirteen per cent (13%) per annum, provided that, during the first five (5) Anniversaries, OAS shall disburse and pay in cash an amount equal to five tenths per cent (0.5%), and the remainder twelve point five per cent (12.5%) shall be capitalized and paid on the 10th Anniversary and/or the dates of repayment of the OAS Senior Notes in USD.

3.1.4.2.                  The OAS Senior Notes in USD shall be secured by the Senior Notes Collateral, subject to the terms and conditions of the Senior Notes Collateral Sharing Agreement, in addition to the personal guarantee of OAS, COAS, OAS Engenharia, and OAS Restructuring (Cayman) Limited

3.1.4.3.                  On terms to be defined in the applicable indenture for the issuance of the OAS Senior Notes in USD, the OAS Senior Notes in USD will be delivered in partial payment for the Group 2 Financial Claims either: (i) if the SPV is not the purchaser of the Invepar Shares after the Judicial Sale of the Invepar IPU, to the Group 2 Financial Creditors or (ii) if the SPV is the purchaser of the Invepar Shares after the Judicial Sale of the Invepar IPU pursuant to the SPV Winner Order, to the SPV (or such other entity as the Group 2 Financial Creditors may determine in a meeting Restricted to Eligible Creditors) as distribution agent for the Group 2 Financial Creditors, and on the Subsequent SPV Closing Date, to the Group 2 Financial Creditors. The delivery of the OAS Senior Notes in USD shall occur (i) by the OAS Group on the Closing Date, subject to the General Conditions for the Issuance and Allocation of the Notes, the Conditions Precedent to the Delivery of the Notes and the Termination Events, and (ii) by the SPV on the Subsequent SPV Closing Date, if the SPV is the purchaser of the Invepar Shares after the Judicial Sale of the Invepar IPU pursuant to the SPV Winner Order.

3.1.5.
Fungibility of the Senior Notes in USD. The OASI Senior Notes and the OAS Senior Notes in USD should be consolidated and fungible with each other, and will be subject of a single issue, in order to provide more liquidity to these securities.

3.1.6.
OAS Senior Notes in Reais. By the Closing Date, and subject to the General Conditions for the Issuance and Allocation of the Notes and the Termination Events, OAS will issue debentures in reais, in a single series, governed by the laws of the Federative Republic of Brazil and by ICVM No. 476, consistent with the terms and conditions set forth in Exhibit

1.1.121 and acceptable in form and substance to the Eligible Creditors in a Meeting Restricted to Eligible Creditors.

3.1.6.1.                  The OAS Senior Notes in Reais will be issued in reais, in an aggregate amount of either (i) if the SPV is not the purchaser of the Invepar Shares after the Judicial Sale of the Invepar IPU, R$69,961,373 (sixty-nine million, nine-hundred sixty-one thousand, three hundred and seventy-three reais), or (ii) if the SPV is the purchaser of the Invepar Shares after the Judicial Sale of the Invepar IPU, R$69,961,373 (sixty nine million, nine hundred and sixty one thousand, three hundred and seventy-three reais), subject to the following payment terms (Exhibit 1.1.121):

(i)         payment in a single installment due by the 10th Anniversary, subject to the possibility of early repayment, as described in Clause 3.1.10 of this Plan;

(ii)         accrual of interests of thirteen per cent (13%) per annum, provided that, during the first five (5) Anniversaries, OAS shall disburse and pay in cash an amount equal to five tenths per cent (0.5%), and the remainder twelve point five per cent (12.5%) shall be capitalized and paid on the 10th Anniversary and/or the dates of repayment of the OAS Senior Notes in Reais; and

(iii)         adjustment of the balance of the nominal value of the debentures to take into account the variation between the Real to Dollar Conversion Rate and the current exchange rate at the time of the 10th Anniversary. The result of such adjustment shall be added to the nominal value for purposes of calculating the monetary value of any obligation and the payment on the 10th Anniversary and/or the repayment dates.

3.1.6.2.                  The OAS Senior Notes in Reais shall be secured by the Senior Notes Collateral, subject to the terms and conditions of the Senior Notes Collateral Sharing Agreement, in addition to the personal guarantee of OAS, COAS, OAS Engenharia, and OAS Restructuring (Cayman) Limited

3.1.6.3.                  On terms to be defined in the applicable indenture, the OAS Senior Notes in Reais will be delivered to the Group 1 Financial Creditors in partial payment for their respective Group 1 Financial Claims held against the OAS Group. The delivery of the OAS Senior Notes in Reais shall occur on the Closing Date, subject to the General Conditions for the Issuance and Allocation of the Notes and the Termination Events.

3.1.6.4.                  The right of the Group 1 Financial Creditors to receive the OAS Senior Notes in Reais shall at all times be limited to the percentage that their respective Claim represent of the aggregate sum of the Group 1 Financial Claims held by all Group 1 Financial Creditors.

3.1.7.
OAS and/or COAS Refinancing Notes (Group 1 Financial Creditors). By the Closing Date, and subject to the General Conditions for the Issuance and Allocation of the Notes and the Termination Events, OAS will issue debentures in reais, in a single series, governed by the law of the Federative Republic of Brazil and the CVM Instruction No. 476, consistent with the terms and conditions set forth on Exhibit 1.1.125 and acceptable in form and substance to the Eligible Creditors in a Meeting Restricted to Eligible Creditors.

3.1.7.1.                  The OAS and/or COAS Refinancing Notes (Group 1 Financial Creditors) will be issued in the total aggregate amount of R$1,198,461,456 (one billion, one-hundred and ninety-eight million, four hundred and sixty-one thousand, four hundred and fifty-six Brazilian reais) (“Nominal Value”), adjusted for inflation according to the TR to be capitalized in the principal value (“Restated Nominal Value”), subject to the following conditions:

(i)       on the COAS Refinancing Notes (Group 1 Financial Creditors), reduced of any eventual amortization of the Nominal Value, there will be interest of 1% (one percent) per annum, provided that: (i) during the first five (5) years, OAS shall disburse an amount equal to point twenty-five per cent (0.25%), and the remainder point seventy-five per cent (0.75%) shall be capitalized and repaid on the 25th Anniversary and/or the early repayment dates; and (ii) from the sixth year ahead, interest will be due and payable semi-annually in the full percentage of 1% (one percent) per annum; and

(ii)       The Timely Payment Bonus will apply on the amount of the installment becoming due adjusted for inflation according to TR, excluding interest, on the 25th Anniversary.

3.1.7.2.                  Late Claims of the Group 1 Financial Creditors or claims that come to be increased will be added to the Nominal Value of the COAS Refinancing Notes (Group 1 Financial Creditors) on the date of its materialization, and shall thereafter take part proportionately (pro rata) of future payments, subject to the terms above. Late Claims will be added to the Group 1 Financial Claims, implying a proportional reduction (pro rata) of payments to be made to the Group 1 Financial Creditors under the COAS Refinancing Notes (Group 1 Financial Creditors). Late Claims will not be considered for the purposes of interest calculation.

3.1.7.3.                  COAS Refinancing Notes (Group 1 Financial Creditors) shall have personal guarantee granted by COAS, which will be subordinated and will have its enforceability subject to the previous and full payment of the personal guarantee granted under the terms of the Senior Notes Collateral Sharing Agreement. For purposes of this Plan, COAS will have the benefit of order of its obligations, and in no event, in case of default, may be enforced by the Group 1 Financial Creditors until full payment of its obligations under the personal guarantees provided under the Senior Notes Collateral Sharing Agreement.

3.1.7.4.                  On terms to be defined in the applicable indenture, the OAS and/or COAS Refinancing Notes (Group 1 Financial Creditors will be delivered to the Group 1 Financial Creditors in partial payment for their respective Group 1 Financial Claims held against the OAS Group. The delivery of the OAS and/or COAS Refinancing Notes (Group 1 Financial Creditors) shall occur on the Closing Date, and subject to the General Conditions for the Issuance and Allocation of the Notes and the Termination Events.

3.1.7.5.                  The right of the Group 1 Financial Creditors to deliver the OAS and/or COAS Refinancing Notes (Group 1 Financial Creditors) shall always be limited to the percentage that their respective Claims represent out of the total aggregate amount of the Group 1 Financial Claims of the Group 1 Financial Creditors.

3.1.8.
OAS and/or COAS Refinancing Notes (Group 2 Financial Creditors). By the Closing Date, and subject to the General Conditions for the Issuance and Allocation of the Notes and the Termination Events, the OAS Offshore Vehicle shall issue bonds to be distributed through DTC, denominated in reais and paid in US dollars, governed by the Laws of the

State of New York, United States of America, consistent with the terms and conditions set forth in Exhibit 1.1.126 and acceptable in form and substance to the Eligible Creditors in a Meeting Restricted to Eligible Creditors.

3.1.8.1.                  The OAS and/or COAS Refinancing Notes (Group 2 Financial Creditors) shall be issued in reais, in the aggregate amount of R$725,000,000 (seven hundred and twenty-five million reais), subject to the following payment terms, consistent with the terms and conditions set forth Exhibit 1.1.126 and acceptable in form and substance to the Eligible Creditors in a Meeting Restricted to Eligible Creditors:

(i)       maturity shall occur on the 19th Anniversary, provided that (i.a) between the 1st and the 7th Anniversaries, there shall be no repayments; (i.b) between the 8th and the 11th Anniversaries, there shall be partial repayments in the amount corresponding to five per cent (5%) per annum; and (i.c) between the 12th and the 19th Anniversaries, there shall be partial repayments in the amount corresponding to ten per cent (10%) per annum;

(ii)       accrual of interests of five per cent (5%) per annum, on the nominal value of the New OAS and/or COAS Refinancing Notes (Group 2 Financial Creditors), adjusted by eventual amortizations, provided that, for the first five (5) Anniversaries, payment of interests shall be limited to an amount corresponding to point twenty-five percent (0.25%) per annum, and the remainder four point seventy-five per cent (4.75%) shall be capitalized and paid on the repayment dates of the New OAS and/or COAS Refinancing Notes (Group 2 Financial Creditors); and

(iii)       the balance of the nominal value of the New OAS and/or COAS Refinancing Notes (Group 2 Financial Creditors) shall be adjusted for inflation according to the TR, and the Timely Payment Bonus shall apply on amounts repaid on each date, if applicable.

3.1.8.2.                  All payments made with respect to the New OAS and/or COAS Refinancing Notes (Group 2 Financial Creditors) pursuant to the Clause above will be made in US dollars, by use of the Real to Dollar Conversion Rate.

3.1.8.3.                  The OAS and/or COAS Refinancing Notes (Group 2 Financial Creditors) shall be granted a personal guarantee by OAS, COAS, OAS Engenharia, and OAS Restructuring (Cayman) Limited which will be subordinated and will have its enforceability subject to the previous and full payment of the personal guarantee granted under the terms of the Senior Notes Collateral Sharing Agreement. For purposes of this Plan, OAS, COAS, OAS Engenharia, and OAS Restructuring (Cayman) Limited will have the benefit of order of its obligations, and in no event, in case of default, may be enforced by the Group 2 Financial Creditors until full payment of its obligations under the personal guarantees provided under the Senior Notes Collateral Sharing Agreement.

3.1.8.4.                  On terms to be defined in the applicable indenture of the OAS and/or COAS Refinancing Notes, the OAS and/or COAS Refinancing Notes (Group 2 Financial Creditors), shall be delivered to the Group 2 Financial Creditors in partial payment for their respective Group 2 Financial Claims held against the OAS Group. The delivery of the OAS and/or COAS Refinancing Notes (Group 2 Financial Creditors) shall occur on the Closing Date, and subject to the General Conditions for the Issuance and Allocation of the Notes and the Termination Events.

3.1.8.5.                  The right of the Group 2 Financial Creditors to receive the OAS and/or COAS Refinancing Notes (Group 2 Financial Creditors) shall always be limited to the percentage that their respective Claims represent out of the total aggregate amount of the Group 2 Financial Claims of the Group 2 Financial Creditors.

3.1.9.
Subscription Warrants. By the Closing Date, OAS shall issue Subscription Warrants with an exercise price of R$ 1.00 (one real) to each OAS/COAS Aggregate Financial Creditor, substantially in the form of Exhibit 1.1.27.  Each Subscription Warrant shall confer onto its holder the right to acquire a certain number of shares of common stock of OAS; provided that the number of shares set forth on each such Warrant shall be determined in manner such that (i) it is equal to its holder’s pro rata portion of the OAS/COAS Aggregate Financial Claims as of the issuance date of the Warrants (as compared to all other OAS/COAS Aggregate Financial Creditors) and (ii) upon the exercise of all such Warrants, and the issuance of the shares contemplated thereby, the OAS/COAS Aggregate Financial Creditors, in the aggregate, will hold forty per cent (40%) of the capital stock of OAS.  Each holder of a Subscription Warrant may, in its sole discretion, exercise all or any portion of its Subscription Warrant immediately prior to or after the occurrence of any Liquidity Event.

3.1.9.1.                  Each holder of a Subscription Warrant will have the following rights: (a) a pro rata tag along right in respect of any Liquidity Event for shares issued by OAS to such holder upon exercise of the Subscription Warrant, so as to assure that all shareholders of OAS, including those becoming shareholders by virtue of the exercise of the Subscription Warrant, will be able to sell their equity interests under equal conditions vis-à-vis one another in any Liquidity Event transaction; (b) each Subscription Warrant shall be freely tradable and, to the extent commercially feasible, DTC eligible and shall provide the holder thereof a right to assign and exercise such Subscription Warrant independently from the assignment or exercise of any credit rights that such holder may hold in respect of OAS or its affiliates; (c) each Subscription Warrant shall have an exercise price of one real (R$1.00); (d) each Subscription Warrant may be exercised by means of set-off (against claims owed by OAS to the holder thereof) or cash payment; and (e) each Subscription Warrant shall be based upon the current capitalization of OAS and shall contain customary anti-dilution protections, so that holders of Subscription Warrants shall have, at all times, a right to subscribe, immediately prior to any Liquidity Event, for common shares of OAS which correspond to forty per cent (40%) of the aggregate capital stock of OAS as of immediately prior to such Liquidity Event.

3.1.9.2.                  The Subscription Warrants will be issued by OAS as the holding company of the assets of the OAS Group and the controlling entity of the Real Estate Division, the Engineering & Construction Division and the Investment Division of the OAS Group. In the event that OAS shall, for any reason (including due to a Liquidity Event), cease to be the holding company of the assets of the OAS Group and the controlling entity of the Real Estate Division, the Engineering & Construction Division and the Investment Division of the OAS Group, the OAS Group and the Shareholders agree to take all judicial and extra-judicial measures necessary to assure that holders of Subscription Warrants shall continue to have the same rights and benefits conferred to them by the initial issuance of such Subscription Warrants, including, but not limited to issuance of new Subscription Warrants with all rights provided for in Clause 3.1.9.1 above by the entity (or by all entities) that shall become the holding company of the assets of the OAS Group and/or the controlling entity of the Real Estate Division, the Engineering & Construction Division and the Investment Division of the OAS Group.

3.1.9.3.                  The term of the Subscription Warrants (and the exercise period thereunder) shall be the twenty (20) year period beginning on the date of issuance of the Subscription Warrants.

3.1.10.
Cash Surplus. OAS shall use Cash Surplus to eventual payments of Claims to OAS and/or COAS Aggregate Financial Creditors, pro rata to their respective claims, as well as to finance its activities, according to the following order of preference and distribution conditions:

(i)       Up until full settlement of the OAS Senior Notes in USD and OAS Senior Notes in Reais and from the 1st Anniversary ahead:

a.	sixty per cent (60%) of the Cash Surplus shall be allocated to the pro rata repayment of the OAS Senior Notes in USD and OAS Senior Notes in Reais;

b.	twenty percent (20%) of the Cash Surplus will be reinvested by OAS in its operations; and

c.
twenty percent (20%) of the Cash Surplus will be allocated to Shareholders, which will be computed by OAS in favor of the Shareholders, who shall have the right to use the corresponding amount for payment (through offset) of the Shareholders’ Receivables, as they fall due or early amortization dates. Once the Shareholders’ Receivables have been fully paid, Shareholders will be entitled to receive the Cash Surplus. In the event there is not enough Cash Surplus to pay for the Shareholders’ Receivables, the latter must be paid by the Shareholders under the originally agreed upon conditions.

(ii)       After full settlement of the OAS Senior Notes in USD and OAS Senior Notes in Reais and for ten (10) Anniversaries:

a.	from 1st to 5th Anniversaries, fifty percent (50%) of the Cash Surplus will be distributed to OAS/COAS Aggregate Financial Creditors, ratably to the value of their Claims in relation to

OAS/COAS Aggregate Financial Credits, as an additional payment of its original Claim (cash sweep);

b.
from 6th to 10th Anniversaries, fifty percent (50%) of the Cash Surplus will be distributed to OAS/COAS Aggregate Financial Creditors, ratably to the value of their Claims in relation to OAS/COAS Aggregate Financial Credits, as extraordinary and mandatory repayment of the OAS and/or COAS Refinancing Notes (Group 1 Financial Claims) and OAS and/or COAS Refinancing Notes (Group 2 Financial Claims); and

c.
during all ten (10) Anniversaries mentioned in items (a) and (b) above, (x) seventeen percent (17%) of the Cash Surplus will be reinvested by OAS in its operations, and (y) thirty-three percent (33%) will be allocated to Shareholders.

3.1.11.
OASI Assets Proceeds Notes. By the Closing Date, and subject to the General Conditions for the Issuance and Allocation of the Notes and the Termination Events, the OASI Assets Proceeds Notes and related documents shall be issued by OAS or another entity directly owned and controlled by OAS, which entity shall be acceptable to the applicable Eligible Creditors, consistent with the terms and conditions set forth in Exhibit 1.1.124 and acceptable in form and substance to the Eligible Creditors in a Meeting Restricted to Eligible Creditors and shall be allocated (a) if the SPV is not the purchaser of the Invepar Shares after the Judicial Sale of the Invepar IPU, to the Group 2 Financial Creditors, pro rata to the amount of their relevant claim vis-à-vis the Group 2 Financial Claims; or (b) if the SPV is the purchaser of the Invepar Shares after the Judicial Sale of the Invepar IPU pursuant to the SPV Winner Order, to the SPV (or such other entity as the Group 2 Financial Creditors may determine in a meeting Restricted to Eligible Creditors) as distribution agent for the Group 2 Financial Creditors to he held and distributed on the Subsequent SPV Closing Date to the Group 2 Financial Creditors in accordance with Clause 5.4 of the Plan. The OASI Assets Proceeds Notes will be owed exclusively to the Group 2 Financial Creditors, even if at the time of the disposal and/or distribution of the proceeds from the sale of the OASI Assets, OASI shall have been merged, spun-off, wound-up or shall have been subject to any corporate transaction provided in this Plan. The funds earned from the sale of other non-current assets of OASI will be used for Cash Surplus composition.

3.1.11.1.                  Subject to the General Conditions for the Issuance and Allocation of the Notes, the Conditions Precedent to the Delivery of the Notes and the Termination Events, the delivery of the OASI Assets Proceeds Notes by the OAS Group shall occur on the Closing Date (i) to the Group 2 Financial Creditors, if the SPV is not the purchaser of the Invepar Shares after the Judicial Sale of the Invepar IPU or (ii) to the SPV (or such other entity as the Group 2 Financial Creditors may determine in a meeting Restricted to Eligible Creditors) as distribution agent for the Group 2 Financial Creditors, if the SPV is the purchaser of the Invepar Shares after the Judicial Sale of the Invepar IPU.

3.2.         Timely Payment Bonus. Means the discount rate referred to in Exhibit 1.1.26, to be applied to upcoming installments composed of principal amount and charges, exclusively, of the Claims mentioned in Clauses 4.3.1, 4.3.3, 4.4.11, 4.5, 4.7, 4.8, 4.9 and 4.10, provided that the Debtor responsible for such payment is in compliance with all its financial undertakings in this Plan.

3.2.1.
For purposes of applying the Timely Payment Bonus, compliance shall be interpreted as the regular fulfillment of all financial obligations owed up to the Business Day prior to the payment of the installment maturing.

3.2.2.	The Timely Payment Bonus accrued over time shall be limited to the value of the Claim originally listed in the List of Creditors of the Judicial Administrator, and shall not be reduced.

3.3.         Interest on Notes.  Interest on the Notes shall begin to accrue from March 31, 2016.

4.            Payment of Creditors

4.1.         Labor Creditors. Labor Creditors shall not be affected by this Plan, and will be paid in accordance with the original conditions of their relevant claims within thirty (30) days counted from the Judicial Confirmation of the Plan.

4.2.         Secured Creditors. The Secured Creditors shall be restructured as follows:

4.2.1.
FI-FGTS Claim – 4th Issuance Debentures. If the SPV is not the purchaser of the Invepar Shares after the Judicial Sale of the Invepar IPU, the FI-FGTS Claim – 4th Issuance Debentures shall be fully paid by OAS, including accrued monetary adjustment agreed in the 4th Issuance Debenture Indenture, interest and inflation adjustment up to the payment of such Claim, with the proceeds from the Judicial Sale of IPU Invepar, simultaneously to the execution of the appropriate documention releasing the existing pledge of the Invepar Shares in its favor; and FI-FGTS hereby undertakes to adopt all necessary actions to release the pledge over the Invepar Shares and permit the transfer the Invepar Shares.

4.2.1.1.                  The funds for the payment of the FI-FGTS Claim – 4th Issuance Debentures shall be deposited in the 4th Issuance Debentures Escrow Account upon the Judicial Sale of the Invepar IPU, or may be transferred directly by the relevant purchaser of the Invepar IPU to the FI-FGTS Creditor – 4th Issuance Debentures, observing the terms of Clause 1.1.167(ii). Upon the transference of the deposited funds to FI-FGTS Creditor – 4th Issuance Debentures or upon such direct transference and the evidence of full payment of the Claim, as provided in Clause 4.2.1, FI-FGTS will take all steps required for the release of the pledge over the Invepar Shares.

4.2.1.2.                  The FI-FGTS Creditor – 4th Issuance Debentures preserves its rights in respect of collaterals and/or fiduciary guarantees granted to FI-FGTS Creditor – 4th Issuance Debentures by the Debtors and by corporations not included in the Judicial Reorganization. If such collateral and/or fiduciary guarantees are fully or partially foreclosed prior to the Closing Date, the proceeds of such foreclosure, respecting any applicable seniority, will be used to pay off the FI-FGTS Claim – 4th Issuance Debentures and any remaining balance will be settled in compliance with this Clause 4.2.1.

4.2.2.
If the SPV is the purchaser of the Invepar Shares after the Judicial Sale of the Invepar IPU, the FI-FGTS Claim - 4th Issuance Debenture in consideration for the FI-FGTS Claim – 4th Issuance Debentures on the Closing Date will receive Class B SPV interests which shall entitle it to receive from the SPV on the Subsequent SPV Closing Date either (a) to the extent the SPV sells the FI-FGTS Invepar Shares and the Group 2 Invepar Shares together, on account of the Class B SPV interests, 24.40%

of the proceeds of the sale of the Invepar Shares by the SPV, net of the costs and expenses of the SPV, as set forth in Clause 5.4(a)(i) or (b) to the extent the SPV sells the FI-FGTS Invepar Shares and the Group 2 Invepar Shares separately, on account of the Class B SPV interests, 100% of the proceeds of the sale of the FI-FGTS Invepar Shares by the SPV, net of the costs and expenses, as set forth in Clause 5.4(b)(1)(i); provided, however, in any case no interest in the SPV may be delivered to any affiliate of the OAS Group.

4.2.2.1.                  At the time the SPV sells the Invepar Shares to a third party, FI-FGTS Creditor – 4th Debenture will be entitled to the FI-FGTS Claim – 4th Debenture Clawback in the scenario that the Invepar Shares are sold for a value insufficient to pay the full FI-FGTS Claim – 4th Issuance Debenture as of February 29, 2016, pursuant to Clause 7.3 of this Plan.

4.2.3.
FI-FGTS Claim – O&G Agreement. The FI-FGTS Claim shall be subject to a broad, full, irrevocable and unconditional release, provided that the sale of the O&G IPU occurs in conditions previously consented by FI-FGTS, under the terms of Clause 7.5, and as such, OASI shall be released from any and all obligation related to the Shareholders’ Agreement and the Investment Agreement executed on December 14, 2013 by and between OASI, FI-FGTS and Óleo e Gás S.A., including the FI-FGTS Claim – O&G Agreement. The full release is limited to the corporate obligations mentioned herein and OASI shall remain responsible for any tax, labor, administrative, criminal, antitrust and/or civil supervening facts.

4.2.3.1.                  In the event that the Judicial Sale of O&G IPU is not completed with the actual transfer of ownership of the O&G Shares to a third party acquirer on or before the first (1st) anniversary of the Closing Date, the payment of the FI-FGTS Claim – O&G Agreement, and in FI-FGTS’s sole discretion, will occur by means of one of the following alternatives: (i) continuing to seek to perform the Judicial Sale of O&G IPU; (ii) FI-FGTS' acceptance the best proposal made in the last bid, with any remaining outstanding balance of the FI-FGTS Claim – O&G Agreement to be paid by OAS Group under the terms provided in Clause 4.16 of this Plan; or (iii) FI-FGTS receiving, as payment of the FI-FGTS Claim – O&G Agreement, all the shares held by OASI in O&G. No matter the alternative selected by FI-FGTS, OASI will be released from any and all obligation related to the Shareholders’ Agreement and the Investment Agreement executed on December 14, 2013 by and between

OASI, FI-FGTS and Óleo e Gás S.A., including the FI-FGTS Claim – O&G Agreement.

4.2.4.	Other Secured Claims. Any other Secured Claims that may be included in the List of Creditors of the Judicial Administrator after Approval of the Plan shall be restructured pursuant to Clause 4.16.

4.3.        Group 1 Financial Creditors.  In view of the novation of the entirety of their Claims by virtue of the Approval of the Plan, and subject to the Judicial Confirmation of the Plan, the General Conditions for the Issuance and Allocation of the Notes, the Conditions Precedent to the Delivery of the Notes and the Termination Events, and provided that the Invepar Closing has occurred, the Group 1 Financial Creditors will receive in payment:

(i)       the amount of up to R$9,889.00 (nine thousand, eight hundred and eighty-nine reais) for each Creditor, always limited to the amount of the relevant claim as appearing in the List of Creditors of the Judicial Administrator, which shall be due and payable upon the Business Day following the period of ninety (90) days counted from the Judicial Confirmation of the Plan or upon the Closing Date. For purposes of this payment, it is hereby clarified that the Group 1 Financial Creditors represented by a trustee or similar entity shall be regarded as a single Creditor;

(ii)       the OAS Senior Notes in Reais, pursuant to Clause 3.1.6 of this Plan;

(iii)       the OAS and/or COAS Refinancing Notes (Financial Creditors – Group 1) , pursuant to Clause 3.1.7 of this Plan;

(iv)       the Subscription Warrants, to be held pro rata to the

amount of their respective claims vis-à-vis the aggregate amount of the Bankruptcy Claims held by OAS/COAS Aggregate Financial Creditors pursuant to Clause 3.1.9 of this Plan; and

(v)       any Cash Surplus pursuant to Clause 3.1.10 .

4.3.1.
Timely Payment Bonus. If OAS and/or COAS are in compliance with all its financial obligations set forth in Clause 4.3 above, the Timely Payment Bonus shall apply on the OAS and/or COAS Refinancing Notes (Group 1 Financial Creditors), as described in Exhibit 1.1.26.

4.3.2.
Conversion. Where applicable, for purposes of implementing the provisions of Clause 4.3 above, Group 1 Financial Claims denominated in foreign currency shall be converted into Brazilian currency, in accordance with the Real to Dollar Conversion Rate.

4.3.3.
Group 1 Financial Creditors providers of performance bond policies. Up to the top limit of R$ 280,000,000.00 (two hundred and eighty million reais) in Bankruptcy Claims, the Group 1 Financial Creditors which have performance bonds on their product portfolio will be entitled to the restructuring of their Claim as provided in items (i) to (v) of this Clause, provided that, in exchange, they offer new policies of performance bonds in the ratio of R$ 0.93 (ninety-three cents) of their respective restructured Bankruptcy Claim to each R$ 1.00 (one real) of new performance bond policies taken (Exhibit 4.3.3):

(i)       one (1) installment paid by OAS or COAS of up to R$9,889.00 (nine thousand, eight hundred, eighty-nine reais), always limited to the amount of the Claim held by the Financial Creditor, due and payable within ninety (90) days counted from the Judicial Confirmation of the Plan;

(ii)       any balance of the Claim remaining after the payment provided for in item (i) above shall:

(ii.a) be divided into twelve (12) installments; (x) installments 1 and 2, each corresponding to 6% (six percent) of the outstanding balance of the Claim, to be paid within twelve months following the payment of the installment described in item (i), with possible antecipation of the first installment at OAS/COAS’ sole discretion; (y) installments 3 to 10, each corresponding to 6% (six percent) of the outstanding balance of the Claim, equal and semiannual, with the payment of installment 3 due on the last Business Day of the sixth month following the payment of the last installment described in item (x); (z) installments 11 and 12, each corresponding to 20% (twenty percent) of the outstanding balance of the Claim, equal and semiannual, with the payment of installment 11 due on the last Business Day of the sixth month following the payment of the last installment described in item (y); and

(ii.b) be updated for inflation according to the TR, which shall be capitalized as of the Closing Date and due and payable together with the relevant installments;

(ii.c) the Timely Payment Bonus shall apply on installments falling due, when applicable; and

(ii.d) accrual of interests as of the Closing Date of point ten per cent (0.10%) per annum, due and payable together with the relevant installments.

4.3.3.1.                 Financial Creditors willing to offer new performance bond policies and, consequently, restructure their Bankruptcy Claims pursuant to Clause 4.3.3 shall state their interest to do so by notice to be sent to the Engineering & Construction Division within up to three (3) Business Days from Approval of the Plan, with due regard to the provisions of Clause 14.8 below.

4.3.3.2.                  If any Financial Creditor, after having regularly stated its interest in entering into new performance bond policies, shall elect to cancel the offered credit facility or, for any reason whatsoever, not make available the performance bonds under the conditions established in Exhibit 4.3.3, its Claim shall be proportionally restructured pursuant to Clause 4.16.

4.3.4.
If the maturity of any payment obligation provided in this Clause 4.3 occurs before the Invepar Closing, such maturity shall be automatically extended for the 5th (fifth) Business Day following the Invepar Closing.

4.3.5.
The Group 1 Financial Creditors that have performance bonds on their product portfolio, and that do not offer new policies of performance bonds, will not have their Bankruptcy Claim restructured in the terms provided in Clause 4.3.3, and will have the same treatment as the other Group 1 Financial Creditors.

4.4.         Financial Creditors – Group 2.  In view of the novation of the entirety of their claims by virtue of the Approval of the Plan, subject to the Judicial Confirmation of the Plan, the General Conditions for the Issuance and Allocation of the Notes, the Conditions Precedent to the Delivery of the Notes and the Termination Events set forth in Clause 13, on the Closing Date the Financial Creditors – Group 2 will receive in payment of their respective Claims the combination of (i) the General Payment Package – Group 2 Financial Creditors, and (ii) the Specific Payment Package – Group 2 Financial Creditors, as provided in Clauses 1.1.153 and 1.1.154 and as follows:

4.4.1.
General Payment Package - Group 2 Financial Creditors: All Group 2 Financial Creditors, notwithstanding and in addition to the exercise of the Group 2 Financial Creditors Payment Options, will receive a General Payment Packet – Group 2 Financial Creditors, comprised of the following entitlements, securities and rights:

(i)       the OAS and/or COAS Refinancing Notes (Group 2 Financial Creditors), pursuant to Clause 3.1.8 of this Plan;

(ii)       the Subscription Warrants, pro rata to their respective Claims vis-à-vis the aggregate amount of the Bankruptcy Claims held by OAS/COAS Aggregate Financial Creditors, pursuant to Clause 3.1.9 of this Plan; and

(iii)       the Cash Surplus, pursuant to Clause 3.1.10 of this Plan.

4.4.2.
Specific Payment Package – Group 2 Financial Creditors: In addition to the General Payment Package described in Clause 4.4.1, each Group 2 Financial Creditors shall receive, before giving effect to the election provided in Clause 4.4.4, its pro rata share (as among all Group 2 Financial Claims) of (1) either (i) if the SPV is not the purchaser of the Invepar Shares after the Judicial Sale of the Invepar IPU, the Available Cash in the amount of the sum of (i.a) the Invepar Proceeds, which shall be equal to at least the Minimum Cash Payment – Group 2 Financial Creditors, plus (i.b) the Pre-Closing Date OASI Assets Proceeds; or (ii) if the SPV is the purchaser of the Invepar Shares after the Judicial Sale of the Invepar IPU pursuant to the SPV Winner Order, (ii.a) the proceeds of the sale of the Invepar Shares by the SPV net of the costs and expenses of the SPV, after payments on account of the Class B SPV interests held by FI-FGTS, and less the Invepar SPV Free Proceeds plus (ii.b) the Pre-Closing Date OASI Assets Proceeds (such cash amount in the aggregate of clause (i) or (ii) above, the “Available Cash”); provided, however, no interest in the SPV may be delivered to any affiliate of the OAS Group; (2) the OASI Senior Notes; (3) the OAS Senior Notes in US Dollars; and (4) the OASI Assets Proceeds Notes (collectively, the “Election Instruments”).  In the event the SPV is the purchaser of the Invepar Shares after the Judicial Sale of the IPU Invepar pursuant to the SPV

Winner Order, the OASI Senior Notes, the OAS Senior Notes in US Dollars, and the OASI Assets Proceeds Notes shall be distributed on the Closing Date to the SPV (or such other entity as the Group 2 Financial Creditors may determine in a meeting Restricted to Eligible Creditors) as distribution agent for the Group 2 Financial Creditors, to be held and distributed in accordance with Clause 5.4 of the Plan upon the Subsequent SPV Closing Date, pursuant to election made and instructions provided by Group 2 Financial Creditors; provided, however, that if the OASI Senior Notes, the OAS Senior Notes in US Dollars shall have been repaid in full prior to the Subsequent SPV Closing Date, then the Group 2 Election shall be null and void and the distributions set forth in this Clause 5.4(iii) shall be distributed pro rata to all Group 2 Financial Creditors.

4.4.3.
Entitlement Value.  The pro rata share of Election Instruments for each Group 2 Financial Creditor shall have an aggregate value (in each case, the “Entitlement Value”) calculated as follows: each Group 2 Financial Creditor’s Entitlement Value, (x) each of cash, OASI Senior Notes, and OAS Senior Notes in US Dollars shall be valued at their face amounts; and (y) OASI Assets Proceeds Notes shall be valued in the aggregate at the difference between (y.i) R$200 million minus (y.ii) the Pre-Closing Date OASI Assets Proceeds.

4.4.4.
Right to Make Election. Each Group 2 Financial Creditor shall have the right to receive its Entitlement Value in the form of one of the following 2 (two) options of allocations of Election Instruments pursuant to the election under Clause 4.4.7 of the Plan (the “Group 2 Election”), subject to the provisions of Clause 4.4 below:

(i)       Option 1: in the form of a pro rata allocation of each of the OASI Senior Notes, the OAS Senior Notes in US Dollars, and the OASI Assets Proceeds Notes (collectively, “Option 1 - Notes”), such pro rata allocation for each Group 2 Financial Creditor to be based on the aggregate face amount of each such Election Instrument except for the OASI Assets Proceeds Notes which shall be valued in the aggregate at the difference between (a) R$200 million minus (b) the Pre-Closing Date OASI Assets Proceeds; or

(ii)       Option 2: in the form of cash (“Option 2 – Cash”).

4.4.4.1.                  Default Option. Any Group 2 Financial Creditor that fails to make a valid and timely Group 2 Election shall be deemed to have elected Option 1  - Notes.

4.4.5.
Oversubscription. Option 1 shall be deemed to be over-subscribed in the event that the aggregate Entitlement Value of the Group 2 Financial Creditors electing Option 1 - Notes exceeds the face value of the Option 1 - Notes. Option 2 shall be deemed to be over-subscribed in the event that the aggregate Entitlement Value of the Group 1 Financial Creditors electing Option 2 – Cash exceeds the amount of the Available Cash.

4.4.5.1.                  As set forth on Exhibit 1.1.141, by way of example, if Option 1 – Notes is over-subscribed as a result of the Group 2 Election, then:

(i)       the Group 2 Financial Creditors who elected Option 1 - Notes shall receive their Entitlement Value in the following forms: (i.a) their pro rata share (among those selecting Option 1 - Notes) of each of Option 1 - Notes and (i.b) in respect of the remainder of their Entitlement Value, their pro rata share of the Available Cash not used in Option 2 - Cash; and

(ii)       the Group 2 Financial Creditors who elected Option 2 - Cash shall receive their Entitlement Value solely in the form of cash.

4.4.5.2.                  As set forth on Exhibit 1.1.141, by way of example, if Option 2 – Cash is over-subscribed as a result of the Group 2 Election, then:

(i)       the Group 2 Financial Creditors who elected the Option 2 – Cash shall receive their Entitlement Value in the following forms:  (i.a) their pro rata share (among those selecting Option 2 - Cash) of the Available Cash; and (i.b) in respect of the remainder of their Entitlement Value, their pro rata share of each of the Option 1 - Notes not used in Option 1 - Notes; and

(ii)       the Group 2 Financial Creditors who elected Option 1 – Notes shall receive their Entitlement Value solely in the form of Option 1 - Notes.

4.4.6.	Eligibility for the Option 2 - Cash. All Group 2 Financial Creditors may exercise the Option 2 - Cash, regardless of actual presence or absence in the Creditors’ Meeting resolving on approval of this Plan and classification of their vote in the respective Creditors’ Meeting.

4.4.7.
Option 2 – Cash Notice of Exercise. The Group 2 Financial Creditors interested in exercising the Option 2 – Cash shall send to OASI, with copy to the Judicial Administrator, the relevant Cash Option Notice of Exercise, in the form of Exhibit 1.1.127 to this Plan within up to fifteen (15) Business Days from Approval of the Plan.  Group 2 Financial Creditors interested in exercising the Option 2 – Cash are authorized to send the Cash Option Notice by e-mail, as an attachment to the address contained in the Cash Option Notice which shall constitute proper delivery of such notice notwithstanding anything to the contrary in the Plan. Cash Option Notices of Interest received after expiration of the relevant term or which do not strictly observe the form attached to Exhibit 1.1.127 will be disregarded by OASI for purposes of this Plan. The Cash Option Notice of Exercise shall be signed by a legal representative or representative or designee of the relevant Group 2 Financial Creditor and shall designate a bank account, in Brazil or abroad, for receipt of a pro rata portion of Available Cash.

4.4.7.1.                  In the specific case of Bondholders, the exercise of the Cash Option shall be conditioned upon receipt, jointly with the Cash Option Notice of Exercise, of the same documents authorized by the Reorganization Court to evidence the ownership and amount of the Bonds by the relevant Bondholder, as indicated in the Bondholders Decision and Exhibit 1.1.78 . The Bondholders that have already formalized their right to speak, vote and petition pursuant to the aforementioned Bondholder Decision and are authorized to vote at the Creditors’ Meeting as listed in Exhibit 1.1.113 are exempted from submitting the documents referred to in such Bondholders Decision, without prejudice to remittance of the Cash Option Notice of Exercise, provided that they represent that there has been no change in the value of the respective Group 2 Financial Claims or if there has been a change such benefical owner of Group 2 Financial Claims certifies such change on the Cash Option Notice of Exercise and provides a screenshot or any equivalent document evidencing such holdings.

4.4.8.
Verification of Interest of the Option 2 - Cash and Notification of Electing Creditors. Within up to twenty-five (25) Business Days after the Approval of the Plan, the OAS Group shall collate and consolidate all

Cash Option Notices of Interest received and send to Group 2 Financial Creditors that have exercised their Option 2 - Cash, always with copy to the Judicial Administrator, a notice to Creditors that have sent the Notice to Exercise the Cash Option, informing: (i) the identification of the Group 2 Financial Creditors that sent the Cash Option Notice of Exercise, duly accompanied with the appropriate documentation that, therefore, were deemed as validly opting under the terms of Clause 4.4.7; (ii) the allocation of the cash among the Group 2 Financial Creditors that have validly exercised their Option 2 - Cash; and (iii) the allocation of Senior Notes in USD, in the event of an oversubscription of Option 1 – Notes under the terms of Clause 4.4.5 of this Plan.

4.4.9.
Conditions for the Valid Exercise of the Cash Option. The Group 2 Financial Creditors shall have validly exercised their Option 2 - Cash if they send a complete Cash Option Notice of Exercise within the deadline provided for in Clause 4.4.7 above, together with the documents listed in the Bondholders Decision, provided that the Bondholders listed in Exhibit 1.1.113 that have already obtained their individual rights to manifest their opinions, present motions and vote in the form of the Bondholders’ Decision, and that are authorized to vote at the Creditors' Meeting, are expressly exempted from the submission of the documents described in the Bondholders’ decision, as provided in Clause 4.4.7.1.

4.4.10.
Implementation of the Option 2 – Cash Procedure. The OAS Group or its assignee shall maintain a list of those Group 2 Financial Creditors that validly and properly elect Option 2 – Cash pursuant to Clause 4.4.4 of the Plan. If the SPV is not the purchaser of the Invepar Shares after the Judicial Sale of the Invepar IPU, the OAS Group shall commence a tender offer which shall close on the Closing Date and pursuant to which it shall pay the cash to the Group 2 Financial Creditors that validly and properly made such election (the “Cash Option Procedure”) in the amounts they are entitled to pursuant to the Cash Election.  For the avoidance of doubt, the OAS Group is authorized to take any and all actions necessary or desirable to aid in implementing the Cash Option Procedure or otherwise effectuate the Cash Option contemplated under the Plan. If the SPV is the purchaser of the Invepar Shares after the Judicial Sale of the Invepar IPU, the Group 2 Financial Creditors that have validly and properly elected Option 2, pursuant to Clause 4.4.4 of the Plan, shall be entitled to receive Class A-1 SPV interest as set forth in Clause 5.1 of the

Plan subject to the implementation of the Cash Election as provided in Clauses 5.1.2, 5.4(a)(iii), and 5.4(b)(2)(ii).

4.4.11.
Timely Payment Bonus. If OAS and/or COAS are in compliance with all its financial obligations set forth in Clause 4.4 above, the Timely Payment Bonus shall apply on the OAS and/or COAS Refinancing Notes (Group 2 Financial Creditors), as described in Exhibit 1.1.26.

4.5.           Group 3 Financial Creditors.  In view of the novation of the entirety of their claims by virtue of the Approval of the Plan and subject to the Judicial Confirmation of the Plan, Group 3 Financial Creditors will receive in payment, in accordance with the following conditions (Exhibit 1.1.49):

(i)       Within 90 (ninety) days counted from the Judicial Confirmation of the Plan, the amount of R$9,889.00 (nine thousand, eight hundred and eighty-nine reais) to each OASE Financial Creditor, always limited to the value of the Claim indicated in the List of Creditors of the Judicial Administrator;

(ii)       on December 31, 2016, pro rata distribution to their respective Group 3 Financial Claim of R$10,000,000.00 (ten million reais);

(iii)       on December 31, 2017, pro rata distribution to their respective Group 3 Financial Claim of R$10,000,000.00 (ten million reais);

(iv)       on December 31, 2018, pro rata distribution to their respective Group 3 Financial Claim of R$10,000,000.00 (ten million reais);

(v)       on December 31, 2019, pro rata distribution to their respective Group 3 Financial Claim of R$10,000,000.00 (ten million reais);

(vi)       on December 31, 2020, pro rata distribution to their respective Group 3 Financial Claim of R$44,000,000.00 (forty-four million reais);

(vii)      the remaining balance after the payments mentioned in items (i)-(vi) above shall be settled in a single installment, due and payable on the 25th Anniversary;

(viii)     the half-annual payment, during the whole period after the payment set forth in item (i), of interests of point twenty five per cent

(0.25%) per annum, the first disbursement to occur on the last Business Day of April, 2016; and

(ix)       the adjustment for inflation according to the TR of the remaining balance after payment of item (i) set out above, which will be capitalized up to the 25th Anniversary, and on which no interest will accrue.

4.5.1.
Timely Payment Bonus. If OASE is in compliance with all its financial obligations under Clause 4.5 above, the Timely Payment Bonus will apply on the face value of the amount due as amortization, calculated on the date the debt is discharged in full.

4.5.2.
FUNCEF Contribution. In the event of receipt of the FUNCEF Contribution, OASE shall allocate the amount corresponding to fifty per cent (50%) of the sum received to the pro rata prepayment to Group 3 Financial Creditors, provided that (“FUNCEF Creditors Percentage”):

(i)       if the FUNCEF Contribution occurs until December 31, 2020, OASE shall allocate the FUNCEF Creditors Percentage for extraordinary amortization of items (i) to (vii), starting with the amortization of the payment provided for in item (vii), followed by the payment referred to in item (vi), and so on, until there are available funds of the FUNCEF Creditors Percentage; and

(ii)       if the FUNCEF Contribution occurs after December 31, 2020, OASE shall allocate the FUNCEF Creditors Percentage for payment of the remaining balance of the Group 3 Financial Claim.

4.5.2.1.                  The allocation of FUNCEF Creditors Percentage shall always consider the value of the relevant Group 3 Financial Claim appearing at the List of Creditors of the Judicial Administrator.

4.5.2.2.                  In the event of full compliance with the obligations set forth in Clause 4.5 above due to prepayments made under this Clause, the OASE Financial Creditor will be entitled to an additional payment consisting of the cash balance recorded in OASE parent at the time the full compliance with these obligations materializes, plus the OASE Future Cash Flow. For purposes of this Clause, any remaining balance of FUNCEF Creditors Percentage after payment provided for in item (vii) should be considered additional payment.

4.5.2.3.                  For purposes of this Plan, the remaining percentage of the FUNCEF Contribution relating to OASE is not intended for payment of Group 3 Financial Claims and therefore not compose the cash balance referred to in Clause 4.5.2.2 above.

4.5.3.
Security Interest and/or Personal Guarantees. Group 3 Financial Creditors whose Claims are secured by security interests and/or personal guarantees in rights and/or property granted by OASE or entities not subject to the Court-Supervised Reorganization maintain their rights in connection with any such rights and/or property. For such reason, Approval of the Plan implies the recognition that such Creditors may adopt proper action for the repayment of their respective Group 3 Financial Claim by means of foreclosure of such guarantees, as well as by means of accepting such rights and/or property as payment. In that case, any remaining balance of the Group 3 Financial Claim shall be restructured pursuant to Clause 4.5 above.

4.6.           SPE Gestão and OASI Financial Creditors. SPE Gestão and OASI Financial Creditors, in view of the novation of the completeness of their Claims by virtue of the Approval of the Plan, subject to the Judicial Confirmation of the Plan, will receive in payment:

(i)
OAS Arenas shall fully assume the debt of SPE Gestão, the originally contracted minimum conditions of which are assured, without prejudice to the modifications set out in the following items, and thus granting SPE Gestão and OASI full and irrevocable discharge of their obligations to the SPE Gestão and OASI Financial Creditors;

(ii)
adjustment for inflation of the installments shall be made by reference to the variation of the IPCA, plus interest of ten point three per cent (10.3%) per annum, which shall be capitalized and paid in a single installment due and payable on May 31, 2022; and

(iii)
there shall be extraordinary and mandatory repayment of interests and principal amount (consolidated and proportionally) in the event OAS Arenas receives dividends from Fonte Nova Negócios e Participações S.A. and Arena das Dunas Concessão e Eventos S.A.

4.6.1.	All of the instruments necessary to formalize the assumption and restructuring of the obligations set forth in this Clause shall be formalized on or before the Closing Date.

4.7.           OAS, COAS and/or one of the Foreign Entities’ Suppliers’ Creditors. OAS, COAS and/or Foreign Entities’ Suppliers’ Creditors, in view of the novation of the completeness of their claims by virtue of the Approval of the Plan, subject to the Judicial Confirmation of the Plan, will receive in payment as follows:

(i)       Payment of one (1) installment of up to R$9,889.00 (nine thousand, eight hundred and eighty-nine reais) per Supplier Creditor, always limited to the amount of the respective claim, which shall be due and payable within ninety (90) days counted from the Judicial Confirmation of the Plan.

(ii)       Payment of any balance of the respective claim remaining after the payment provided for in item (i) above shall be as follows:

(ii.a) be divided into twelve (12) installments; (x) installments 1 and 2, each corresponding to 6% (six percent) of the outstanding balance of the Claim, to be paid within twelve months following the payment of the installment described in item (i), with possible antecipation of the first installment at OAS/COAS’ sole discretion; (y) installments 3 to 10, each corresponding to 6% (six percent) of the outstanding balance of the Claim, equal and semiannual, with the payment of installment 3 due on the last Business Day of the sixth month following the payment of the last installment described in item (x); (z) installments 11 and 12, each corresponding to 20% (twenty percent) of the outstanding balance of the Claim, equal and semiannual, with the payment of installment 11 due on the last Business Day of the sixth month following the payment of the last installment described in item (y);

(ii.b) be adjusted for inflation according to the TR, which shall be capitalized as of the Closing Date and due and payable together with the relevant installments;

(ii.c) the Timely Payment Bonus shall apply on installments falling due, when applicable; and

(ii.d) accrual of interests as of the Closing Date of point ten per cent (0.10%) per annum, due and payable together with the relevant installments.

4.7.1.
For purposes of implementing the provisions of Clause 4.7 above, Suppliers’ Claims denominated in foreign currency shall be converted into Brazilian currency, in accordance with the Real to Dollar Conversion Rate.

4.7.2.
The claims of OAS, COAS and/or Foreign Entities’ Suppliers’ Creditors that are subject to payment under this Clause 4.7 and the Group 1 Financial Creditors which have performance bonds on their portfolio that are subject to Clause 4.3.3 shall together be limited to an aggregate claim amount of R$612,000,000.00.

4.8.
OASE and OAS Imóveis’ Suppliers’ Creditors. OASE and OAS Imóveis’ Suppliers’ Creditors, in view of the novation of the completeness of their Claims by virtue of the Approval of the Plan, subject to the Judicial Confirmation of the Plan, shall be paid as follows:

(i)       Payment of one (1) installment of up to R$9,889.00 (nine thousand, eight hundred and eighty-nine reais) per Supplier Creditor, always limited to the amount of the respective claim, which shall be due and payable within ninety (90) days counted from the Judicial Confirmation of the Plan,

(ii)       Payment of any balance of the respective claim remaining after the payment referred to in item (i) above shall receive a pro rata distribution in the amount of R$4,519,364.24 (four million, five hundred and nineteen thousand, three hundred and sixty-four reais and twenty-four cents), to be divided into four (4) fixed and monthly installments, the first being due and payable within one hundred and twenty (120) days from the Judicial Confirmation of the Plan.

4.9.           OAS and COAS ME/EPP Creditors. OAS and COAS ME/EPP Creditors, in view of the novation of the completeness of their claims by virtue of the Approval of the Plan, subject to the Judicial Confirmation of the Plan,  shall be paid as follows:

(i)       payment one (1) installment of up to R$9,889.00 (nine thousand, eight hundred and eighty-nine reais) per ME/EPP Creditor, always limited to the amount of the respective claim, which shall be due and payable within ninety (90) days counted from the Judicial Confirmation of the Plan;

(ii)       payment of any balance of the respective claim remaining after the payment provided for in item (i) above shall:

(ii.a) be divided into twelve (12) installments; (x) installments 1 and 2, each corresponding to 6% (six percent) of the outstanding balance of the Claim, to be paid within twelve months following the payment of the installment described in item (i), with possible antecipation of the first installment at OAS/COAS’ sole discretion; (y) installments 3 to 10, each corresponding to 6% (six percent) of the outstanding balance of the Claim, equal and semiannual, with the payment of installment 3 due on the last Business Day of the sixth month following the payment of the last installment described in item (x); (z) installments 11 and 12, each corresponding to 20% (twenty percent) of the outstanding balance of the Claim, equal and semiannual, with the payment of installment 11 due on the last Business Day of the sixth month following the payment of the last installment described in item (y); and

(ii.b) be adjusted for inflation according to the TR, which shall be capitalized as of the Closing Date and due and payable together with the relevant installments;

(ii.c) the Timely Payment Bonus shall apply on installments falling due, when applicable; and

(ii.d) accrual of interests as of the Closing Date of point ten per cent (0.10%) per annum, due and payable together with the relevant installments.

4.10.           OASE and OAS Imóveis ME/EPP Creditors. ME/EPP Creditors of OASE and OAS Imóveis, in view of the novation of the completeness of their Claims by virtue of the Approval of the Plan, subject to the Judicial Confirmation of the Plan, shall be paid as follows:

(i)       payment of one (1) installment of up to R$9,889.00 (nine thousand, eight hundred and eighty-nine reais), always limited to the amount of the respective claim, which shall be due and payable within ninety (90) days counted from the Judicial Confirmation of the Plan;

(ii)       payment of any balance of the respective claim remaining after the payment referred to in item (i) above shall receive a pro rata distribution in the amount of R$464.262,69 (four hundred and sixty-four thousand, two hundred and sixty-two reais and sixty-nine cents), to be divided into four (4) fixed and monthly installments, the first being due and payable within one hundred and twenty (120) days from the Judicial Confirmation of the Plan.

4.11.       Payment per Creditor. The sum of the amounts of R$9,889.00 (nine thousand, eight hundred and eighty-nine reais) that, under this Plan, will be allocated to each of the Group 1 Financial Creditors, the OAS and/or COAS Suppliers’ Unsecured Creditors, and OAS and/or COAS ME/EPP Creditors, as provided in Clauses 4.3, 4.7, 4.9, shall respect the total aggregate limit of R$ 20,000,000.00 (twenty million reais).

4.11.1.
If, for any reason, the sum of the amounts individually owed to each creditor, as mentioned in Clause 4.11, is higher than R$20,000,000.00 (twenty million reais), the amount to be paid to each of the above mentioned Creditors shall be proportionally reduced, in a way that each one will receive exactly the same amount, individually, and within the maximum aggregate amount of R$20,000,000.00 (twenty million reais).

4.11.2.	In case of assignment or any other form of credit transference to other Creditors, the payment provided for in this Clause will be performed one single time.

4.12.       Joint Obligation, Surety, Guaranty and Other Forms of Personal Guarantee of Debtors. The joint obligations, sureties, personal guarantees and any other types of guaranty assumed or provided by the Debtors before the Filing Date, subject to the Court-Supervised Reorganization, except for those expressly exempted or envisaged in this Plan, which includes the fiduciary liens over receivables securing the FGTS 1st Issuance of Debentures of OASE, are entirely extinct due to the novation of Bankruptcy Claims resulting from the Approval of the Plan and subject to the Judicial Confirmation of the Plan.

4.12.1.
The joint obligations, sureties, personal guarantees and any other types of guaranty assumed or provided by the Debtors in relation to obligations undertaken by entities controlled directly or indirectly by

OAS which are not Debtors shall have their enforceability suspended and be subject to verification of nonperformance by its main debtor. If they become due and payable, the joint obligations, sureties, personal guarantees and any other types of guaranty assumed or provided by the Debtors shall be restructured in accordance with Clause 4.16, case in which only the outstanding balance calculated at time of default shall be considered.

4.13.       Restructuring of Debtors Indebtedness. The Judicial Confirmation of the Plan implies full novation of Bankruptcy Claims, thus releasing all Debtors from the obligations originally contracted, in the exact terms of this Plan, provided no Termination Event set forth in Clause 13 shall have occurred. Therefore, after the Approval of the Plan, with respect to Bankruptcy Claims, Debtors shall be subject only to obligations under this Plan.

4.14.       Claims not Subject to Judicial Reorganization. It is noted that Creditors not Subject to Judicial Reorganization are not affected by this Plan, given that the restructuring of their respective claims will depend on individual negotiations with the OAS Group and on their express manifestation of intent. The possibility of express and voluntary adhesion to this Plan by any Creditor not Subject to Judicial Reorganization may occur after the Judicial Confirmation of the Plan, provided that, in such case, the existing balance of the Claim not Subject to Judicial Reorganization shall be afforded the treatment provided for in Clause 4.16, as applicable.

4.15.       Non-Liquidated Claims. Non-Liquidated Claims are fully subject to the terms and conditions of this Plan and to the effects of the Court-Supervised Reorganization, pursuant to article 49 of the Bankruptcy Law. Non-Liquidated Claims, once materialized and recognized by court and/or arbitration award, shall receive the treatment provided for in Clause 4.16.

4.15.1.
As applicable, Creditors holding Non-Liquidated Claims will receive in payment the OAS and/or COAS Refinancing Notes (Group 1 Financial Claims), becoming entitled to the remaining payments thereunder after the date on which they fall due, subject to the same terms set forth in Clause 4.16.

4.16.       Late Claims. Other than Labor Claims, which are afforded the treatment provided for in Clause 4.1 above, in the event of confirmation of Bankruptcy Claims by a court ruling, arbitral award or agreement between the parties, such Claims shall be restructured and paid according to the classification provided in this Plan, not being entitled to the distributions already made:

(i)       OAS, COAS, and/or one of the Foreign Entities’ Suppliers’ Creditors and OAS and COAS ME/EPP Creditors. Once the Late Claim is included to be entitled to the payments provided by Clauses 4.3, 4.7 and 4.9, there will be the proportional reduction (pro rata) of amounts to be paid to other Creditors that are entitled to the payments referred to in such Clause, so that the total aggregate amount to be paid to the referred Creditors will correspond to R$612,000,000.00 (six hundred and twelve million reais).

(ii)       Bankruptcy Claims against entities of the Real Estate Division. Once the Late Claim is included to be entitled to the payment set forth in Clause 4.5, there will be a proportional reduction (pro rata) of amounts to be paid to other Creditors who are entitled to payment under that Clause, so that the total amount to be paid by OASE pursuant to Clause 4.5 will remain the same.

4.16.1.
By analogy with the provisions of Article 10, Paragraph 3rd of the Bankruptcy Law, Creditors subject to this Plan whose Claims are recognized on a belated basis shall not be entitled to payments made prior to the inclusion of such Claims in the List of Creditors of the Judicial Administrator, including, but not limited to, those formalized by means of issuance of the Notes, Warrants, and Cash Surplus, and cannot adhere to the Cash Payment Option.

4.16.2.
The aforementioned conditions shall be applied as soon as the decision determining inclusion of such Claims in the List of Creditors of the Judicial Administrator becomes final and unappeallable. For purposes of this Clause, Creditor shall send a notice to the OAS Group, in the form of Clause 14.8, informing that the court decision recognizing its Late Claim or the modification of its Claim already recognized in the List of Creditors of the Judicial Administrator became final and unappeallable.

4.17.       Modification of the Amount of the Claim. In the event that Bankruptcy Claims already included in the List of Creditors of the Judicial Administrator by a court ruling, arbitral award or agreement between the parties are modified, subject to the provisions of Clause 7, the modified amount of already recognized Claims shall be paid in the manner provided for in Clause 4, starting from the date on which the decision ordering the modification of such Claims in the List of Creditors of the Judicial Administrator became final and unappeallable.

4.17.1.
For purposes of Clause 4.17, the individualization of the value of Bonds for purposes of the exercise of the Cash Payment Option shall not be deemed, under any circumstances, as modification of the amount of the Claim, so that any Bondholders timely and fully carrying out the procedure set forth in Exhibit 1.1.78 or exempted by this Plan, shall receive payment of its Claim as provided for in Clause 4.4 et seq.

4.17.2.
For purposes of this Clause, the Creditor shall send a notice to the OAS Group, in the form of Clause 14.8, informing that the court decision recognizing the modification of its Claim already confirmed in the List of Creditors of the Judicial Administrator became final and unappeallable.

5.           SPV

5.1.        Formation and Invepar Closing. By the Approval of the Plan and by operation of this Plan, prior to the deadline set forth in the Invepar Notice for the delivery of the sealed proposals, the FI-FGTS and the Group 2 Financial Creditors will be deemed to have created and shall form the SPV, directly or through the Offshore SPVs or to any other mechanism agreed upon by the Eligible Creditors in a Meeting Restricted to Eligible Creditors. The OAS Group shall reimburse such Group 2 Financial Creditors and the FI-FGTS Creditor - 4th Issuance Debenture for their reasonable costs and expenses, including legal fees and expenses, of forming the SPV.  In the event the SPV proposal is the winner of the competitive process for the Judicial Sale of the Invepar IPU and the Invepar Shareholders do not exercise their ROFR as provided in Clause 7.3.15, the SPV shall purchase the UPI Invepar and the Invepar Shares, free and clear of any obligations and liabilities of the OAS Group, in accordance with the terms and conditions set forth in this Plan.  The transactions provided in this Clause 5 may be modified if necessary to create a more efficient structure provided that (i) any such modifications shall have beeen approved by the Eligible Creditors in a Meeting Restricted to Eligible Creditors and (ii) all Invepar Shares are transferred to a single entity directly or indirectly controlled by Group 2 Financial Creditors and FI-FIGTS.

5.1.1.
In the event the SPV is the purchaser of the Invepar Shares, (a) immediately prior to the Closing Date: (i) the SPV shall be capitalized with either (i.a) the Credit Bid Claims corresponding to (x) the Group 2 Financial Creditors – Credit Bid Claims, pro rata from among all Group 2 Financial Claims; and (y) the FI-FGTS Claim – 4th Issuance Debentures accrued until February 29, 2016, or (i.b.) the SPV Debentures 476; (ii) the organizational documents of the SPV shall (ii.a) establish Class A-1 and

Class A-2 interests which shall be distributed to the Group 2 Financial Creditors and Class B interests which shall be distributed solely to the FI-FGTS Creditor- 4th Issuance Debenture; and (ii.b) contain terms and conditions satisfactory to the Eligible Creditors in a Meeting Restricted to Eligible Creditors, and the final wording thereof shall be approved by such Creditors in a Meeting Restricted to Eligible Creditors; and (b) on the Closing Date, the SPV shall deliver the Credit Bid Claims or the SPV Debentures 476, as applicable, for cancellation as compensation and consideration for the Invepar IPU, as set forth in this Plan.

5.1.2.
In exchange for such Group 2 Financial Claims, in the form of Credit Bid Claims or Debentures SPV 476, the SPV shall issue interests in the SPV to the contributing Group 2 Financial Creditors as follows: the Class A-1 SPV interests if they elected Option 2 - Cash in their Group 2 Election or the Class A-2 interests if they elected Option 1 – Notes or did not affirmatively elect Option 2 - Cash in their Group 2 Election, which shall entitle them to pro rata distribution of the consideration set forth in Clause 5.4(a)(iii) or Clause 5.4(b)(2)(ii) of this Plan, as applicable.

5.1.3.
In exchange for the FI-FGTS Claim - 4th Issuance Debentures or its respective Debenture SPV 476, as applicable, the SPV shall issue Class B interests in the SPV to the contributing FI-FGTS Creditor- 4th Issuance Debenture, which shall entitle the FI-FGTS to distribution of the net proceeds set forth in Clause 5.4(a)(i) or Clause 5.4(b)(1)(i) of this Plan, as applicable.

5.1.4.
Rights and Obligations of the Financial Creditors Group 2. By Approval of the Plan and by operation of this Plan, immediately prior to the Closing Date, (i) the Group 2 Financial Creditors will be expressly authorized and obliged to contribute, assign, transfer, sell their respective pro rata share of Group 2 Financial Creditors - Credit BID Claims to one or more Offshore SPVs, pursuant to a resolution passed in a specific Meeting Restricted to Eligible Creditors; (ii) the Offshore SPV(s) will be entitled and obliged to participate in the SPV and contribute the Group 2 Financial Creditors - Credit BID Claims or the SPV Debentures 476 in consideration of the proportional Class A-1 and Class A-2 interests of the SPV, in accordance with Clause 5.1.1 of this Plan, pursuant to a resolution passed in a specific Meeting Restricted to Eligible Creditors.

5.1.5.
Rights and Obligations of the FI-FGTS. By Approval of the Plan and by operation of this Plan, immediately prior to the Closing Date, FI-FGTS will be expressly authorized and obliged to contribute, assign, transfer, sell the FI-FGTS Claim – 4th Issuance Debentures or its SPV Debentures 476, as applicable, in consideration of the Class B interests of the SPV, in accordance with Clauses 5.1.1 and 5.1.3 of this Plan.

5.1.6.
In the event the sale of the Invepar IPU to the SPV does not close by the Invepar Closing for any reason, then the SPV shall be wound up or liquidated and the Group 2 Financial Creditors and FI-FGTS shall have their respective Group 2 Financial Claims and the FI-FGTS Claim - 4th Issuance Debentures reinstated and returned for all purposes. For the avoidance of doubt, FI-FGTS will retroact to status quo as if the SPV Bid had never existed.

5.2.        Purpose.  The purpose of the SPV shall be to bid at the Judicial Sale for the Invepar IPU as provided in this Plan. If the SPV is the purchaser of the Invepar Shares after that Judicial Sale pursuant to the SPV Winner Order, then the SPV will take ownership of the Invepar Shares with the view to maximizing the value of such shares for the benefit of holders of the interests and shares in the SPV in such manner and at such time as may be determined by the SPV in its sole discretion.

5.3.        Governance.  The SPV shall be managed by a board of directors with four (4) members, three (3) of whom shall be acceptable to the Group 2 Financial Creditors, and one (1) of whom shall be acceptable to FI-FGTS Creditor – 4th Issuance Debentures.  The SPV shall not be permitted to sell the FI-FGTS Invepar Shares without the consent of the FI-FGTS Creditor – 4th Issuance Debentures unless the FI-FGTS Creditor – 4th Issuance Debentures is receiving sufficient proceeds to pay the FI-FGTS Claim – 4th Debentures in full.

5.4.        Allocation of the Invepar SPV Proceeds. If the SPV is the purchaser of the Invepar Shares after the Judicial Sale of the Invepar IPU pursuant to the SPV Winner Order, and either:

(a)           to the extent the SPV subsequently sells the FI-FGTS Invepar Shares and the Group 2 Invepar Shares together, on the Subsequent SPV Closing Date the proceeds of the sale of the Invepar Shares by the SPV, net of the costs and expenses of the SPV, shall be distributed as follows:

(i)	on account of the Class B SPV interests, 24.40% of such net proceeds will be paid to FI-FGTS Creditor – 4th Issuance Debentures.

(ii)
the Invepar SPV Free Proceeds under Clause 1.1.168(a) shall be paid to OAS Infra, OASI or its successors, on account of subscription of the Senior Notes in USD or other account as determined by OAS Group.

(iii)
on account of the Class A-1 and Class A-2 SPV interests, the remaining proceeds of the sale of the Invepar Shares by the SPV, the OASI Senior Notes, the OAS Senior Notes in US Dollars, and the OASI Assets Proceeds Notes shall be distributed to the Group 2 Financial Creditors in accordance with their Group 2 Election; provided, however, that if the OASI Senior Notes, the OAS Senior Notes in US Dollars shall have been repaid in full prior to the Subsequent SPV Closing Date, then the Group 2 Election shall be null and void and the foregoing consideration set forth in this Clause (iii) shall be distributed pro rata to all Group 2 Financial Creditors.

(b)           to the extent the SPV subsequently sells the FI-FGTS Invepar Shares and the Group 2 Invepar Shares separately, on the applicable Subsequent SPV Closing Date:

(1) the proceeds of the sale of the FI-FGTS Invepar Shares by the SPV, net of the costs and expenses of the SPV, shall be distributed as follows:

(i)
on account of the Class B SPV interests, 100% of such net proceeds of the sale of the FI-FGTS Invepar Shares by the SPV, shall be distributed to FI-FGTS Creditor – 4th Issuance Debentures; provided that, in this case, the Invepar SPV Free Proceeds shall not be paid.

(2) the proceeds of the sale of the Group 2 Invepar Shares, as applicable, by the SPV, net of the costs and expenses of the SPV, shall be distributed as follows:

(i)
the Invepar SPV Free Proceeds under Clause 1.1.168(b) shall be paid to OAS Infra, OASI or its successors, on account of subscription of the Senior Notes in USD or other account as determined by OAS Group.

(ii)
on account of the Class A-1 and Class A-2 SPV interests, 100% of the proceeds of the sale of the Group 2 Invepar Shares by the SPV, net of the costs and expenses of the SPV, less the Invepar SPV Free Proceeds under Clause 1.1.168(b), the OASI Senior Notes, the OAS Senior Notes in US Dollars, and the OASI Assets Proceeds Notes shall be distributed to the Group 2 Financial Creditors in accordance with their Group 2 Election; provided, however, that if the OASI Senior Notes, the OAS Senior Notes in US Dollars shall have been repaid in full prior to the Subsequent SPV Closing Date, then the Group 2 Election shall be null and void and the foregoing consideration set forth in this Clause (iii) shall be distributed pro rata to all Group 2 Financial Creditors.

6.           Corporate Restructuring, OAS/COAS Claim – Invepar Sale and Related Parties Transactions

6.1.        Corporate Transactions. To implement this Plan, the following corporate restructuring operations (not necessarily in this order), which shall only be completed on or after the Closing Date, or before the Closing Date only upon prior authorization by the Eligible Creditors in a Meeting Restricted to Eligible Creditors, except for Clauses (ix) and (x), may be undertaken:

(i)       Reversal of the OASI Merger. In view of the suspension of the OASI Merger determined by the 9th Civil Court of the Central Courthouse of the Judicial District of São Paulo, this Plan assumes that the legal personality of OASI was never extinguished. Accordingly, OAS shall adopt all proper measures at the competent authorities and bodies to obtain the recognition of the reversal of OASI Merger, including (a) the performance of a shareholders’ extraordinary meeting to resolve on and approve the rectification of the corporate acts related to the OASI Merger, and (b) the filing of a request for extinction, without judgment on the merit, of all lawsuits related to the OASI Merger (Exhibit 1.1.106), to which Creditors should consent if summoned to do so by the relevant competent judges.

(ii)       New OASI Merger and Merger of OAS Infra. OASI and OAS Infra may be merged into OAS;

(iii)       Corporate Transactions with OAS Engenharia. Subject to the negative covenants set forth in Section 11.1.2, the OAS Group may (i) perform capital increases in OAS Engenharia, by means of (i.a) the transfer of equity interests of OAS Arenas, of branches and subsidiaries of the Engineering & Construction Division, both in Brazil and abroad, (i.b) machinery and equipment, and (i.c) current assets;  (ii) spin-off of OAS Engenharia; and (iii) merger with spun-off assets of other entities of the Engineering & Construction Division, (iii) assignment of engineering and construction contracts in course and executed by other entities of the OAS Group;

(iv)       Merger of OAS Soluções Ambientais S.A. by OASI. OASI or its successor entity may incorporate OAS Soluções Ambientais S.A.;

(v)       Merger of SPE Gestão. SPE Gestão may be merged into OAS;

(vi)       Merger of OAS Finance. In accordance with the applicable legislation, OAS Finance may be merged into OAS Limited, seeing as the restructuring of the obligations of OAS Finance pursuant to this Plan shall imply the discontinuance of its activities;

(vii)       Redomiciling of OAS Limited. OAS Limited may have its corporate seat transferred to the United States of America (redomiciling) after the OAS Finance Merger by OAS Limited;

(viii)      Merger of OAS GmbH. Pursuant to the applicable legislation, OAS GmbH may be merged into OAS (or by an entity directly or indirectly controlled by it) after the restructuring and full payment of all Group 2 Financial Claims, held against such Foreign Entity, in view of the fact that the restructuring of OAS GmbH’s obligations under this Plan will cause the closing of its business;

(ix)        Merger of the SPEs. OASE may incorporate specific purpose entities controlled by OASE, so as to conform its corporate structure to the redesigning of the activities developed, as such vehicles were established for the exclusive purpose of exploiting real estate developments that may no longer integrate the Investment Division’s new business plan, under the terms of this Plan. These mergers may be effective before the Closing Date.

(x)       Merger between SPE Gestão and OASI. Alternatively to the merger set forth in item (iv) above, SPE Gestão may be merged into OASI. This merger may be effective before the Closing Date.

6.2.         Corporate Restructuring. Without prejudice to the foregoing provisions, and provided that the Invepar Closing has already occurred and the Invepar Proceeds in an amount equal to or greater than the Minimum Cash Payment – Group 2 Financial Creditors have been received or the SPV shall have acquired the Invepar IPU, the OAS Group may, subject to prior authorization from Eligible Creditors in a Meeting Restricted to Eligible Creditors, take all other corporate actions required for adaptation of its corporate structure to its new business plan, including the incorporation of one or more companies, mergers, spin-off, transformation, dissolution and liquidation, including for the purpose of simplification of the organizational structure of its subsidiaries, affiliates and branches abroad, provided that such actions do not compromise, jeopardize or affect the fulfillment of the obligation provided in this Plan.

6.3.         OAS/COAS Claim – Invepar Sale. The OAS/COAS Claim – Invepar Sale will be deemed paid by OAS Infra and/or OASI after the Closing Date through: (i) the offset of such claim against the claim held by OAS Infra and/or OASI against OAS derived from the payment of the FI-FGTS Claim - 4th Issuance Debentures, implemented by OAS Infra and/or OASI under the terms of this Plan; and (ii)  the application of the amounts paid out of the Invepar Free Proceeds or the Invepar SPV Free Proceeds, as applicable, by the amount corresponding to the number of Invepar Shares provided in Clause 1.1.12 multiplied by the amount, per share, paid by the purchaser of the Invepar Shares, until the limit of the OAS/COAS Claims – Invepar Sale. If the aggregate amount paid to the OAS/COAS Claims – Invepar Sale, by OAS Infra and/or OASI, is lower than the OAS/COAS Claims – Invepar Sale, the outstanding amount of this claim will be restructured under the same terms of the Group 1 Financial Claims.

6.4.         Supporting Obligations. Debtors have Supporting Obligations undertaken in their capacity as shareholders of specific purpose companies organized to exploit different projects conducted by the OAS Group, as listed in Exhibit 1.1.149 to this Plan.

6.4.1.
Assumption of Supporting Obligations. Seeing as the Supporting Obligations have, as an assumption, the position of Debtors in connection with a certain project, any transfer of shares issued by specific purpose companies benefitted by Supporting Obligations shall comprise an obligation of the acquirer of such shares to assume the contractual position of the OAS Group with respect to the Supporting

Obligations, undertaking to adopt all necessary action to release the OAS Group vis-à-vis the relevant Creditors, including through execution of all appropriate instruments for such purpose.

6.4.2.
Restructuring of Supporting Obligations. In the event that any Supporting Obligations shall become enforceable by the relevant Creditors and the OAS Group is obligated to pay them, the Supporting Obligations shall be deemed, for all legal effects, Unsecured Claims and shall be restructured pursuant to Clause 4.16.

6.5.         Related Parties Claims subject to Court-Supervised Reorganization. Unless expressly provided to the contrary, all Related Parties Claims generated prior to the Date of Filing, including Related Parties Claims held by OAS against OASE prior to the Date of Filing, shall be subordinated to full payment of Bankruptcy Claims as restructured by this Plan, so that they shall only be paid after the first month following settlement of all other Bankruptcy Claims.

6.5.1.
The Related Parties may agree alternative form of extinction of the Related Parties Claims, other than through setoff, including conversion of such claims into capital stock of the respective debtor, always subject to the applicable procedures and laws and the provisions of this Plan, and provided that such alternative structure proves more adequate for the OAS Group and does not affect, jeopardize or prevent the compliance with the obligations provided for under this Plan.  No setoff of Related Parties Claims shall occur without the approval of Eligible Creditors in a Meeting Restricted to Eligible Creditors.

6.6.         Related Parties’ Claims generated after the Date of Filing. Related Parties’ Claims generated after the Date of Filing shall be kept under the originally agreed terms, and the Related Parties, provided that they do not constitute a Restricted Payment, may agree upon an alternative manner of extinction of the Related Parties’ Claims, other than by means of setoff, including conversion of such claims into capital stock of the debtor, always subject to the applicable procedures and laws, and provided that such alternative structure proves more adequate for the OAS Group and does not affect compliance with the obligations provided for under this Plan. No setoff of Related Parties Claims shall occur without the approval of Eligible Creditors in a Meeting Restricted to Eligible Creditors.

6.7.           In view of the payment of the principal debt of Foreign Entities by OAS, by OASI or in the case of the latter, the company succeeding it, OAS and/or OASI (and/or the company succeeding it) shall hold claims against Foreign Entities by virtue of subrogation, in the amount corresponding to the payment made, which shall be treated as provided for in Clause 6.6 above. After the completion of the mergers provided in Clause 6.1, the Credit will be terminated as provided in Sections 381 et e of the Brazilian Civil Code.

6.8.         Transfer of COAS Invepar Share. The share of Invepar owned by COAS shall be transferred to OASI prior to the Closing Date.

7.            Sale and/or Encumbering of Assets

7.1.         Sale and/or Encumbering of Assets. Recovery of the OAS Group depends on the sale and/or encumbering of certain non-current assets, which is forthwith authorized, provided that the Invepar Closing is effective, always with due regard to the limits set forth in the Bankruptcy Law and in this Plan.

7.1.1.
Non-current assets that do not qualify as an isolated productive unit. As provided in Clause 7, non-current assets owned by Debtors that do not legally qualify as isolated productive unit shall not be subject to the conditions set forth in Clause 7.2 et seq. for its disposal. The sale of these assets may be carried out by Debtors, provided that under the monitoring and supervision of the Monitoring Agent.  Sale of Assets in unitary amount or in a series of joint transactions, exceeding R$ 15,000,000.00 (fifteen million reais) per month, or the annual maximum amount of R$ 100,000,000.00 (one hundred million reais), shall not require authorization from Eligible Creditors in a Meeting Restricted to Eligible Creditors.

7.1.1.1.                  The provisions of Clause 7.1.1 above do not apply for the Sale of Assets owned by corporations of the OAS Group, which are not defined as isolated productive unity, and that are affected by obligations contracted in consortiums formed under Section 278 et al of the Brazilian Corporation Law, in which the Debtors figure contractor parties.

7.1.1.2.                  As provided in Clause 7, the specific sales requested by the Debtors to the Bankruptcy Court, described on pages 22.982/22.991, 23.359/23.523, 29.027/29.036, 31.892/31.910 of the Judicial Reorganization case records, may be carried on.

7.1.1.3.                  The sale of the non-current assets and/or the Real Estate IPUs owned by OASE shall be implemented by OASE in accordance with its corporate governance. For avoidance of doubt, these sales do not require any authorization from the Creditors.

7.1.2.
Assets owned by subsidiaries. Non-current assets (whether or not defined as IPUs) held by companies controlled directly or indirectly by OASI (other than IPU Invepar and its subsidiaries, which shall be subject to the conditions set forth in Clause 7.3 below) by Debtors shall not be subject to the conditions set forth in this Clause 7 for disposal, being thus authorized to be sold in a diverse manner and ratified sales already carried out, such as those authorized by the Eligible Creditors in a Meeting Restricted to Eligible Creditors and notified to the Reorganization Court and to the Judicial Administrator.

7.1.2.1.                  The Approval of the Plan constitutes the ratification of the “Purchase and Sale Agreement” executed between GS Inima Brazil Ltda. and OAS Soluções Ambientais S.A., on October 14, 2015, providing the sale of 100% (one hundred per cent) of the shares issued by SAMAR – Soluções Ambientais S.A., owned by OAS Soluções Ambientais S.A., being its closing subject to termination events not implemented to date (Exhibit 6.1.2.1).

7.2.         Sale of the IPUs. The sale of IPUs, unless otherwise provided under specific rules set forth in this Plan, will be held in accordance with Sections 60 and 142 of the Bankruptcy Law, or through a direct sale, under the terms and general conditions set by the OAS Group, after the prior approval by the Eligible Creditors in a Meeting Restricted to Eligible Creditors. The general conditions of the sale shall be included in an IPU Notice, approved by Eligible Creditors in a Meeting Restricted to Eligible Creditors, to be published, providing for the following rules, among others: (i) the final deadline for the execution of a Confidentiality Agreement by the bidders (substantially under the terms of Exhibit 1.1.2); (ii) the draft form of the sale agreement; (iii)  the deadline and conditions for conducting a due diligence; (iv) the deadline for the submission of proposal(s) or for the performance of an auction; and (v) and their respective form, the criteria for defining the winning proposal.

7.3.         Judicial Sale of Invepar IPU. The Judicial Sale of Invepar IPU shall observe the following conditions:

7.3.1.
Publication of Invepar Notice. Within up to five (5) Business Days from the Judicial Confirmation of the Plan, the OAS Group shall publish the Invepar Notice, in the form of Exhibit 1.1.87, accompanied with a draft

Purchase and Sale Agreement of the Invepar Shares in the form of Exhibit 1.1.37, to be signed with the respective purchaser (other than Brookfield, to which the Brookfield Proposal for the Invepar Purchase and Share Agreement shall apply).  The Invepar Notice shall also include a description of the Brookfield Proposal for the Invepar Purchase and Sale Agreement.

7.3.2.
Confidentiality Agreement: Other than the SPV and Brookfield, any entity willing to participate in the competitive process for the acquisition of the Invepar IPU shall send to OAS Infra, with a copy to the Judicial Administrator, within up to five (5) Business Days from the publication of the Invepar Notice, the Confidentiality Agreement appearing in Exhibit 1.1.2, duly signed and accompanied with documents evidencing the powers of the signatory.

7.3.2.1.                  Execution of the Confidentiality Agreement (or in Brookfield’s case, the execution of the Brookfield Proposal for the Purchase and Sale Agreement and Brookfield’s being subject to a confidentiality agreement with the OAS Group) shall confer onto interested parties unrestricted access to a data room in which information on the Invepar IPU shall be made available, to allow evaluation of the asset and eventual preparation of a proposal by such interested party.

7.3.2.2.                  In case (i) the terms of the Confidentiality Agreement are varied and/or (ii) remittance of the Confidentiality Agreement does not comply with the provisions of this Clause and of Exhibit 1.1.2, proposals sent by such interested entity (other than Brookfield and the SPV) shall not be considered for purposes of the Judicial Sale of the Invepar IPU.

7.3.3.
SPV Automatic Bid. By Approval of the Plan and by operation of this Plan, the SPV will be deemed (i) to have elected to participate without any further documentation in the Judicial Sale of the UPI Invepar to buy the UPI Invepar free and clear of any of OAS Group’s obligations and liabilities, pursuant to article 60 of the Bankruptcy Law, for the Minimum Purchase Price; and (ii) to submit the SPV Automatic Bid in the Judicial Sale of the UPI Invepar in the aggregate amount equal to the Minimum Purchase Price.

7.3.4.
Evidence of Economic, Financial and Patrimonial Capacity of the Cash Proponents. For purposes of evidencing the economic, financial and patrimonial capacity of the cash proponents, except in connection with the SPV, the following documentation shall be submitted: (i) evidence of existence and good standing, duly issued by the competent bodies in charge of the registration of formation of the proponent; (ii) a statement in the form of bank reference from at least two (2) major financial institutions; (iii) evidence that it has sufficient funds or means to satisfy the proposed on demand payment; and (iv) other documents listed in the Invepar Notice, under penalty of having their proposals disregarded upfront.

7.3.5.
Form of and Participation in the Judicial Sale. The Judicial Sale of the Invepar IPU shall be effected by means of delivery of sealed proposals to the Reorganization Court, the terms and conditions of which shall be provided for in the Invepar Notice, pursuant to Article 142 of the Bankruptcy Law,; provided, however, that the SPV is deemed under this Plan to have submitted the SPV Automatic Bid under this Plan for purposes of the Judicial Sale of the Invepar IPU and shall not be required to submit any additional sealed proposal, documentation, deposit cash amount, or otherwise.

7.3.6.
Brookfield Proposal. Brookfield has submitted, as of the date of this Plan, the Brookfield Proposal for the Invepar Purchase and Sale Agreement, which is (subject to the terms and conditions thereof) a binding proposal for the sale and purchase of the Invepar IPU for the purchase price of R$1,350,000,000, payable in cash, and that already reflects the terms and conditions of the draft Invepar Purchase and Sale Agreement. The Brookfield Proposal for the Invepar Purchase and Sale Agreement represents, for all legal purposes, an effected offer for the Judicial Sale of UPI Invepar. Notwithstanding anything to the contrary contained herein, the Brookfield Proposal for the Invepar Purchase and Sale Agreement may only be accepted by OAS if such proposal has been duly recognized by the Reorganization Court as the winner of the Invepar Sale pursuant to the statements of the Reorganization Court, judicial sale certification (auto de arrematação) and the asset transfer court order (ordem de entrega de bem móvel), and/or judicial sale letter (carta de arrematação).

7.3.7.
Notwithstanding the presentation of the Brookfield Proposal for the Invepar Purchase and Sale Agreement, Brookfield may, at is sole discretion, subject to the terms of Section 6.3.4 above and to the Invepar Notice, present a sealed proposal to the Reorganization Court or, containing identical terms as the Brookfield Proposal for the Invepar Purchase and Sale Agreement.

7.3.8.
In the event that the Brookfield Proposal for the Invepar Purchase and Sale Agreement is terminated for any reason, Brookfield’s Right to Top shall terminate, and Brookfield shall not be entitled to exercise such Right to Top in any sale of the Invepar Shares, whether in a Judicial Sale or otherwise.

7.3.9.
Closure of the Negotiations. After delivery of sealed proposals in accordance with Clauses 7.3.4 and 7.3.5, the OAS Group shall cease any and all communications and dealings with potential acquirers of UPI Invepar other than the SPV, except for the purposes of Clause 7.3.11 below, in addition to requiring the return and destruction of all information furnished during the due diligence process.

7.3.10.
Minimum Invepar Purchase Price and Requirements: The sealed proposal shall include the following requirements: (i) the Minimum Invepar Purchase Price for the acquisition of the Invepar IPU, corresponding to R$1,350,000,000.00 (one billion, three hundred and fifty million reais) or a any higher amount payable in cash, to be disbursed in a single installment, and Invepar Proceeds of not less than R$639,000,000; (ii) the express adhesion to the Invepar Purchase and Sale Agreement provided in Exhibit 1.1.37 (other than Brookfield, which has presented the Brookfield Proposal for the Invepar Purchase and Sale Agreement, which, upon acceptance and execution by the parties thereto, shall be deemed a Purchase and Sale Agreement already containing the exact terms of the Inpevar Purchase and Sale Agreement provided in Exhibit 1.1.37); and (iii) the non-inclusion of any terms and conditions other than those provided for in the Agreement for the Purchase and Sale of Invepar Shares in the form of Exhibit 1.1.37.

7.3.11.
Opening of Sealed Proposals. Sealed proposals shall be delivered to the Reorganization Court’s clerk and be opened by the Reorganization Court on the date, time and place to be designated on the Invepar Notice. The Public Prosecutor’s Office will be notified to follow the Judicial Sale.

7.3.11.1.                  Within 2 (two) Business Days of the opening of the sealed proposals, the OAS Group shall deliver by e-mail to Brookfield, to the addresses listed in the Exhibit 1.1.147 for Brookfield, a copy of the proposal that provides for the best purchase price as verified by the Reorganization Court equal to or higher than the Minimum Invepar Purchase Price, and all its documents and exhibits, to ensure that Brookfield has full and complete knowledge of its contents, to consider whether to exercise the Right to Top provided in Clause 7.3.12.

7.3.12.
Right to Top. Except to the extent the Brookfield Proposal for the Invepar Purchase and Sale Agreement is terminated for any reason, within ten (10) Business Days counted from the receipt by Brookfield of the best sealed proposal and related documents (as provided in Clause 7.3.11.1 above Brookfield may, at its exclusive discretion, top the best offer, provided that the amount offered by Brookfield is one per cent (1%) higher than the acquisition price stipulated by the best proposal; provided, however, that if the Brookfield Proposal for the Invepar Purchase and Sale Agreement is terminated for any reason, Brookfield’s Right to Top shall be deemed waived and Brookfield shall not be entitled to exercise such Right to Top in any sale of the Invepar Shares, whether in a Judicial Sale or otherwise.

7.3.12.1.                  On the terms and subject to the conditions set forth in Section 2.3 of the Right to Top Agreement, dated December 17, 2015, OAS Infra, OAS and/or OAS Investimentos shall, if applicable, reimburse Brookfield for up to the Brookfield Reimbursement Amount.

7.3.13.
Winning Proposal. After expiration of the term for the exercise of the Right to Top, without having Brookfield exercised it, the Reorganization Court shall verify the winning proposal, which shall necessarily (i) contemplate the highest sale proceeds among all offered prices, after taking into consideration possible payment to Brookfield of the Brookfield Expense Reimbursement, if applicable; (ii) include an express adhesion by the proponent to the draft Agreement for the Purchase and Sale of Invepar Shares in the form of Exhibit 1.1.37; (iii) not include any requirement for additional due diligence (except for the Due Diligence ABC provided in Exhibit 1.1.147); and (iv) not provide for other terms and conditions, other than those provided in the Invepar Purchase and

Sale Agreement; exception is made with respect to items (ii), (iii) and (iv) above (a) for Brookfield, which delivered the Brookfield Proposal for the Invepar Purchase and Sale Agreement that upon acceptance and execution by the other parties, will be deemed to constitute the Invepar Purchase and Sale Agreement; and (b) for the SPV, which is deemed under this Plan to have submitted a proposal under this Plan for purposes of the Judicial Sale of the Invepar IPU and if the SPV is the purchaser of the Invepar Shares after the Judicial Sale of the Invepar IPU, the SPV and the OAS Group shall enter into such documentation as may be agreed among the SPV and the OAS Group on terms and conditions satisfactory to the Eligible Creditors in a Meeting Restricted to Eligible Creditors, and the final wording thereof shall be approved by such Creditors in a Meeting Restricted to Eligible Creditors.

7.3.13.1.                  If the Brookfield Proposal for the Invepar Purchase and Sale Agreement has not been terminated and no bidder other than Brookfield submits any better proposal in accordance with this Clause 7.3, or if Brookfield exercises its Right to Top, the Reorganization Court will render an order ratifying Brookfield’s proposal as the winning proposal or bid in the Judicial Sale of UPI Invepar and recognize Brookfield as the winning bidder for the Invepar Shares (“Brookfield Winning Order”) and will also render, at the same order, that the the SPV Automatic Bid shall be considered the winning proposal or bid in the Judicial Sale of UPI Invepar and recognize the SPV as the winning bidder for the Invepar Shares (“SPV Winner Order”) in the occurrence of any of the events listed in Clause 7.3.13.2.

7.3.13.2.                  The SPV Automatic Bid will be declared by the Reorganization Court as the winner of the Judicial Sale of UPI Invepar and the SPV will be declared the purchaser of the Invepar Shares after the Judicial Sale of the Invepar IPU, pursuant to the SPV Winner Order upon

(a) the occurrence of the following events:

(i)           Lack of Cash Proposal - Invepar Judicial Sale: (i) the Brookfield Proposal for the Invepar Purchase and Sale Agreement is terminated, for any reason, before the date, time and place to be designated on the Invepar Notice for the Judicial Sale; and (ii) no other bidder submits a valid and effective cash offer for the Invepar

Sale for the Minimum Invepar Purchase Price or higher in accordance with the Clause 7.3.10 on the date, time and place to be designated on the Invepar Notice for the Judicial Sale; or

(ii)           Effective Cash Proposal, Non-exercise of the ROFR and Termination of the Invepar Purchase and Sale Agreement: (ii.a) the Brookfield Proposal for the Invepar Purchase and Sale Agreement is effective on the date, time and place to be designated on the Invepar Notice for the Judicial Sale and/or a bidder other than Brookfield submits a valid and effective cash offer for the Invepar Sale in accordance with the Clauses 7.3.4 and 7.3.5 on the date, time and place to be designated on the Invepar Notice for the Judicial Sale; and (ii.b) the Invepar Shareholders do not exercise the ROFR; and (ii.c) the Invepar Purchase and Sale Agreement is terminated, for any reason, or

(b) if the Invepar Closing, for any reason, does not occur on or before May 31, 2016, provided that such May 31, 2016 date will automatically be extended to such date that is forty-five (45) days after the date the Brookfield Proposal for the Invepar Purchase and Sale Agreement is terminated provided that such extended date shall not be after June 15, 2016, provided further that such June 15, 2016 date will automatically be extended to August 14, 2016 if the Purchaser exercises its right to extend the closing date under section 15.1(iii)(A) of the Brookfield Proposal for the Invepar Purchase and Sale Agreement.

7.3.13.3.                  Upon the occurrence of any of the events set forth in the Clause 7.3.12.2 above, the Reorganization Court will ratify the SPV Automatic Bid as the winning proposal or bid of the Judicial Sale of UPI Invepar and will declare the SPV as the purchaser of the UPI Invepar and the Invepar Shares pursuant to the SPV Winner Order.  To the extent the SPV is the purchaser of the UPI Invepar in the Judicial Sale, no M&A banking fees for the sale of the Invepar Shares shall be earned, due or payable to any advisors of OAS Group and no topping fee shall be earned, due or payable to any party and the Brookfield Expense Reimbursement shall not be due or payable.

7.3.14.
Judicial Sale of Invepar IPU. In the event that an interested third party, other than Brookfield, shall be declared the winner and Brookfield shall elect not to exercise its Right to Top, OAS Infra shall have the right to conclude the sale of the Invepar Shares, provided that, in this case, the Brookfield Proposal for the Invepar Purchase and Sale Agreement shall be automatically terminated.

7.3.15.
Right of First Refusal of Other Shareholders of Invepar. The Judicial Sale of the Invepar Shares shall, at all times, observe the rights assured to other Invepar Shareholders, particularly the ROFR provided for in the existing shareholders’ agreement of Invepar. The following procedure shall be adopted, with due regard to the shareholders and investment agreements in force, in respect to the ROFR:

(i)       once the winning proposal of the competitive process for the acquisition of the Invepar Shares has been declared by the Reorganization Court, the OAS Group shall submit an offer to the Invepar Shareholders by means of a written notice designating: (a) the number of Invepar Shares referred to in the offer, which shall correspond to the entirety of Invepar Shares, (b) the price (if the SPV is the winner at the Judicial Sale of the Invepar IPU, the price shall be the Minimum Invepar Purchar Price corresponding to R$1,350,000,000) and term for payment, (c) any other conditions of the proposed sale or transfer, (d) the full identification of the interested party, and (e) copies of any firm offer of purchase instrument (“Notice of Sale of Invepar”);

(ii)       within the thirty (30) days following the receipt of the Notice of Sale of Invepar, the other shareholders of Invepar shall inform the OAS Group in writing whether or not they will exercise, directly or through related parties, their right of first refusal, including in what concerns Invepar Shares leftovers eventually not acquired by other shareholders, provided that absence of a manifestation shall be deemed a waiver of the exercise of such right;

(iii)       If the other Invepar Shareholders exercise their ROFR, Invepar Shares shall be acquired by them in accordance with the terms of the Notice of Sale and transferred to them within up to thirty (30) days counted from the receipt, by the OAS Group, of the last notice on the exercise of the ROFR, and the Invepar Purchase and Sale Agreement shall be deemed terminated; and

(iv)       in the event that the Invepar Shareholders do not timely exercise their ROFR, the OAS Group shall be free to sell the Invepar Shares to the winner of the Judicial Sale, within thirty (30) days counted from the expiration of the term provided for reply to the Notice of Sale of Invepar.

In the event that the SPV’s bid for the Invepar IPU becomes the winning proposal or bid in the Judicial Sale of UPI Invepar under Clause 7.3.12.2 pursuant to the SPV Winner Order, within up to five (5) Business Days from the publication of SPV Winner Order, OAS Group shall submit another Notice of Sale of Invepar to the other Invepar Shareholders to exercise the ROFR, which shall proceed pursuant to Clause 7.3.15.

7.3.15.1.                  Minimum Invepar Purchase Price - Payment by the SPV. Upon publication of the SPV Winner Order by the Bankruptcy Court, and provided that Invepar Shareholders did not timely exercise the ROFR, then the SPV will take the required steps to pay the Minimum Invepar Purchase Price to OAS Infra, or OASI or its successor, in consideration for the acquisition of the UPI Invepar, by the Invepar Closing.

7.3.15.2.                  Realization of the Payment of the Minimum Purchase Price. The SPV will pay the Minimum Invepar Purchase Price to OAS Infra by means of (i) delivery, assignment, sale or transfer to OAS Infra, or OASI or its successor of the Credit BID Claims; or (ii)  delivery, assignment, sale or transfer to OAS Infra of the of the SPV Debentures 476, in all cases in an amount equivalent to the Minimum Invepar Purchase Price.

7.3.15.3.                  Issuance of New Securities. In order to implement the provisions and obligations stipulated in this Plan and to allow the SPV to effectuate the payment of the Minimum Invepar Purchase Price in the most effective manner for the OAS Group, the Group 2 Financial Creditors and other stakeholders, the OAS Group is hereby authorized and expressly undertake the obligation to issue and deliver the SPV Debentures 476 to OAS Offshore Vehicle, to the Offshore SPVs or to the SPV directly, in all cases in consideration for the Credit BID Claims, within 10 Business Days counted from the formal notice from the Group 2 Financial Creditors to OAS Infra requesting the issuance and delivery of the SPV Debentures, pursuant to a resolution passed by the Group 2 Financial Creditors in a Meeting Restricted Eligible Creditors.

7.3.15.4.                  Delivery of the UPI Invepar Free and Clear. Upon payment of the Minimum Invepar Purchase Price by the SPV, OAS Group OAS Infra will simultaneously deliver to the SPV at the Invepar Closing the UPI

Invepar and respective Invepar Shares, free and clear of any obligations or liabilities of the OAS Group, pursuant to article 60 of the Bankruptcy Law and the SPV Winner Order.

7.3.15.5.                  Sale Ineffective. If the SPV is not able to close and implement the required transactions and steps to effectuate the payment of the Minimum Invepar Purchase Price by the Invepar Closing due to any reason or if the SPV Winner Order or any subsequent court order will (i) not expressly declare that the sale of the UPI Invepar to the SPV as a result of the Judicial Sale is free and clear of any obligations and liabilities of OAS Group of any nature, in accordance with article 60 of the Bankruptcy Law; or (ii) will indicate that the sale of the UPI Invepar to the SPV as a result of the Judicial Sale is not free and clear then the SPV is not obliged to close the acquisition of the UPI Invepar and the SPV Automatic BID will be deemed null and void and the sale to the SPV pursuant to the Judicial Sale will be render ineffective for all legal purposes, in any case without any penalties or liabilities to the SPV, the FI-FGTS, the Group 2 Financial Creditors and the OAS Group to one another or to any and all other Creditors and stakeholders of the OAS Group.

7.4.         Judicial Sale of Real Estate IPUs. OASE shall have the right to sell its Real Estate, by means of the Real Estate IPUs, under Sections 60 and 142 of the Bankruptcy Code, including through direct sale, in accordance with the terms and conditions set by OAS Group. The proceeds resulting from the sale of the Real Estate IPUs will be used by OASE.

7.4.1.	Real Estate IPUs. The OAS Group may proceed with the sale of one or more Real Estate IPUs, individually or in any combination, always subject to the applicable market conditions.

7.5.         Judicial Sale of O&G IPU. The Judicial Sale of O&G IPU must comply with the minimum following conditions:

7.5.1.
Minimum Conditions. The OAS Group shall proceed with the disposal of the O&G IPU, provided that the proposed structure contemplates, upon prior approval of FI-FGTS, release of FI-FGTS and other entities of the OAS Group, from obligations undertaken in the shareholders’ agreement and in the investment agreement, particularly the commitment to a cash payment in the historic amount of approximately R$78,900,000.00 (seventy-eight million, nine hundred thousand reais), Represented by one hundred and fifty (150) promissory notes issued in favor of the FI-FGTS Claim – O&G Agreement and secured by suretyship letters issued by Banco Safra S.A., resulting, therefore, in settlement of the FI-FGTS Claim – O&G Agreement, provided the conditions set forth in Clause 4.2.3.

7.5.2.
Corporate Restructuring. OASI is hereby authorized to proceed with all corporate acts required to implement the segregation of operations currently existing with Sete Brasil Participações S.A., so as to enable the sale of O&G IPU, if necessary, under more favorable conditions for the Bankruptcy Creditors, provided, however, that even after any merger or corporate restructuring of OASI.

7.5.3.	The proceeds from the sale of the O&G IPU remaining after partial or full payment of the FI-FGTS Claim – O&G Agreement shall exclusively be allocated as provided for in Clause 1.1.164 and 1.1.168.

7.5.4.
The sum of the legal and financial advisory fees incurred solely in connection with the Judicial Sale of the O&G IPU shall, in no event, exceed the amount equivalent to 5% (five percent) of the proceeds from the Judicial Sale of O&G IPU.

7.6.         Judicial Sale of Soluções Ambientais IPU. Alternatively to the Merger of OAS Soluções Ambientais S.A. by OASI or its successor entity, the OAS Group may dispose of the Soluções Ambientais IPU, subject to the conditions provided in this Plan.

7.6.1.
Sale of Subsidiary of OAS Soluções Ambientais S.A. As an alternative for the Judicial Sale of the Soluções Ambientais IPU, OAS Soluções Ambientais S.A. may implement the sale of the entirety of the shares issued by SAMAR – Soluções Ambientais de Araçatuba S.A., under the terms of Exhibit 6.1.2.1 , and by SAGUA – Soluções Ambientais de Guarulhos S.A.

7.6.2.
The sum of the legal and financial advisory fees incurred solely in connection with the Judicial Sale of the IPU Soluções Ambientais, and/or IPU SAMAR – Soluções Ambientais de Araçatuba S.A., and/or IPU SAGUA – Soluções Ambientais de Guarulhos S.A, shall in no event exceed the amount equivalent to 5% (five percent) of the proceeds from each of the Judicial Sale of the relevant IPUs.

7.7.         Judicial Sale of Arena POA IPU. Considering the redesigning of the activities of its Investment Division, the OAS Group intends to partially demobilize its activities of exploitation and management or multiuse arenas, and definitively transfer the management of the Arena Grêmio to Grêmio.

At the present date, Arena POA is bound by the terms and conditions of its respective project loan obtained with Banco Santander Brasil S.A., Banco do Brasil S.A.,  Banco do Estado do Rio Grande do Sul S.A., and Banco Bradesco S.A., this latter as guarantor (“Arena POA Loan” and “Pass-Through Banks”, respectively), and as such, the demobilization depends on a restructuring agreement with regards to the Arena POA Loan.

The cash flows generated by Arena POA have not been enough to fully comply with the obligations undertaken in connection with the project. Up to now, cash shortfall has been covered by the OAS Group, for example, in connection with its capitalization commitment in Arena POA, and contributions have been made in amounts exceeding R$ 40 million per annum over the last years.

For this reason, the OAS Group has been negotiating with Grêmio and the Pass-Through Banks in order to transfer the management of the Grêmio Arena and, concomitantly, restructure the Arena POA Loan.

In order to facilitate the above-mentioned transaction, SPE Gestao is hereby authorized to carry out the sale of the Arena POA IPU to its natural user – Grêmio -,

subject to the conditions described below and those contained in the instruments necessary for the implementation of the transaction (“Grêmio Final Instruments”).

7.7.1.	Assumptions. The sale of the Arena POA IPU, which has been the subject matter of current negotiations, has as basilar assumptions, if the sale effectively occurs:

(a)         The transfer of Arena POA Shares by SPE Gestão (or its successor) to Grêmio;

(b)         the release of the OAS Group from the obligation to carry on several financial contributions for operational expenses of the Arena Grêmio, on account of the transfer of management and operational activities from Arena Grêmio to Grêmio, which shall become fully liable for the direction and coordination of its operation, and benefit from several synergies of financial, administrative, personnel and operational nature, which are exclusive and inherent to Arena Grêmio;

(c)         implementation of an exchange between Arena Real Estate and the Olimpico Real Estate, as described in Clause 7.7.6 below;

(d)         renegotiation of certain terms and conditions of the Arena POA Financing; and

(e)         irrevocable and unconditional release of the OAS Group from Supporting Obligations undertaken with Pass-Through Banks under the Arena POA Financing, as well as other obligations undertaken with FI-FGTS, through the real Estate Investment Fund CAIXA Desenvolvimento Imobiliario (“FII”), as the controller shareholder of Karagounis.

7.7.2.
Exemption of the Competitive Process. As widely explained in this Plan and above, the disposal of the Arena POA IPU occurs within the scope of the redesigning of the OAS Group activities, with an evident economic usefulness for the new business plan to be implemented and, on account of the specificity of the asset, there is no other potential interested party in Grêmio Arena, other than its natural purchaser, Grêmio.

Therefore, the transaction described herein is the natural, immediate and inherently doable solution for the OAS Group to obtain its immediate release of the Contribution Obligations undertaken with the Pass-Through Banks, in connection with the Arena POA Financing, as well as relevant contractual covenants related to Olimpico Real Estate, thus representing its full and unconditional release with regards to such covenants and obligations, allowing OAS Group to redirect efforts to its new business plan.

In addition, the Arena POA Shares that comprise theArena POA IPU are currently subject to a fiduciary assignment to the Pass-Through Banks, as collateral to the Arena POA Financing, so that their sale to a third party is conditioned upon the consent and release of such collateral by the Pass-Through Banks, since the Arena POA Loan and the fiduciary guarantee to the Pass-Through Banks are not subject to the Judicial Reorganization.

For the aforementioned reasons, sale of the Arena POA IPU shall be carried out in a direct way, under this Plan and the Grêmio Final Instruments, in reliance upon an exemption from a bidding process.

7.7.3.
Under no circumstances there shall be a succession by Grêmio in any debts or obligations of the OAS Group, including those of tax and labor nature, pursuant to Articles 60 and 141, item II of the Bankruptcy Law.

7.7.4.	Conditions Precedent. The Judicial Sale of the Arena POA IPU is subject to certain conditions precedent, among others:

(i)       execution, among the OAS Group, Grêmio and the Pass-Through Banks and Karagounis of the Grêmio Final Instruments, which shall occur within March 31, 2016;

(ii)       the Approval of the Plan;

(iii)       Judicial Confirmation of the Plan; and

(iv)       Merger of SPE Gestão and OASI.

7.7.5.
Acquisition Price. Transfer of the Arena POA IPU by Spe Gestão (or its successor) to Grêmio shall occur upon payment of a symbolic acquisition price corresponding to one real (R$ 1.00), considering the several benefits and advantages to be obtained by the OAS Group with such transference, as mentioned above, especially (i) the OAS Group’s release of all existing obligations with the Pass-Through Banks, particularly Arena POA Financing; and (ii) considering that the commercial and economic purpose of the sale is to turn viable the demobilization of the activities developed by the OAS Group in the Arena Grêmio, with the elimination of the OAS Group’s exposure to obligations linked to the Olimpico Real Estate.

7.7.6.
Transfer of the Arena Real State and Olimpico Real Estate. Concurrently to the sale of the Arena POA IPU to Grêmio, the exchange of the Arena Real State and the Olimpico Real Estate shall be carried out, under the terms and conditions to be provided for in the Grêmio Final Instruments, which shall at least provide that Karagounis and Gremio shall exchange the portion of the Arena Real Estate and the Olimpico Real Estate incumbent upon each of them in accordance with the originally agreed contracts, so that (i.a) Karagounis shall receive ownership of the Olimpico Real Estate registered under Nos. 4.939, 94.373, 112.989, 135.676, 141.643, 138.703, and the ideal fraction corresponding to 43.30% (forty-three point thirty per cent) of the real estate registered under nº 129.704, all of Book nº 2 of the General Register of Real Estate Property of the Second Zone of the City of Porto Alegre, with no retention of title, fully free and clear from doubts, fines, debts, controversies, liens or restrictions and taxes of any nature; and (i.b) Grêmio shall receive ownership of 47,33% (forty-seven point thirty-three percent) of the Arena Real Estate registered under No. 170.065 of the General Register of Real Estate Property of the Forth Zone of the City of Porto Alegre, with no retention of title, fully free and clear from doubts, fines, debts, controversies, liens or restrictions and taxes of any nature.

7.7.6.1.                  The remainder of the Olimpico Real Estate, owned by Gremio, will be used for the partial payment of the Arena POA Financing, under terms and conditions to be agreed with the Pass-Through Banks in the Gremio Final Instruments.

7.7.7.
Release from the Contribution Obligation. Execution of the Grêmio Final Instruments and effective transfer of Arena POA Shares to Grêmio shall cause the irrevocable and unconditional release of the OAS Group from Supporting Obligations undertaken within the scope of the financing obtained from the Pass-Through Banks, so that the relevant supporting instrument shall be deemed fully terminated as a matter of law, without the need of further action in this respect.

7.7.8.
Effects to OASE. After the execution of the Grêmio Final Instruments and effective transfer of Arena POA Shares to Grêmio, the OAS Group shall take all necessary actions to optimize its corporate structure, in view of the demobilization of Gremio Arena’s operations, including by means of a merger of the specific purpose company SPE OAS 26 into OASE, considering that the former company was originally constituted to explore real estate development businesses in part of the Olimpico Real Estate, which will not integrate OASE’s new business plan.

7.7.8.1.                  As soon as the partial transfer of the Olimpico Real Estates to Karagounis is implemented, as per Clause 7.7.4 above, FI-FGTS, through the FII as the controller shareholder of Karagounis Participações

S.A., and provided that the agreements and the conditions precedent are observed, will waive the fine that is owed by OASE under the Investment Agreement, in exchange for the possibility of acquiring the shares OASE holds in Karagounis, by means of a purchase option for the symbolic price of R$ 1.00 (one real).

7.7.8.2.                  Any Related Parties Claims arising out of the implementation of the provisions of this Clause may be offset against Claims held by Related Parties generated subsequently to the Date of Filing, always subject to applicable procedures and laws and the provisions of this Plan.

7.8.           No Succession. Seeing as the sale of the IPUs provided for in this Plan complies with the provisions set forth in Articles 60 and 142 of the Bankruptcy Law, in no event there shall be a succession of the relevant acquirers of the IPUs in any debts or obligations of the OAS Group, including those of tax and labor nature. The absence of succession shall be recognized by the Reorganization Court.

7.9.           OASI Assets not Sold by the Closing Date. The OASI Assets that have not been sold by the Closing Date shall be sold under the terms and conditions set by the Eligible Creditors in a Meeting Restricted to Eligible Creditors and the OAS Group. Until the effective sale of the OASI Assets, collaterals will be granted (fiduciary guarantee or second degree pledge, as appropriate), which will be linked to the OASI Assets Proceeds Notes. Once said OASI Assets are sold, and provided that the Minimum Payment in Cash – Group 2 Financial Creditors is made, the corresponding proceeds (Proceeds OASI Assets and Free Funds OASI Assets) will be placed in the OASI Assets Escrow Account for distribution under the terms of this Plan, regardless the value of debts above referred, with the consequent termination of the collaterals and the full release of the corresponding debts, observing Clauses 4.2.1 and 4.2.2. The OASI Assets Proceeds Notes have as their exclusive object the OASI Assets Proceeds, after the Closing Date. In the foreclosure of the collaterals linked to the OASI Assets Proceeds Notes, the debt will be considered fully paid and released with the amount obtained with the foreclosure / award.

8.              Monitoring Agent

8.1.           Designation and Engagement of the Monitoring Agent. It is agreed that the Monitoring Agent will exercise the duties described in this Clause as from the Judicial Confirmation of the Plan until the closing of the Court-Supervised Reorganization.

8.1.1.	The Creditors’ Meeting shall establish the overall limit of remuneration of the Monitoring Agent, which shall be negotiated by the OAS Group,

within the limits established by the Creditors’ Meeting. All costs involving the engagement, remuneration and expenses of the Monitoring Agent shall be borne exclusively by the OAS Group.

8.1.2.	The Monitoring Agent may be replaced or substituted anytime by the decision of the Creditors holding the majority of Claims present at a Creditors’ Meeting called for this purpose.

8.1.3.
If there is no agreement as to the remuneration between the OAS Group and any of the natural or legal persons appointed by the Creditors in the Creditors’ Meeting, so as to conform the Monitoring Agent’s remuneration to the global remuneration limit previously fixed by the Creditors’ Meeting, the OAS Group, within five (5) Business Days from the Approval of the Plan, shall call a Meeting Restricted to Eligible Creditors solely to decide on the replacement of the Monitoring Agent, in which case the implementation of this Plan will not be hindered.

8.1.4.
Effectiveness of the agreement for the rendering of services to be entered into by and between the OAS Group and the Monitoring Agent shall be initially of two (2) years, counting from the Judicial Confirmation of the Plan, and lasting until the full payment of the Senior Notes in US Dollars and the OAS Senior Notes in Reais.

8.2.           Duties of the Monitoring Agent. Once the Judicial Confirmation of the Plan has been obtained, the Monitoring Agent shall be in charge of and the OAS Group shall cooperate with the Monitoring Agent in the following activities, until the court grants an order decreeing the termination of the Judicial Reorganization (article 63, Bankrupcty Law):

(i)         monitoring the activities of Debtors and all acts necessary for the performance of, and compliance with, this Plan;

(ii)         overseeing the cash flow of the OAS Group and its economic and financial situation;

(iii)         supervising and monitoring the Sale of Assets and the Judicial Sale carried out pursuant to Clause 7;

(iv)         defining, together with the Debtors, new conditions for Judicial Sale carried out pursuant to Clause 7 if, for any reason, there is no winning bid made in any of the Competitive Processes provided for in this Plan;

(v)          overseeing the performance of any agreements, or judicial and out-of-court transactions to amend any Bankruptcy Claim pursuant to Clause 4.17, which involves an individual amount over R$ 50,000 (fifty thousand reais);

(vi)         overseeing the direct sale of any of the IPUs, pursuant to Clause 7 above;

(vii)         informing the Creditors the fulfillment of the Plan by means of a report to be presented every two (2) months, and make it available in its website, to be informed in the Judicial Reorganization case records;

(viii)         monitoring the transfer of OASI Assets Proceeds and OASI Assets Free Proceeds into the OASI Assets Proceeds Escrow Account;

(ix)         prior to the Debtors’ taking any actions on the claims process, they will consult with the Monitor regarding the claims, to the extent that such claim process involves an individual amount over R$ 50,000 (fifty thousand reais);

(x)         monitoring the compliance with the Transition Obligations; and

(xi)         monitoring the distribution of the Additional Cash and the Notes to the Group 2 Financial Creditors as provided in the Plan.

8.2.1.
Provided that the court grants an order decreeing the termination of the Judicial Reorganization (article 63, Bankrupcty Law) and until the full payment of the Senior Notes in US Dollars and the OAS Senior Notes in Reais, the Monitoring Agent shall be in charge of, and the OAS Group shall cooperate with the Monitoring Agent, the following activities:

(i)	monitoring the compliance with the obligations undertaken by the Debtors in connection with the Cash Surplus provided for in Clause 3.1.10; and

(ii)
to the extent any of the activities set forth in Clauses 7.2 and 7.9 shall not have been completed before the court grants an order decreeing the termination of the Judicial Reorganization (article 63, Bankrupcty Law), any such activities.

9.            Meeting Restricted to Eligible Creditors

9.1.         Meetings Restricted to Eligible Creditors. As established in this Plan, certain resolutions that will only affect the Eligible Creditors’ rights will compete only to the Eligible Creditors, gathered in a Meeting Restricted to Eligible Creditors.

9.2.         Representation of Creditors. Within 15 (fifteen) days from the Approval of the Plan, the Eligible Creditors must submit a notice pursuant to Clause 14.8 below to appoint the attorney(s) in fact with powers to represent them in the Meetings Restricted to Eligible Creditors that may be called for under this Plan, with the following data: (i) full particulars, (ii) telephone number, (iii) e-mail address, and (iv) address.

9.2.1.
OAS Group will be under no obligation to call for Meetings Restricted to Eligible Creditors those Eligible Creditors who fail to comply with the deadline specified above, and the absence of calling of such Creditors will not characterize noncompliance, by the OAS Group, with the obligations undertaken in this Clause.

9.2.2.
Any change in the data sent by the Eligible Creditors in accordance with this Clause shall be immediately informed to the OAS Group by means of a new notice pursuant to Clause 14.8 below. Failure to call the Creditor due to the absence of such notice shall not be construed as noncompliance by the OAS Group of its obligation to call Eligible Creditors for the Meeting Restricted to Eligible Creditors.

9.3.         Rules for calling, convening and resolving upon matters. Rules for calling, convening and resolving upon matters in a Meeting Restricted to Eligible Creditors are the following:

(i)       call shall be issued upon at least 8-day notice on first call and 5-day notice on second call;

(ii)       the Meeting Restricted to Eligible Creditors shall be convened, on first call, with the presence of Eligible Creditors holding more than 50% (fifty per cent) of the Eligible Claims or, on second call, upon any quorum.

If the agenda directly includes matters related to Secured Creditors’ collateral, the installation of the Meeting Restricted to Eligible Creditors, on the first call, may only occur with the presence of the Secured Creditor;

(iii)       each Eligible Creditor vote shall be proportional to the value of their respective claims. Claims denominated in foreign currency shall be converted to Reais by the Real to Dollar Conversion Rate prevailing on the day before of the occurrence of the relevant Meeting Restrict to Eligible Creditors;

(iv)       except as otherwise provided for in this Plan, resolutions shall be passed by Eligible Creditors representing more than one-half (50% + 1) of the aggregate amount of Eligible Claims attending the Meeting Restricted to Eligible Creditors. To the extent that any Secured Creditor may be directly and adversely affected by any decision of the Meeting Restricted to Eligible Creditors related to the release of the relevant Secured Creditor’s security interest therein under Clause 4.2, the Secured Creditor will have a veto right over any decisions that directly and adversely affect its rights over the security interest as provided for in Article 50 of the Bankruptcy Law;

(v)       the Meetings of Creditors shall always occur in the City of São Paulo, State of São Paulo, in the Federative Republic of Brazil, at a location to be defined in due course by the OAS Group;

(vi)       call of Eligible Creditors shall be made by the OAS Group and/or by the Monitoring Agent, on its own initiative or at the request of Eligible Creditors representing at least twenty per cent (20%) of the Eligible Claims, by means of notice sent by e-mail to any of the attorneys in fact appointed by Eligible Creditors for this purpose pursuant to Clause 14.8 above. Without prejudice to the foregoing, the OAS Group will also publish on its website (www.oas.com) a notice of call of the Eligible Creditors for the Meeting Restricted to Eligible Creditors designating the date, time, place and agenda. In the event that the OAS Group, upon request of Eligible Creditors representing at least twenty per cent (20%) of the Eligible Claims, shall fail to call the Meeting Restricted to Eligible Creditors within up to five (5) Business Days from the relevant request, such Eligible Creditors shall be entitled to call the Meeting Restricted to

Eligible Creditors on their own initiative, and shall be reimbursed by the OAS Group for any costs incurred in; and

(vii)                  rules contained in the Bankruptcy Law to the convening and resolution in the Creditors’ Meetings shall apply, by analogy,  to the Meetings Restricted to the Eligible Creditors, to the extent not specifically covered by this clause.

9.4.           Eligibility. For the purposes of this Plan, Eligible Creditors authorized to decide upon and vote in the respective Meeting Restricted to Eligible Creditors are the following:

(i)       Group 1 Financial Creditors, in Meetings Restricted to Eligible Creditors set forth in Clauses 1.1.24, 1.1.27, 1.1.28, 1.1.44, 1.1.53, 1.1.134, 1.1.135, 1.1.137, 1.1.138, 1.1.155, 6.1(ii), 6.1(v), 6.1(viii), 0, 10.3.1, 11.2 and 14.2;

(ii)       Group 2 Financial Creditors, including the Bondholders, who will be eligible and entitled to individually vote its respective claims in every and each Meeting Restricted to Eligible Creditors that Financial Creditors Group 2 are entitled to participate and vote in Meetings Restricted to Eligible Creditors set forth in Clauses 1.1.16, 1.1.19, 1.1.21, 1.1.24, 1.1.26, 1.1.27, 1.1.28, 1.1.44, 1.1.45, 1.1.48, 1.1.49, 1.1.53, 1.1.131, 1.1.132, 1.1.133, 1.1.134, 1.1.135, 1.1.136, 1.1.137, 1.1.138, 1.1.155, 1.1.170, 3.1.3, 3.1.3.3, 3.1.4, 3.1.4.3, 3.1.6, 3.1.7, 3.1.8, 3.1.8.1, 3.1.11, 3.1.11.1, 4.4.2, 5.1, 5.1.1, 5.1.3, 5.1.4, 5.3, 6.1 (except 6.1(ix) and 6.1(x)), 6.2, 6.5.1, 6.6, 7.1.2, 7.2, 7.3.13, 7.3.15.3, 7.9, 8.1.3, 10.3, 10.3.1, 11.1.2(i), 11.1.2(ii), 11.2, 14.2, and 14.10;

(iii)       Secured Creditors, in Meetings Restricted to Eligible Creditors set forth in Clauses 1.1.21, 6.1(ii), 8.1.3, 0, 10.3.1 and 11.2;

(iv)       Group 3 Financial Creditors, if applicable;

(v)       Group 4 Financial Creditors,  if applicable;

(vi)       Suppliers of OAS, COAS and/or any of the Foreign Entities, if applicable;

10.           Corporate Governance - Compliance with Obligations

10.1.           Corporate Governance. In the conduction of its activities, management of the OAS Group shall observe the best corporate governance practices, in addition to all terms, conditions and limitations set forth in this Plan and in other instruments related to its restructuring and the Court-Supervised Reorganization.

10.2.           Reporting Requirements – Information to the Monitoring Agent. Once the Judicial Confirmation of the Plan occurs, the OAS Group shall start to publish in its website (www.oas.com) reports of its activities.  The OAS Group shall cooperate and grant to the Monitoring Agent, in an expedient and diligent manner, free access to all requested and necessary information for the preparation of the Monitoring Agent’s reports.

10.3.           Executive Management and Board of Directors. The OAS Board of Directors will be formed by five (5) members, which will be elected under the terms of the applicable laws and the documents related to the formation of said corporation, and also in accordance with the following mechanisms:

(i)       at least two (2) members shall be professionals in the market, shall be independent, and shall preferably be members of the board of directors of other Brazilian publicly held corporations, with recognized knowledge in the management of corporations that operate in the same or similar field as the Debtors (“Independent Directors”);

(ii)       the OAS Group should report to Eligible Creditors, through communication tool available on its website, one list of candidates for the Independent Directors’ positions, with at least five (5) nominations and their respective resume. The communication shall be available at least 15 (fifteen) Business Days prior to the scheduled date of the election of the independent members of the Board of Directors;

(iii)       the candidates to the positions of Independent Directors will only be eligible if there is no objection in writing delivered to OAS by Eligible Creditors representing the majority of their respective claims, within 1 (one) Business Day of the scheduled election day;

(iv)       in case of any objection or deadlock, the above mentioned process will be repeated as often as necessary, with gaps of up to 10 (ten) Business Days between each other, until it is produced a final list with sufficient numbers of candidates to the positions of Independent Directors, thus enabling their election;

(v)       the members of the Board of Directors shall only be empowered when all members have been chosen and elected in accordance with the above mechanism. During any vacancy of one or more positions of Independent Directors, the Executive Officers of the Debtos shall take the interim position(s) until a new Independent Director is ellected and empowered, subject to the mechanisms provided in this Plan;

(vi)       the Chairman of the Board of Directors shall be elected by the members of the Board, in a resolution approved by the simple majority;

(vii)       the mandates of the Board of Directors’ members will always correspond to 2 (two) years;

(viii)                  in the event of any changes to the Board of Directors’ composition resulting from any resignation, removal, poor performance, or another reason out of the control of the OAS Group and the Eligible Creditors, the procedures provided in this Plan to the election or substitution of the Independent Member shall apply; and

(ix)       after December 17, 2017, the new elections of the Independent Members of the Board of Directors shall be in accordance with the terms of this Plan.

10.3.1.
No later than March 31, 2016, if no Termination Events have occurred or have been waived, OAS undertakes to take all necessary actions to install the Board of Directors formed by 5 (five) members, of which 2 (two) are Independent Directors, selected among a list of candidates whose names are considered not objected by the Eligible Creditors, after the Approval of the Plan. The first mandate of the members of the Board of Directors, including Independent Directors, will terminate on December 31, 2017.

11.         Transition Period

11.1.      Transition Obligations: Through this Plan, the OAS Group undertakes that during the period between the Approval of the Plan and the Closing Date, it shall:

11.1.1.	Affirmative Covenants:

(i)       conduct the OAS Group’s business in accordance with best governance practices and in accordance with the ordinary course of business;

(ii)       follow all terms, conditions and limitations set forth in this Plan;

(iii)       enter into and perform all of its obligations under the Litigation Settlement;

(iv)       pay the fees of the applicable Indenture Trustee under all of the Bond Indentures and obtain a release of any charging liens such Indenture Trustee may have; and

11.1.2.	Negative Covenants:

(i)       the Invepar Purchase and Sale Agreement may not be modified, amended, or altered in any way and no rights, dates, or other terms or conditions may be waived, extended or modified without the prior written consent of the Group 2 Financial Creditors meeting at a Creditor Meeting restricted to Eligible Creditors pursuant to Clause 9;

(ii)       the OAS Group shall not:

a.	make any Restricted Payment;

b.
incur any indebtedness or grant any security other than the items in 1-5 below, provided that the aggregate amount of all indebtedness incurred as provided in items 1-5 below shall not exceed R$150,000,000 (and subject to the sublimits set forth therein):

1.           up to R$75,000,000 in indebtedness incurred to finance or lease any new equipment used in the ordinary course of business (except that any sale-leasebacks shall not be permitted debt);

2.           up to R$150,000,000 in indebtedness arising from agreements to secure insurance, surety bonds, banking guarantees, performance bonds or other similar guarantees securing obligations of OAS and its restricted subsidiaries;

3.           up to R$75,000,000 in indebtedness incurred under any working capital facility or lines of credit so long as the proceeds are used to pay accounts payable with suppliers or costs and expenses related to construction projects;

4.           up to R$75,000,000 in indebtedness incurred by OAS Empreendimentos (crédito imobiliário) without “aval”;

5.           indebtedness incurred by OAS Empreendimentos (crédito imobiliário) in the ordinary course of its business without “aval” (which may be secured by assets of the issuer of such indebtedness only).

6.           except as provided in the Plan, sell any assets or engage in any sale leaseback transaction or any affiliate transaction, or any merger or consolidation; and

c.         pay any success fees to financial advisors of the OAS Group in connection with the Judicial Reorganization greater than USD2.500.000 in the aggregate, and, for the avoidance of doubt, the OAS Group is authorized to make any such success fee payments.

11.1.3.
The OAS Group shall deposit all of the OASI Asset Proceeds and the Invepar Proceeds into the OASI Assets Escrow Account. Until the Closing Date, the OAS Group shall not be able to avail itself in any way of the proceeds deposited in the OASI Assets Escrow Account or create any type of lien, pledge or encumbrance on the OASI Assets Escrow Account or use the OASI Assets Escrow Account to guarantee any obligation.

11.2.       Waiver or Modification: Except for the Transition Obligation set forth in Clause 11.1.1(iii), the Eligible Creditors may waive or modify any of the Transition Obligations by resolution of the simple majority of Eligible Creditors present at the Meeting Restricted to Eligible Creditors convened for this purpose.

11.3.       On the Closing Date, the Notes Paying Agent shall distribute the cash contained in the OASI Assets Escrow to Group 2 Financial Creditors as provided herein.

12.           Effects of the Plan

12.1.       Binding Plan. The provisions of the Plan are binding upon the OAS Group, the Shareholders, as per the decision of the general meeting held for this purpose, and the Creditors, their respective assignees and successors, from the Judicial Confirmation of the Plan ahead. Therefore, the corporations of the OAS Group subscribe the present Plan, admitting and agreeing with all that is related to their respective legal realm.  Approval of the Plan by the Creditors’ Meeting and Judicial Confirmation of the Plan represents approval by the Reorganization Court and consent from and ratification by the OAS Group, the Shareholders and the Creditors of and to the entry into and performance of all acts under the Litigation Settlement by the OAS Group.

12.2.       Novation. Except as expressly provided herein, provided no Termination Event set forth in Clause 0 shall have occurred, the Approval of the Plan shall imply the novation of the Bankruptcy Claims, subject to the Judicial Confirmation of the Plan, which shall be settled in the manner provided for herein.  Upon such novation, all obligations, covenants, financial rations, events of acceleration, as well as any other obligations and guarantees inconsistent with the terms and conditions of this Plan shall cease to be applicable.

12.2.1.
In view of the novation resulting from the provisions of this Plan and of the assumption of debt provided for in Clause 4.6. above, OAS Arenas subscribes the present Plan for purposes of acknowledging the obligations assumed hereunder with respect to the SPE Gestão Financial Claims.

12.3.       Suspension and Dismissal of Court Actions. From the Judicial Confirmation of the Plan ahead, through and until the earliest to occur of the Closing Date, the occurrence of any Termination Event, and May 31, 2016, provided that such May 31, 2016 date will automatically be extended to such date that is forty-five (45) days after the date the the Invepar Purchase and Sale Agreement is terminated so long as such extended date shall not be after June 15, 2016, provided further that such June 15, 2016 date will automatically be extended to August 14, 2016 if the Purchaser exercises its right to extend the closing date under section 15.1(iii)(A) of the Invepar Purchase and Sale Agreement (the earliest to occur of such times, the (“Outside Date”), Creditors will forbear from pursuing or continuing to pursue in any jurisdiction any and all disputes, claims or causes of action, whether or not previously identified, whether known or unknown, including any derivative claims asserted on behalf of any of the Debtors, that the Creditors may have (whether individually or collectively) against the Debtors and will not be able to continue pursuing any of the following measures, in any jurisdiction, particularly those pending in the jurisdiction of the United States of America, Austria and the British Virgin Islands: (i) to

commence or continue with any and all court action or proceeding of any type, whether or not related to any Bankruptcy Claim; (ii) to enforce any judgment, court decision or arbitral award related to Bankruptcy Claims; (iii) to pledge any of the OAS Group’s property to satisfy their Bankruptcy Claims; (iv) create, perfect or enforce any security interest in OAS Group’s rights and property to secure the payment of their Bankruptcy Claims;  (v) claim any compensation against any Bankruptcy Claim owing to the OAS Group; (vi) seek satisfaction of its Claims by any other means, and (vii) challenge the OASI Merger, including by means of the pending litigation (Exhibit 1.1.106), provided that the OAS Group complies with its obligations set forth in the Litigation Settlement; provided further, that nothing herein shall limit or restrict the rights of the Settling Noteholders (as defined in the Litigation Settlement) to take any action they deem appropriate in connection with the Plan, including without limitation exercising any termination rights hereunder or filing litigation in any jurisdiction to enforce their rights under the Plan, the Litigation Settlement, or any contract, instrument or other agreement or document created or entered into in connection with the Plan or to enforce any rights, claims or causes of action in connection with, arising from or related to the breach by any party of the terms and conditions contained in the Litigation Settlement, the Plan or any contract, instrument or other agreement or document created or entered into in connection with the Plan to which such party is a party.  To the extent that (i)(a) any court refuses to stay and extend any applicable deadline or (b) any entity not a party to the Litigation Settlement or its lawyer takes action requiring a response from a party to the Litigation Settlement inconsistent with the Litigation Settlement, (ii) obtaining a stay, extension, postponement or adjournment of any deadline is not permitted by applicable law, (iii) failure to take legal action will result in the running of a statute of limitations or bar date or the expiration or dismissal of an application or order or judgment or (iv) legal action is otherwise necessary to preserve legal rights, each Settling Noteholder may take such legal action, including, without limitation, serving process, making court appearances, filing any written evidences, expert testimony, motions for reconsideration, written conclusions, appeal briefs and other appellate notices and documents in order to timely preserve its legal rights, perfect appeals and/or preserve appellate rights; provided that in such circumstances, none of the Settling Noteholders shall take any actions beyond those necessary to preserve legal rights.

12.3.1.
If any of the Termination Events set forth in Clause 13 occurs, without the OAS Group having obtained the necessary waivers set forth in Clause 13.1.1, the Creditors will be revested with all of the Claims and rights that existed prior to the approval of the Plan as if the Plan had not been approved and shall have all of their claims reinstated against the OAS Group and will be assured a right to file and/or pursue any claim, whether or not before court, against any of the companies of the OAS

Group and/or its Shareholders, as well as to pursue the foreclosure of any and all asset pledged to it by the OAS Group and/or a third party as collateral to obligations subordinated or not to this Plan.

12.3.2.
Within five (5) business days after the Closing Date, provided no Termination Event set forth in Clause 0 shall have occurred, all court actions and enforcement suits then pending against the OAS Group filed by Bankruptcy Creditors, in any jurisdictions, will be dismissed, and any existing attachments and restrictions shall be released, other than the court actions and enforcement suits, existing attachments and restrictions that are addressed in the Litigation Settlement which shall be dismissed and released only as provided under the terms and subject to the conditions set forth in the Litigation Settlement.  Within five (5) business days after the Closing Date, provided no Termination Event set forth in Clause 0 shall have occurred, the lawsuits and proceedings filed outside of Brazil against a member or members of the OAS Group, which are not affected by this Plan, as listed in Exhibit 11.3.2, shall be dismissed, pursuant to the terms of the Litigation Settlement.  Notwithstanding anything to the contrary contained in the Plan, nothing contained in the Plan or the Judicial Confirmation of the Plan shall affect the attachments addressed in the Litigation Settlement.

12.4.             Restatement of Rights. If any of the Termination Events set forth in Clause 13 occurs and Eligible Creditors have not provided the necessary waivers pursuant to Clause 13.2, or the Court-Supervised Reorganization is converted into bankruptcy liquidation within the term provided for in article 61 of the Bankruptcy Law, Creditors shall have their rights and guaranties restated to the originally agreed condition, and the Creditors will be revested with all of the Claims and rights that existed prior to the approval of the Plan as if the Plan had not been approved and shall have all of their claims reinstated against the OAS Group and will be assured a right to file and/or pursue any claim, whether or not before court, against any of the companies of the OAS Group and/or its Shareholders.

12.5.             Releases. Except for the occurrence of events that will cause the termination of the Plan, pursuant to Clause 13.1, payments provided for in Clause 4th of this Plan shall entail a full, irrevocable and unconditional release of all Bankruptcy Claims of any type and nature against the OAS Group, whether for principal obligation, or personal guarantees granted, including with respect to interests, adjustment for inflation, penalties, fines and compensations.

12.6.             Exemption of Liability and Waiver.

12.6.1.
Exemption of Liability and Waiver of Released Parties. Exemption of Liability and Waiver of Released Parties. On account of the Approval of the Plan, on and after and only effective upon the Closing Date, and subject to a Termination Event as provided in Clause 13.1 hereof not having occurred, each of the OAS Group and their successors and the Bankruptcy Creditors expressly release the Released Parties from any and all liability for acts performed and obligations assumed within the scope of the Court-Supervised Reorganization, the Debenture Indenture and the documents related thereto, granting to the Released Parties full, broad, general, irrevocable and irreversible release in respect of any and all material and moral rights and claims howsoever arising out of any such acts at any title, except for (i) actions and omissions made with the intention to deceit or with gross negligence; and (ii) obligations under the Plan and any agreements and instruments entered into pursuant to the Plan. Approval of the Plan equally represents express and irrevocable waiver by each of the OAS Group and their successors and the Bankruptcy Creditors, on and after and only effective upon the Closing Date, and subject to a Termination Event as provided in Clause 13.1 hereof not having occurred, of any and all claim, action or right to sue, prosecute or claim, in or out of court, at any title and with no reservation or disclaimer whatsoever, compensation for damages and/or any other actions or measures against Released Parties in connection with acts performed and obligations assumed by Released Parties within the scope of the Court-Supervised Reorganization, except for (i) actions and omissions made with the intention to deceit or with gross negligence; and (ii) obligations under or relating to the Plan, the Litigation Settlement, and all agreements and instruments entered into pursuant to or related to the Plan.

12.6.2.
Exemption of Liability and Waiver of IPU Purchasers.  On account of the Approval of the Plan, on and after and only effective upon the Closing Date, each of the OAS Group and their successors and the Bankruptcy Creditors expressly release (a) Brookfield and its controlled entities, subsidiaries and affiliates, and other companies belonging to the same corporate and economic group, their officers, directors, minority shareholders, partners, employees and counsel and successors (collectively, the “Brookfield Releasees”), only to the extent Brookfield or its controlled entities are the purchaser of the Invepar Shares after the Judicial Sale of the Invepar Shares and (b) the purchasers of the IPU subject to this Plan (including, without limitation, the Invepar IPU) (the “Purchasers”) from any and all liability for acts performed and obligations solely related to the Court-Supervised Reorganization, granting to the Brookfield Releases and the Purchasers full, broad, general, irrevocable and irreversible release in respect of any and all material and moral rights and claims solely related to the Court-Supervised Reorganization howsoever arising out of any such acts at any time prior to the Closing Date, except for (i) actions and omissions made with the intention to deceit or with gross negligence; (ii) obligations under the Invepar Purchase and Sale Agreement and, in each case, the documents related thereto, (iii) obligations under the Plan and all agreements and instruments entered into pursuant to the Plan, and (iv) the agreements with the Purchasers and, in each case, the documents related thereto.

12.7.         Delivery of Documents and Other Actions. The OAS Group and the Shareholders, irrevocably and unconditionally, by virtue of this Plan, agree to perform all acts and execute all agreements and other documents required or advisable, in form and substance, for compliance with and implementation of this Plan and related obligations.

12.8.         Modification of the Plan. Except for anything that would affect the Litigation Settlement, any addendum, amendment or modification of this Plan may be proposed at any time after the Judicial Confirmation of the Plan, provided that such addendum, amendment or modification is submitted to voting at the Creditors’ Meeting, approved by the OAS Group and be subject to the presence of the quorum required by articles 45 and 58, caput and §1st, of the Bankruptcy Law.

12.9.         Binding Effect of any Modification of this Plan. Any addendum, amendment or modification of this Plan shall be binding upon the OAS Group and its Bankruptcy Creditors, and their respective successors and assignees, as from approval by the Creditors’ Meeting ahead, in the form of articles 45 and 58 of the Bankruptcy Law.

13.            Termination Events.

13.1.         Termination Events. The following are termination events to the Plan, the occurrence of which shall result in the automatic cancellation of the Plan and its provisions, thereby maintaining and / or reconstituting the rights and guaranties of the Creditors in the originally contracted conditions as if the Plan had not been approved, in accordance with this Clause and Clause 13.4 of this Plan:

(i)       absence of perfection of the OASI Assets Collateral or of the Senior Notes Collateral by the Closing Date, in accordance with the terms of Clause 3;

(ii)       absence of execution of the Senior Notes Collateral Sharing Agreements by the Closing Date;

(iii)       the non-execution of any instruments provided in Clause 4.4;

(iv)       verification, up until full payment of the Senior Notes in USD, of any misrepresentation of inaccuracy in any of the representations or warranties made by the Debtors and/or their direct or indirect Shareholders, including but limited to the Shareholders in this Plan or in its Exhibits;

(v)       non-compliance by the Debtors and/or any of its direct and indirect Shareholders, of any obligation agreed upon in this Plan or the practice of any act or measure inconsistent with the provisions hereof;

(vi)      non-verification by Eligible Creditors of the Conditions Precedent to the Delivery of the Notes and the General Conditions for the Issuance and Allocation of the Notes by May 31, 2016, provided that such May 31, 2016 date will automatically be extended to such date that is forty-five (45) days after the date the Invepar Purchase and Sale Agreement is terminated provided that such extended date shall not be after June 15, 2016, provided further that such June 15, 2016 date will automatically be extended to August 14, 2016 if the Purchaser exercises its right to extend the closing date under section 15.1(iii)(A) of the Invepar Purchase and Sale Agreement;

(vii)     non-occurrence of the Invepar Closing by May 31, 2016, provided that such May 31, 2016 date will automatically be extended to such date that is forty-five (45) days after the date the Invepar Purchase and Sale Agreement is terminated provided that such extended date shall not be after June 15, 2016, provided further that such June 15, 2016 date will automatically be extended to August 14, 2016 if the Purchaser exercises its right to extend the closing date under section 15.1(iii)(A) of the Invepar Purchase and Sale Agreement;

(viii)     non-occurrence of the Closing Date no later than four (4) Business Days after the date of the Invepar Closing;

(ix)       the non-issuance of the Notes and Subscription Warrants by the Closing Date, as provided in Clauses 3 and 4, and if the SPV is the purchaser of the Invepar Shares after the Judicial Sale of the Invepar IPU, the interests in the SPV shall not have been issued as provided in this Plan;

(x)       the default in any provision of this Plan until the termination of the Judicial Reorganization;

(xi)       non-payment of any of the Notes or any payments of cash required under this Plan;

(xii)      Except if the SPV is the purchaser of the Invepar Shares after the Judicial Sale of the Invepar IPU pursuant to the SPV Winner Order, sale of Invepar Shares that would result in less than R$1,350,000,000.00 in cash, or the Invepar Proceeds being less than R$639,000,000.00;

(xiii)     in the event that any term or provision of the Plan is held invalid, null or ineffective by the Reorganization Court;

(xiv)     the occurrence or failure to occur, as the case may be, of any of the acts in Clause 7.3.15.5 or any of the the Reorganization Court fail to (a) approve the SPV Automatic Bid or declares the SPV Automatic Bid as the winning bidder as provided under this Plan, or (b) confirm and declare that the sale of the UPI Invepar and respective Invepar Shares, including the transfer of the UPI Invepar and Invepar Shares to the SPV, is free and clear of all obligations and liabilities of the OAS Group, pursuant to article 60 and 142 of the Bankruptcy Code; or

(xv)      The non-performance when due, by the OAS Group, of any obligation provided in the Litigation Settlement or the termination of the Litigation Settlement; provided, however, it shall not constitute a Termination Event under this Clause 13.1(xv) if the Litigation Settlement terminates solely pursuant to section 2.3(d) thereof.

13.2.      Waiver of the Termination Events. The Creditors’ Meeting may approve the total or partial waiver or modification of each of the termination event(s) set forth in Clause 13.1, other than Clause 13.1(xv). Clause 13.1(xv) may not be waived.

13.3.      Resolution Quorum. The quorum for approval of the waiver or modification of the condition(s) subsequent(s), once verified any of the events set forth in Clause 13.1(i) to (xiv), shall be the simple majority of Claims attending the Creditors’ Meeting called for such purpose.

13.4.      Termination of the Plan. In the event the Plan is terminated, the Creditors’ Meeting shall be entitled to resolve (i) on the approval of modifications or amendments to the Plan, other than the Termination Event set forth in Clause 13.1(xv) which cannot be waived, subject to the Reorganization Plan approval quorum set forth in articles 45 and 58, paragraph 1st of the Bankruptcy Law, as provided in Clause 9 or (ii) the declaration of the bankruptcy liquidation by the Reorganization Court. Upon the occurrence of a termination event set forth in Clause 13.1(xv), a declaration of bankruptcy liquidation shall automatically be declared.

13.4.1.
The Bonds will retain all rights and guaranties until their replacement for the OASI Senior Notes, the OAS Senior Notes in USD, and the OASI and/or COAS Refinancing Notes (Group 2 Financial Claims), as appropriate, in the exact terms of this Plan, and from such date on the Bonds will be considered terminated for all purposes. As of the Approval of the Plan, the Bonds will have its enforceability suspended and the Bondholders will not be able to enforce any of its rights and collaterals with regards to the Bonds, until (i) their replacement by the payment instruments referred herein, according to the terms of this Plan, as provided in Clause 4; or (ii) until the termination of the Plan, pursuant to Clause 13.1. Once the Plan is terminated, pursuant to Clause 13.1, the Bonds will retain and will restart all its rights and collaterals, and will become fully enforceable.

13.4.2.
Notwithstanding any termination under Clause 13.1, to the extent the SPV is not the purchaser of the Invepar Shares after the Judicial Sale of the Invepar IPU, the sale of the Invepar Shares pursuant to the terms and conditions set forth in this Plan shall continue to be valid, ratified, binding, and in full force and effect under applicable law including, without limitation, under Section 61 of the Bankruptcy Law.

13.5.        Notwithstanding any termination under Clause 13.1, the obligations undertaken with respect to OASE, OAS Imóveis and SPE Gestão herein shall continue to be valid, ratified, binding, and in full force and effect under applicable law including, without limitation, under Section 61 of the Bankruptcy Law.

14.          Miscellaneous Provisions.

14.1.       Maintenance of the Motion’s Right and Right to be Heard and Vote in the Creditors' Meeting. For purposes of this Plan, and while the Judicial Reorganization is pending, the Bankruptcy Creditors, including those that may exchange its Credits for OASI Senior Notes, OAS Senior Notes in USD, OAS Senior Notes in Reais, and OAS and/or COAS Refinancing Notes (Group 2 Financial Claims), will maintain the value and amount of their Credits for the purpose of preserving their motions’ right and rights to be heard and vote in any and all Creditors’ Meeting after the Judicial Confirmation of the Plan, regardless of the substitution of the Credits for the OASI Senior Notes, OAS Senior Notes in USD, OAS Senior Notes in Reais, and OAS and/or COAS Refinancing Notes (Group 2 Financial Claims) and their respective release.

14.2.       Final Documents. All agreements, payment instruments and other documents the execution of which is provided for in this Plan shall be acceptable to the OAS Group and the Creditors have their final version approved by Eligible Creditors in a Meeting Restricted to Eligible Creditors for subsequent execution.

14.2.1.	Bonds | Notes. The issuance of the Bonds | Notes provided for in this Plan shall comply with the following requirements:

(i)       only whole quantities of Notes shall be delivered;

(ii)       the Notes and their relevant indentures shall have the usual acceleration covenants and clauses for transactions of the same kind, consistent with the provisions of this Plan and what is already provided for in the Bond Indentures, if applicable, and

(iii)       all costs and taxes associated with the issuance, subscription for and payment of the Notes shall be borne by the OAS Group, which is hereby authorized to engage, in market conditions, legal advisors in Brazil and abroad to draft documents and implement the necessary acts to such end, for the benefit of OAS and the Eligible Creditors.

14.3.      Existing Agreements and Conflicts. In the event of conflict between the provisions of this Plan and the obligations provided for in the agreements executed with any Claimers prior to the Date of Filing, this Plan shall prevail.

14.4.      Branches and Subsidiaries of COAS abroad. The assets of the foreign branches and subsidiaries of COAS and OAS Engenharia are unaffected by the Court-Supervised Reorganization, so that such foreign branches and subsidiaries of COAS may freely dispose of its assets and fulfill its obligations under the terms to which they agreed, even though such assets and obligations have been recorded by COAS (headquarters).

14.5.      Exhibits. All Exhibits to this Plan are incorporated herein and constitute an integral part of the Plan. In the event of any discrepancy between this Plan and any of its Exhibits, the Plan shall prevail.

14.6.      Closing of the Court-Supervised Reorganization. The Court-Supervised Reorganization shall be closed upon verification of compliance with all obligations provided for in the Plan due within up to two (2) years after the Judicial Confirmation of the Plan.

14.7.       Form of Payment. Where applicable, amounts due and payable to Creditors under this Plan shall be paid through direct transfer of funds to the bank account of the relevant Creditor, by means of a credit order document (“DOC”) or available electronic transfer (“TED”) (except for Creditors residing and domiciled abroad). The OAS Group may engage a Paying Agent to effect such payments to Creditors. Evidence of bank clearance of the amount credited in favor of each Creditor shall serve as evidence of settlement of the relevant payment.

14.7.1.
Creditors shall inform their respective bank accounts for such purpose by means of written notice addressed to the OAS Group, with a copy to the Judicial Administrator pursuant to the provisions of Clause 14.8, including if the Claim is assigned to third parties. In the event that Creditor fails to timely send such information to enable the OAS Group to effect the relevant payment by the deadline provided for in this Plan, the OAS Group may, at its exclusive discretion, effect any payment owing to such Creditor by means of court deposit. In any event, there shall be no incidence of interests, fines, late payment charges or default under this Plan if the payments shall not have been made on account of the Creditors having failed to timely inform their bank accounts for such purpose.

14.8.       Notices. All notices, orders, requests and other communications to the OAS Group required or permitted under this Plan, so as to be effective, should be in writing and shall be deemed as made or given when sent (i) by registered mail, with notice of receipt requested, or by courier, or (ii) by e-mail, when actually delivered, being the read receipt as valid evidence of delivery of the message, with the OAS Group being obligated to read its messages periodically. All communications shall be sent to the following addresses, except where any change thereto shall have been duly notified to Creditors:

TO OAS
Address: Av. Angélica, no 2.330/2.346/2.364, 9º andar, sala 904
Consolação, CEP 01228-200
A/C: Departamento Jurídico
E-mail: ri.oassa@oas.com

TO COAS
Address: Av. Angélica, no 2.330/2.346/2.364, 7º andar, sala 720
Consolação, CEP 01228-200
A/C: Departamento Jurídico
E-mail:  ri.construtoraoassa@oas.com

TO OASI
Address: Av. Angélica, no 2.330/2.346/2.364, 10º andar, sala 101
Consolação, CEP 01228-200
A/C: Departamento Jurídico
E-mail:  ri.oasinvestimentossa@oas.com

TO OAS Infra
Address: Av. Angélica, no 2.330/2.346/2.364, 9º andar, sala 908
Consolação, CEP 01228-200
A/C: Departamento Jurídico
E-mail: ri.oasinfraestruturasa@oas.com

TO OASE
Address: Av. Angélica, no 2.220, 7º andar, parte
Consolação, CEP 01228-200
A/C: Departamento Jurídico
E-mail:  ri.oasempreendimentossa@oasempreendimentos.com

TO OAS Imóveis
Address: Av. Angélica, no 2.220, 7º andar, parte

Consolação, CEP 01228-200
A/C: Departamento Jurídico
E-mail:  ri.oasimoveissa@oasempreendimentos.com

TO SPE Gestão
Address: Av. Angélica, no 2. 220, 4º andar, sala 43
Consolação, CEP 01228-200
A/C: Departamento Jurídico
E-mail: ri.spegestaosa@oas.com

TO OAS Limited
Address: Av. Angélica, no 2.330/2.346/2.364, 9º andar, sala 904
Consolação, CEP 01228-200
A/C: Departamento Jurídico
E-mail: ri.oasinvestmentsltd@oas.com

TO OAS GmbH
Address: Av. Angélica, no 2.330/2.346/2.364, 9º andar, sala 904
Consolação, CEP 01228-200
A/C: Departamento Jurídico
E-mail:  ri.oasinvestmentsgmbh@oas.com

To OAS Finance
Address: Av. Angélica, no 2.330/2.346/2.364, 9º andar, sala 904
Consolação, CEP 01228-200
A/C: Departamento Jurídico
E-mail:  ri.oasfinanceltd@oas.com

To the Judicial Administrator (or its Replacement)
Address: Rua Surubim, 577, 9º andar, cjto. 92
Brooklin Novo, CEP 04571-050
A/C: Mr. Eduardo Seixas (ou seu Substituto)
E-mail: aj_oas@alvarezandmarsal.com

14.9.         Non-Severability of the Provisions of the Plan. All provisions and terms in the Plan are non-severable and mutually dependent. In the event that any term or provision of the Plan is held invalid, null or ineffective by the Reorganization Court, such holding shall constitute a Termination Event under Clause 13.1(xiii).

14.10.         Powers of the OAS Group to implement the Plan. After the occurrence of the Judicial Confirmation of the Plan, and subject to the prior approval of the Eligible Creditors of the form and substance of any particular measures, the OAS Group is hereby authorized to adopt all necessary measures to (i) submit Approval of the Plan to the insolvency proceeding currently pending at the Bankruptcy Court of the Southern District of New York (Chapter 15), for purposes of conferring effectiveness to the Plan in US territory, binding Creditors domiciled and located therein as well as (ii) institute and/or pursue other judicial, out-of-court or administrative proceedings, either insolvency proceedings or of any other nature, or any other judicial, out-of-court or administrative processes with any governmental authorities with competent jurisdiction, in jurisdictions other than Brazil, including in the U.S. jurisdiction, as required for purposes of implementation of this Plan including, but not limited to, insolvency proceedings or proceedings or processes necessary or expedient to the implementation of the transactions contemplated under this Plan, particularly the laws of the United States, British Virgin Islands and Austria; provided however that no ancillary proceedings or processes instituted abroad may modify any of the terms and conditions of this Plan.

14.11.         Costs and Taxes. All financial obligations under this Plan and all payments to be made by the OAS Group under this Plan (including, without limitation, those arising out of the (i) issuance of the OASI Senior Notes, the OAS Senior Notes in USD, the OAS Senior Notes in Reais, the OAS and/or COAS Refinancing Notes (Group 2 Financial Claims), the OASI Assets Proceeds Notes, as well as from the delivery of such notes; (ii) distribution of cash and Cash Surplus; and (iii) delivery, assignment, sale or transfer of any of the Credit BID Claims and/or the SPV Debentures 476 to any entity of the OAS Group, in Brazil or offshore, for the payment of the Minimum Invepar Purchase Price by the SPV in accordance with Clause 5 of this Plan or otherwise, shall be distributed and paid free and clear of, and without deduction or withholding for or on account of, any present or future taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature, imposed by Brazil or by any department, agency or other political subdivision or taxing authority thereof, and all interest, penalties or similar liabilities with respect thereto (collectively, “Other Taxes”).  If any Other Taxes are required by law to be paid, deducted or withheld in connection with such financial obligations or payments to implement any of the transactions established in this Plan, including the SPV Automatic Bid, such Other Taxes will be paid and settled by the OAS Group, and the OAS Group will furnish to the relevant creditor official acknowledgment of the relevant tax authority evidencing any payment of any Other Taxes in respect of which the Company has paid pursuant to this paragraph.

14.12.       Governing Law. All rights, duties and obligations arising out of this Plan shall be governed by, and interpreted and executed in accordance with, the prevailing laws of the Federative Republic of Brazil.

14.13.       Choice of Venue. Any and all controversies or disputes arising out of or related with this Plan shall be settled (i) until the closing of the Court-Supervised Reorganization, by the Reorganization Court, and (ii) after the closing of the Court-Supervised Reorganization, by the courts of the Central Courthouse of the Judicial District of São Paulo, State of São Paulo, expect as otherwise expressly provided for in new instruments to be entered into by the OAS Group for purposes of implementation of this Plan.

This Plan is executed by duly constituted legal representatives of the OAS Group. The economic-financial Reports and the appraisal reports of assets and properties (Exhibit 1.1.111) prepared and subscribed by expert companies were submitted to the Reorganization Court in the manner provided for in the Bankruptcy Law on June 19, 2015 and are submitted again on the date hereof, and constitute an integral part of this Plan.

Sao Paulo, December 17, 2015

[Signature pages of OAS Group Plan follow]

[Debtors’ first signature page of OAS Group Plan]

_________________________________________________________
OAS S.A. – Em Recuperação Judicial

_________________________________________________________
CONSTRUTORA OAS S.A. – Em Recuperação Judicial

_________________________________________________________
OAS Investimentos S.A. – Em Recuperação Judicial

_________________________________________________________
OAS Infraestrutura S.A. – Em Recuperação Judicial

_________________________________________________________
OAS Empreendimentos S.A. – Em Recuperação Judicial

_________________________________________________________
OAS IMÓVEIS S.A. – Em Recuperação Judicial

_________________________________________________________
SPE GESTÃO E EXPLORAÇÃO DE ARENAS MULTIUSO S.A. – Em Recuperação Judicial

[Debtors’ second signature page of OAS Group Plan]

_________________________________________________________
OAS INVESTMENTS GMBH

_________________________________________________________
OAS INVESTMENTS LIMITED

_________________________________________________________
OAS FINANCE LIMITED

[Shareholders’ and OAS Arenas S.A.’s signature page of the OAS Group Plan]

_________________________________________________________
OAS ARENAS S.A.

_________________________________________________________
CMP PARTICIPAÇÕES LTDA.

_________________________________________________________
LP PARTICIPAÇÕES E ENGENHARIA LTDA.

LIST OF EXHIBITS TO THE OAS GROUP PLAN

Exhibit 1.1.2	Confidentiality Agreement
Exhibit 1.1.26	Timely Payment Bonus
Exhibit 1.1.27	Subscription Warrants
Exhibit 1.1.37	Invepar Purchase and Sale Agreement
Exhibit 1.1.43(a)	OAS and/or COAS Suppliers’ Claims
Exhibit 1.1.43(b)	OASE’s Suppliers’ Claims
Exhibit 1.1.47	Group 1 Financial Claims
Exhibit 1.1.48	Group 2 Financial Claims
Exhibit 1.1.49	Group 3 Financial Claims
Exhibit 1.1.50	Group 4 Financial Claims
Exhibit 1.1.53(a)	OAS and/or COAS ME/EPP Claims
Exhibit 1.1.53(b)	OASE ME/EPP Claims
Exhibit 1.1.78	Bondholders Decision
Exhibit 1.1.87	Invepar Notice
Exhibit 1.1.103	Real Estate Properties
Exhibit 1.1.106	Court Actions involving the OASI Incorporation
Exhibit 1.1.111	Reports
Exhibit 1.1.113	List of Creditors of the Judicial Administrator
Exhibit 1.1.121	OAS Senior Notes in Reais
Exhibit 1.1.122	OAS Senior Notes in US Dollars
Exhibit 1.1.123	OASI Senior Notes
Exhibit 1.1.124	OASI Assets Proceeds Notes
Exhibit 1.1.125	OAS and/or COAS Refinancing Notes (Group 1)
Exhibit 1.1.126	OAS and/or COAS Refinancing Notes (Group 2)
Exhibit 1.1.127	Cash Option Notice of Exercise
Exhibit 1.1.140	13-week Budget
Exhibit 1.1.141	Group 2 Demand Allocation
Exhibit 1.1.147	Brookfield Proposal for the Invepar Purchase and Sale Agreement
Exhibit 1.1.159	Adjusted Cash Balance – Projects
Exhibit 4.3.3	Terms and conditions of new performance bond policies
Exhibit 6.1.2.1	Sale and Purchase Agreement of Samar
Exhibit 11.3.2	List of Actions in foreign jurisdictions